PROSPECTUS

InSight Health Services Corp.

OFFER TO EXCHANGE

$25,000,000 9 7/8% SENIOR SUBORDINATED NOTES DUE 2011
FOR $25,000,000 9 7/8% SENIOR SUBORDINATED NOTES DUE 2011,
THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

      We are offering to exchange all of our $25,000,000 in outstanding 9 7/8% senior subordinated notes due 2011 issued on March 8, 2004, which we refer to as the initial notes, for $25,000,000 in registered 9 7/8% senior subordinated notes due 2011, which we refer to as the exchange notes. The initial notes and the exchange notes are collectively referred to as the notes. The terms of the exchange notes are identical to the terms of the initial notes except that the exchange notes are registered under the Securities Act of 1933, as amended, or Securities Act, and therefore are freely transferable, subject to certain conditions. The exchange notes evidence the same indebtedness as the initial notes. The exchange notes are an additional issuance of our 9 7/8% senior subordinated notes due 2011 and will be treated as a single class with the initial notes and the $225 million principal amount of such notes originally issued on October 30, 2001 and later exchanged for identical notes registered under the Securities Act.

      You should consider the following:

•	Our offer to exchange initial notes for exchange notes expires at 5:00 p.m., New York City time, on January 31, 2005, unless we extend the offer.

•	If you fail to tender your initial notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

•	You may withdraw your tender of initial notes at any time prior to the expiration of the exchange offer.

•	No public market currently exists for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or for inclusion of the exchange notes in any automated quotation system.

•	The exchange offer is subject to customary conditions, including that it does not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or SEC.

•	We will not receive any proceeds from the exchange offer.

•	If the holder of the notes is a broker-dealer that will receive exchange notes for its own account in exchange for initial notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver this prospectus, as it may be amended or supplemented, in connection with any resale of such exchange notes.

       Please refer to “Risk Factors” beginning on page 11 of this prospectus for a description of the risks you should consider before participating in the exchange offer.

      Neither the Securities and Exchange Commission nor any other securities commission or similar authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.

The date of this prospectus is December 30, 2004.

i

MARKET, RANKING AND OTHER DATA

      The data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on independent industry publications, reports of government agencies or other published industry sources and our estimates based on our management’s knowledge and experience in the markets in which we operate. Our estimates have been based on information obtained from our customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the date for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the date gathering process and other limitations and uncertainties inherent in a survey of market size. As a result, you should be aware that market, ranking and other similar data included in this prospectus, and estimates and beliefs based on that data, may not be reliable.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements which reflect our current views with respect to future events and financial performance. You should not rely on forward-looking statements in this prospectus. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue” and similar expressions to identify these forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but we can give no assurance that our expectations, beliefs and projections will be realized. Accordingly, there are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including the factors identified in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the following:

•	limitations and delays in reimbursement by third-party payors;

•	contract renewals and financial stability of customers;

•	conditions within the healthcare environment;

•	adverse utilization trends for certain diagnostic imaging procedures;

•	our ability to successfully integrate acquisitions;

•	market competition;

•	the potential for rapid and significant changes in technology and their effect on our operations;

•	operating, legal, governmental and regulatory risks; and

•	economic, political and competitive forces affecting our business.

      If any of these risks or uncertainties materialize, or if any of our underlying assumptions is incorrect, our actual results may differ significantly from the results that we express in or imply by any of our forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statements, whether a change results from new information, future events or otherwise.

PROSPECTUS SUMMARY

      In this prospectus, the terms “InSight Holdings” refer to InSight Health Services Holdings Corp., a Delaware corporation, “InSight” refer to InSight Health Services Corp., a Delaware corporation and wholly owned subsidiary of InSight Holdings, and “the Company,” “our company,” “we,” “us” and our refer to InSight Holdings and its consolidated subsidiaries, including, InSight, unless stated or the context otherwise requires.

      This summary may not contain all the information that may be important to you. You should read this entire prospectus, including the financial data and related notes, the information described under the heading “Risk Factors” and the documents referred to under the heading “Where You Can Find More Information” prior to deciding whether to participate in the exchange offer. The section of this prospectus entitled “Description of Notes” contains more detailed information regarding the terms of the exchange notes.

General

      On March 8, 2004, we issued an aggregate principal amount of $25 million of 9 7/8% senior subordinated notes due 2011 in an offering exempt from registration under the Securities Act. We refer to the notes issued in March 2004 as the “initial notes.” The term “exchange notes” refers to the 9 7/8% senior subordinated notes due 2011 newly offered under this prospectus. The term “notes” refers to both the initial notes and exchange notes. The initial notes were an additional issuance of our 9 7/8% senior subordinated notes due 2011 originally issued on October 30, 2001 and later exchanged for notes registered under the Securities Act. The initial notes and exchange notes will be treated as a single class with the $225 million principal amount of such originally issued notes.

      In connection with the private offering of the initial notes, we entered into a registration rights agreement. Under the registration rights agreement, we are obligated, among other things, to deliver to you this prospectus and complete the exchange offer. This exchange offer allows you to exchange your initial notes for newly registered exchange notes with substantially similar terms. If the exchange offer is not completed as contemplated in the registration rights agreement, we will be required to pay liquidated damages to holders of the initial notes, and to holders of the exchange notes under limited circumstances. You should read the registration rights agreement in its entirety for more information. You should refer to the section in this prospectus entitled “Where You Can Find More Information” for information on how to obtain a copy of the registration rights agreement.

Our Business

Overview

      We are a provider of diagnostic imaging services. We provide our services through an integrated network of fixed-site centers and mobile facilities focused in targeted regions throughout the United States. We operate in 37 states with a substantial presence in California, Arizona, New England, the Carolinas, Florida, and the Mid-Atlantic states. As of September 30, 2004, our integrated network consisted of 120 fixed-site centers and 115 mobile facilities. This combination of fixed-site centers and mobile facilities allows us to provide a full continuum of imaging services to better meet the needs of our customers, including healthcare providers, such as hospitals and physicians, and payors such as managed care organizations, Medicare, Medicaid and insurance companies.

      Our services include magnetic resonance imaging, or MRI, positron emission tomography, or PET, computed tomography, or CT, and other technologies. These services are non-invasive techniques that generate representations of internal anatomy on film or digital media which are used by physicians for the diagnosis and assessment of diseases and disorders. We enter into agreements with radiologists to provide professional services, which include supervision and interpretation of radiological procedures and quality assurance. We do not engage in the practice of medicine.

      Our fixed-site centers provide a full spectrum of diagnostic imaging services to patients, physicians, insurance payors and managed care organizations. Our fixed-site centers include freestanding centers and joint ventures with hospitals and radiology groups. Physicians refer patients to our fixed-site centers based on our service reputation, state-of-the-art equipment, breadth of managed care contracts and convenient locations.

      Our mobile facilities provide hospitals and physician groups access to imaging technologies when they lack either the resources or patient volume to provide their own full-time imaging services or require incremental capacity.

Business Development

      Our objective is to be the leading provider of outsourced diagnostic imaging services in our existing regional markets. We plan to further develop and expand our regional markets by continuing to emphasize quality of care, produce cost-effective diagnostic information and provide superior service and convenience to our customers. Our strategy is focused on three components:

•	maximizing utilization of our existing facilities;

•	developing new centers and mobile facilities; and

•	pursuing selective acquisitions.

Recent Acquisitions

      Comprehensive Medical Imaging. On April 1, 2004, we acquired the stock of Comprehensive Medical Imaging, Inc., or CMI, a subsidiary of Cardinal Health, Inc., from Cardinal Health, Inc. which owned and operated 21 fixed-site centers located in California, Arizona, Texas, Kansas, Pennsylvania and Virginia. The aggregate purchase price for these centers was approximately $49.0 million. We refer to this acquisition as the CMI acquisition.

      CDL Medical Technologies. On August 1, 2003, we acquired 22 mobile facilities primarily operating in the Mid-Atlantic states from CDL Medical Technologies, Inc. The aggregate purchase price for these facilities was approximately $49.9 million. We refer to this acquisition as the CDL acquisition.

      CMI-LA. On April 2, 2003, we acquired 13 fixed-site centers located in Southern California from CMI. The aggregate purchase price for these centers was approximately $46.5 million. We refer to this acquisition as the Central Valley acquisition.

      These acquisitions significantly expanded our presence in the Los Angeles, Phoenix and Northern California markets and the Mid-Atlantic states. The aggregate cost of these acquisitions totaled $145.4 million, none of which was assumed debt. We funded the consideration through (1) borrowings under our credit facility and (2) proceeds from the sale of the initial notes.

Our Corporate Information

      Our principal executive office is located at 26250 Enterprise Court, Suite 100, Lake Forest, California 92630, and our telephone number is (949) 282-6000. Our internet address is www.insighthealth.com. www.insighthealth.com is a textual reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated in this prospectus by reference.

Summary of The Exchange Offer

The Initial Offering of Initial Notes	We funded a portion of the consideration for the CMI acquisition by issuing the initial notes on March 8, 2004 to Banc of America Securities LLC, which is referred to in this prospectus as the “initial purchaser.” The initial purchaser subsequently resold the initial notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The initial notes are an additional issuance of our 9 7/8% senior subordinated notes due 2011 and will be treated as a single class with the $225 million principal amount of such notes originally issued on October 30, 2001, and later exchanged for identical notes registered under the Securities Act.

The Exchange Offer	We are offering to exchange your initial notes for exchange notes, which have been registered under the Securities Act. In order to be exchanged, an outstanding note must be properly tendered and accepted. You may tender outstanding notes only in denominations of $1,000 and multiples of $1,000. As of the date of this prospectus, $25 million in aggregate principal amount of initial notes is outstanding. All initial notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales	We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• the exchange notes are being acquired in the ordinary course of your business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

• you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for initial notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the exchange notes issued to it in the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on January 31, 2005, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including that it does not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of initial notes being tendered for exchange. For additional information, see the section of this prospectus entitled “The Exchange Offer — Conditions.”

Procedures for Tendering Initial Notes	If you wish to tender your initial notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:

• an original or a facsimile of a properly completed and duly executed letter of transmittal, which accompanies this prospectus, together with your initial notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

• if the initial notes you own (i) are held of record by The Depositary Trust Company, or DTC, (ii) are in book-entry form and (iii) you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program of DTC, or ATOP, in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your initial notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent. In addition, you must deliver to the exchange agent on or before the expiration date a timely confirmation of book-entry transfer of your initial notes into the account of the exchange agent at DTC. If you cannot satisfy either of these procedures on a timely basis, then you should comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures	If you wish to tender your initial notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you must tender your initial notes according to the guaranteed delivery procedures described in the section of this prospectus entitled “The Exchange Offer — Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or initial notes in the exchange offer, you should contact the person in whose name your book-entry interests or initial notes are registered promptly and instruct that person to tender on your behalf.

Acceptance of Initial Notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all initial notes which are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on January 31, 2005.

Withdrawal Rights	You may withdraw the tender of your initial notes at any time prior to 5:00 p.m., New York City time on January 31, 2005.

Consequences of Failure to Exchange Initial Notes	If you do not exchange your initial notes for exchange notes, your initial notes will continue to be subject to restrictions on transfer. In general, the initial notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Federal Income Tax Considerations	Based on the advice of counsel, the exchange of initial notes will not be a taxable event for U.S. federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes. We will pay all of our expenses incident to the exchange offer.

Registration Rights Agreement	Simultaneously with the issuance of the initial notes, we entered into a registration rights agreement with the initial purchaser. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

Exchange Agent	U.S. Bank Trust National Association, the trustee under the indenture, is serving as the exchange agent in connection with the exchange offer.

Description of Exchange Notes

      The form and terms of the exchange notes are the same as the form and terms of the initial notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the initial notes. The exchange notes represent the same debt as the initial notes. Both the initial notes and the exchange notes are governed by the same indenture. The initial notes were an additional issuance of our 9 7/8% senior subordinated notes due 2011 originally issued on October 30, 2001, and later exchanged for identical notes registered under the Securities Act. The initial notes and exchange notes will be treated as a single class with the $225 million principal amount of such originally issued notes. The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled “Description of Notes” contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	InSight Health Services Corp., a Delaware corporation.

Securities	$25.0 million aggregate principal amount of 9 7/8% senior subordinated notes due 2011.

Maturity	November 1, 2011.

Interest	Annual rate: 9 7/8%. Interest on the notes will accrue from the last interest payment date on which interest was paid on the initial notes. Payment frequency: every six months on May 1 and November 1.

Guarantees	The notes will be unconditionally guaranteed on a senior subordinated basis by InSight Holdings and each of InSight’s existing and future domestic wholly owned subsidiaries, which are collectively referred to in this prospectus as the guarantors.

Ranking	The notes and the related guarantees are general, unsecured, senior subordinated obligations. Accordingly, they will rank:

• behind all of InSight’s and, with respect to the guarantees, the respective guarantors’ existing and future senior debt;

• equally with all of InSight’s and, with respect to the guarantees, the respective guarantors’ existing and future senior subordinated, unsecured debt that does not expressly provide that it is subordinated to the notes or the respective guarantee;

• ahead of any of InSight’s and, with respect to the guarantees, the respective guarantors’ future debt that expressly provides that it is subordinated to the notes and the related guarantees; and

• structurally behind the liabilities of any of InSight’s subsidiaries that do not guarantee the notes.

Optional Redemption	On or after November 1, 2006, we may redeem some or all of the notes at any time at the redemption prices described in the section of this prospectus entitled “Description of Notes — Optional Redemption.”

Mandatory Offer to Repurchase	If InSight or any of InSight’s restricted subsidiaries sells certain assets or if InSight Holdings or InSight experience specific kinds of change of control, we must offer to purchase the notes at the prices set forth in the section of this prospectus entitled “Description of Notes — Repurchase at the Option of Holders.”

Basic Covenants of the Indenture	The indenture governing the notes restricts InSight’s ability and the ability of InSight’s restricted subsidiaries to:

• borrow money;

• pay dividends on or redeem or repurchase capital stock;

• make investments;

• create liens;

• use assets as security in other transactions;

• sell certain assets or merge with or into other companies;

• enter into certain transactions with affiliates;

• sell stock in our subsidiaries; and

• restrict dividends or payments by InSight.

For more details, see the section of this prospectus entitled “Description of Notes — Certain Covenants.”

Absence of a Public Market	There is no public market for the exchange notes. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for any quotation system to quote them. Accordingly, if an active public market does not develop, the market price and liquidity of the exchange notes may be adversely affected.

Risk Factors	See the section of this prospectus entitled “Risk Factors” for a description of certain of the risks you should consider prior to participating in the exchange offer.

Summary Consolidated Historical Financial Data

      The following table sets forth certain summary consolidated historical and pro forma financial information of our company. Historical financial information (exclusive of Adjusted EBITDA) as of and for the fiscal years ended June 30, 2002, 2003 and 2004 is derived from our audited consolidated financial statements. Historical financial information (exclusive of Adjusted EBITDA) as of and for the fiscal year ended June 30, 2000 and 2001 and for the period from July 1, 2001 to October 17, 2001 is derived from the audited consolidated financial statements of InSight. See footnote (1) below. The consolidated financial statements of InSight for the fiscal years ended June 30, 2000 and 2001 were audited by Arthur Andersen LLP (Andersen) which has ceased operations. Historical financial information as of and for the three months ended September 30, 2003 and 2004 is derived from our unaudited condensed consolidated interim financial statements. Our unaudited condensed consolidated interim financial statements, in the opinion of our management, include all normal, recurring accruals necessary to state fairly the data included therein in accordance with generally accepted accounting principles for interim financial information. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.

      The summary unaudited pro forma financial information for the fiscal year ended June 30, 2004 has been prepared to give pro forma effect to the CMI and CDL acquisitions as if these acquisitions had been completed on July 1, 2003. The summary pro forma financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had these acquisitions been in effect for the periods presented and do not purport to represent a projection of our future results.

      The information in the table below is only a summary and should be read together with our audited consolidated financial statements for fiscal years 2002, 2003 and 2004 and the related notes, our unaudited condensed consolidated financial statements for the three months ended September 30, 2003 and 2004 and the related notes, and the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all as included elsewhere in this prospectus. The amounts in the table below reflect rounding adjustments (dollars in thousands).

	InSight (Predecessor)			InSight Holdings

									Pro Forma
			Period						for the
	Fiscal Years		from	Fiscal Years			Three Months		Fiscal Year
	Ended June 30,		July 1 to	Ended June 30,			Ended September 30,		Ended
			October 17,						June 30,
	2000	2001	2001(1)	2002(1)	2003	2004	2003	2004	2004

Income Statement Data:
Revenues	$188,574	$211,503	$63,678	$155,407	$237,752	$290,884	$68,772	$80,854	$333,864
Gross profit	37,145	49,631	17,991	39,823	57,708	57,463	15,550	14,109	76,199
Income (loss) before income taxes	8,320	16,425	(6,748)	9	8,188	4,874	2,685	(1,310)	3,502
Net income (loss)	7,189	13,801	(4,648)	9	4,922	2,924	1,610	(786)	2,102
Balance Sheet Data:
Cash and cash equivalents	$27,133	$23,254	$—	$17,783	$19,554	$30,412	$24,974	$41,277	—
Total assets	328,872	321,056	—	499,401	577,317	675,631	631,018	676,507	—
Total debt	248,232	228,253	—	378,164	446,119	539,823	495,298	537,742	—

InSight (Predecessor)	InSight Holdings

Pro Forma
Period	for the
Fiscal Years	from	Fiscal Years	Three Months	Fiscal Year
Ended June 30,	July 1 to	Ended June 30,	Ended September 30,	Ended
October 17,	June 30,
2000	2001	2001(1)	2002(1)	2003	2004	2003	2004	2004

Cash Flow Data:
Net cash provided by operating activities	$40,524	$50,682	$14,820	$39,601	$61,756	$60,120	$17,591	$20,822	—
Net cash used in investing activities	(49,070)	(23,442)	(21,592)	(221,563)	(102,705)	(142,250)	(61,299)	(8,027)	—
Net cash provided by (used in) financing activities	21,385	(31,119)	(8,053)	199,745	42,720	92,988	49,128	(1,930)	—
Other Data:
Capital expenditures	$23,170	$22,911	$20,852	$43,655	$56,967	$46,734	$8,386	$8,219	—
Adjusted EBITDA(2)	60,646	80,953	25,012	59,017	95,047	104,289	26,608	26,002	111,901
Depreciation and amortization	33,630	41,134	9,823	26,462	49,345	58,733	13,802	16,348	64,970
Ratio of earnings to fixed charges(3)	1.3	x	1.6	x	—	1.0	x	1.2	x	1.1	x	1.2	x	—	1.1	x
Number of fixed-site centers	68	70	—	73	88	118	95	120	118
Number of mobile facilities	82	87	—	97	100	118	116	115	118

(1)	On October 17, 2001, InSight Holdings acquired InSight pursuant to an agreement and plan of merger dated June 29, 2001, as amended. InSight Holdings did not have any operating activities until October 17, 2001. Our financial information for the year ended June 30, 2002 reflects results for the entire fiscal year 2002 and does not include the results of operations of InSight from July 1, 2001 to October 17, 2001. InSight’s results of operations through October 17, 2001 do not reflect any purchase accounting adjustments. The results of operations for the fiscal year ended June 30, 2002 can be derived by combining our results of operations for the fiscal year ended June 30, 2002 with the results of operations of InSight from July 1, 2001 to October 17, 2001. These combined results of operations should be used for comparative purposes only as they do not purport to be indicative of what our results of operations would have been if we owned InSight for the entire fiscal year ended June 30, 2002.

(2)	Adjusted EBITDA represents our earnings before interest expense, income taxes, depreciation and amortization excluding the acquisition related compensation charge for the period from July 1 to October 17, 2001. We consider Adjusted EBITDA an important indicator because it provides information related to our ability to service debt and fund capital expenditures and working capital requirements. We present this discussion of Adjusted EBITDA because covenants in the indenture governing the notes and the credit agreement relating to our credit facility contain ratios based on this measure. As such, the summary consolidated historical financial information presented above includes our historical Adjusted EBITDA. For example, our ability to incur additional debt and make restricted payments requires a ratio of total leverage to Adjusted EBITDA of less than 5.0 to 1.0, except that we may incur certain debt and make certain restricted payments without regard to the ratio. Adjusted EBITDA is not a measure in accordance with GAAP, and should not be considered a substitute for net cash provided by operating activities or other traditional indicators of operating performance or liquidity reported in accordance with GAAP. While Adjusted EBITDA is used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Please see the reconciliation of net cash provided by operating activities to Adjusted EBITDA which follows these footnotes.

(3)	The ratio of earnings to fixed charges is unaudited for all periods presented. For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net income (loss) plus income taxes and fixed charges. Fixed charges consist of interest expense and the estimated portion of rental expense deemed a reasonable approximation of the interest factor. For the period from July 1 to October 17, 2001, InSight had a deficiency of earnings compared to fixed charges of approximately $7.0 million. For the three months ended September 30, 2004, we had a deficiency of earnings compared to fixed charges of approximately $1.1 million.

      A reconciliation of net cash provided by operating activities to Adjusted EBITDA is as follows (amounts in thousands):

	InSight (Predecessor)			InSight Holdings

			Period				Three Months
	Fiscal Years		from	Fiscal Years			Ended
	Ended June 30,		July 1 to	Ended June 30,			September 30,
			October 17,
	2000	2001	2001(1)	2002(1)	2003	2004	2003	2004

Net cash provided by operating activities	$40,524	$50,682	$14,820	$39,601	$61,756	$60,120	$17,591	$20,822
Provision (benefit) for income taxes	1,131	2,624	(2,100)	—	3,266	1,950	1,075	(524)
Interest expense, net	18,696	23,394	6,321	32,546	37,514	40,682	10,121	10,964
Write-off of debt issuance costs	—	—	—	(7,378)	—	—	—	—
Gain on sale of center	—	—	—	—	—	2,129	—	—
Net change in operating assets and liabilities	295	4,253	5,971	(5,752)	(7,489)	(592)	(2,179)	(5,260)

Adjusted EBITDA	$60,646	$80,953	$25,012	$59,017	$95,047	$104,289	$26,608	$26,002

RISK FACTORS

      You should read and consider carefully each of the following factors, as well as the other information contained in this prospectus, before deciding whether to participate in the exchange offer.

Risks Relating to the Exchange Notes and Our Indebtedness

Your right to receive payments on the notes is junior to InSight’s existing senior indebtedness and possibly all of its future borrowings. Further, the guarantee of the notes is junior to all of the guarantors’ existing senior indebtedness and possibly to all of their future borrowings.

      By their express terms, the notes and the guarantees rank behind all of InSight’s and the guarantors’ existing senior indebtedness and all of InSight’s and the guarantors’ future senior indebtedness. As of September 30, 2004, the notes would have been expressly subordinated to approximately $287.7 million of senior indebtedness of InSight and the guarantors. In addition, on the same pro forma basis, our credit facility would have permitted additional borrowings up to approximately $50.0 million, subject to compliance with the covenants and conditions to borrowing under our credit facility, and all of these borrowings would be senior to the notes and the guarantee. The indenture governing the notes and our credit facility allow InSight and the guarantors to incur a substantial amount of additional senior indebtedness.

      As a result of the subordination provisions of the notes, upon any distribution to InSight’s creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to InSight or the guarantors or InSight’s or the guarantors’ property, the holders of senior indebtedness and the guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the guarantee.

      In addition, all payments on the notes and the guarantee will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 consecutive days in the event of certain nonpayment defaults on designated senior indebtedness.

      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to InSight or the guarantors, holders of the notes will participate with trade creditors and all other holders of subordinated indebtedness of InSight and the guarantors in the assets remaining after InSight and the guarantors have paid all of their senior indebtedness in full. However, because the indenture relating to the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, InSight and the guarantors may not have sufficient funds to pay all of their creditors and holders of notes may receive less, ratably, than the holders of senior indebtedness.

You should not rely on InSight Holdings’ guarantee in evaluating an investment in the notes.

      InSight Holdings was formed as a holding company. Its sole source of operating income and cash flow is derived from InSight and its only material asset is InSight’s capital stock. As a result, InSight Holdings’ guarantee provides little, if any, additional credit support for the notes. Furthermore, the indenture governing the notes will not impose any restrictions on the business or operations of InSight Holdings or on, among other things, the amount of indebtedness that InSight Holdings may incur.

Not all of our subsidiaries guarantee our obligations under the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.

      Our subsidiaries that are not wholly owned by us will not be guarantors of the notes. InSight’s present and future wholly owned domestic subsidiaries will guarantee the notes. Payments on the notes are only required to be made by InSight and the guarantors. As a result, no payments are required to be made from assets of subsidiaries that do not guarantee the notes, unless those assets are transferred by dividend or otherwise to us, InSight or a subsidiary guarantor. You should be aware that our historical consolidated financial statements included in this prospectus are represented on a consolidated basis, including us, InSight and all of our indirect domestic subsidiaries. The aggregate revenues, gross profit and total assets as of and for the year ended June 30, 2004 of our subsidiaries which are not guarantors were $48.5 million, $6.3 million and $40.0 million, respectively, or 16.7%, 11.0% and 5.9%, respectively, of our total revenues, gross profit and total assets as of and for the year ended June 30, 2004. The aggregate revenues, gross profit and total assets as of and for the three months ended September 30, 2004 of our subsidiaries which are not guarantors were $12.1 million, $1.6 million and $40.4 million, respectively, or 15.0%, 11.0% and 6.0%, respectively, of our total revenues, gross profit and total assets as of and for the three months ended September 30, 2004. We expect that as a result of our strategy of entering into joint ventures with hospitals and/or radiology groups, an increasing portion of our revenues, gross profit and total assets will be attributable to the operations of our subsidiaries that are not guarantors.

      As a result of the subordinated nature of our notes and related guarantees, upon any distribution to our creditors or the creditors of the subsidiary guarantors in bankruptcy, liquidation or reorganization or similar proceeding relating to us, InSight or the subsidiary guarantors or our or their property, the holders of our senior indebtedness, InSight’s senior indebtedness and senior indebtedness of the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the guarantees.

      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, InSight or the subsidiary guarantors, holders of the notes will participate with all other holders of unsecured indebtedness of ours, InSight’s or the subsidiary guarantors that are similarly subordinated in the assets remaining after we, InSight and the subsidiary guarantors have paid all senior indebtedness. However, because of the existence of the subordination provisions, including the requirement that holders of the notes pay over distributions to holders of senior indebtedness, holders of the notes may receive less, ratably, than our other unsecured creditors, including trade creditors. In any of these cases, we, InSight and the subsidiary guarantors may not have sufficient funds to pay all of our creditors. Holders of the notes may, therefore, receive less, ratably, than the holders of our senior indebtedness.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

      If a bankruptcy case or lawsuit is initiated by unpaid creditors of any guarantor, the debt represented by the guarantee entered into by the guarantors may be reviewed under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, a guarantee could be voided, or claims in respect of the guarantee could be subordinated to certain obligations of a guarantor if, among other things, the guarantor, at the time it entered into the guarantee:

•	received less than reasonably equivalent value or fair consideration for entering into the guarantee; and

•	either:

•	was insolvent or rendered insolvent by reason of entering into a guarantee; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts or contingent liabilities beyond its ability to pay them as they become due.

      In addition, any payment by a guarantor could be voided and required to be returned to the guarantor or to a fund for the benefit of the guarantor’s creditors under those circumstances.

      If a guarantee of a subsidiary were voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the notes would be solely creditors of us, InSight and our subsidiaries that have validly guaranteed the notes. The notes then would be effectively subordinated to all obligations of the subsidiary whose guarantee was voided.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts or contingent liabilities as they become due.

      If the claims of the holders of the notes against any subsidiary were subordinated in favor of other creditors of the subsidiary, the other creditors would be entitled to be paid in full before any payment could be made on the notes. If one or more of the guarantees are voided or subordinated, we cannot assure you that after providing for all prior claims, there would be sufficient assets remaining to satisfy the claims of the holders of the notes.

      Based upon financial and other information, we believe that the guarantees are being incurred for proper purposes and in good faith and that we, on a consolidated basis, are solvent and will continue to be solvent after the exchange offer is completed, will have sufficient capital for carrying on our business after the issuance of the exchange notes and will be able to pay their debts as they mature. We cannot assure you, however, as to the standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We will require a significant amount of cash to service our indebtedness and our ability to generate cash depends on many factors beyond our control.

      Our ability to make payments on and to refinance our indebtedness, including the notes and borrowings under our credit facility, and to fund planned capital expenditures and expansion efforts and any strategic acquisitions we may make in the future, if any, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, future borrowings may not be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other cash needs.

      Based on our current level of operations, we believe our cash flow from operations, together with available cash and available borrowings under our credit facility, will be adequate to meet future liquidity needs for at least the next twelve months. However, we cannot assure you that our business will generate sufficient cash flow from operations in the future, that our currently anticipated growth in revenues and cash flow will be realized on schedule or that future borrowings will be available to us under the our credit facility in an amount sufficient to enable us to repay indebtedness, including the notes, or to fund other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We may not be able to refinance any of our indebtedness, including our credit facility and the notes, on commercially reasonable terms or at all. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations.

Our substantial indebtedness could adversely affect our financial health.

      As of September 30, 2004, we had total indebtedness of approximately $537.7 million which comprised approximately 85.1% of our total capitalization. Our substantial indebtedness could have important consequences to us. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our credit facility;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

      In addition, we may incur substantial additional indebtedness in the future. The terms of the indenture governing the notes and the credit agreement governing our credit facility allow us to issue and incur additional debt subject to certain limitations. If new debt is added to current debt levels, the related risks described above could increase.

The indenture related to the notes and our credit facility contain various covenants which limit our management’s discretion in the operation of our business.

      Our credit facility and the indenture related to the notes contain various provisions which limit our management’s discretion by restricting our ability to:

•	borrow money;

•	pay dividends on stock or purchase stock;

•	make investments and other restricted payments;

•	use assets as security in other transactions;

•	sell certain assets or merge with or into other companies;

•	enter into certain transactions with affiliates;

•	sell stock in certain of our subsidiaries; and

•	restrict dividends or payments by InSight.

      These restrictions could limit our ability to obtain future financing, make acquisitions, withstand downturns in our business or take advantage of business opportunities.

      The terms of our credit facility include several restrictive covenants that prohibit us from prepaying our other indebtedness, including the notes, while indebtedness under our credit facility is outstanding. Our credit facility also requires us to maintain certain specified financial ratios and satisfy financial condition tests. Our ability to comply with the ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions.

      A breach of any of these covenants, ratios or tests could result in a default under our credit facility or the indenture. Events of default under our credit facility would prohibit us from making payments on the notes in cash, including payment of interest when due. In addition, upon the occurrence of an event of default under our credit facility, the lenders could elect to declare all amounts outstanding under our credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the security granted to them to secure that indebtedness.

An active trading market for the initial notes may not develop.

      There is currently no public market for the notes. The initial notes and the exchange notes will be treated as a single class with the $225 million principal amount of such notes originally issued on October 30, 2001 and later exchanged for identical notes registered under the Securities Act. The liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high-yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop upon completion of the exchange offer.

The realizable value of our assets upon liquidation may be insufficient to satisfy claims.

      At September 30, 2004, our assets included approximately $318.9 million of intangible assets, representing approximately 47% of our total consolidated assets. These assets primarily consist of the excess of the acquisition cost over the fair market value of the net assets acquired in purchase transactions. The value of these intangible assets will continue to depend significantly upon the success of our business as a going concern and the growth in future cash flows. As a result, in the event of a default under our credit facility or our indenture or any bankruptcy or dissolution of our company, the realizable value of these assets may be substantially lower and may be insufficient to satisfy the claims of our creditors, including the holders of the notes.

Rises in interest rates could adversely affect our financial condition.

      An increase in prevailing interest rates would have an immediate effect on the interest rates charged on our variable rate debt, which rise and fall upon changes in interest rates. At September 30, 2004, approximately 51.9% of our debt was variable rate debt. Increases in interest rates would also impact the refinancing of our fixed rate debt. If interest rates are higher when our fixed debt becomes due, we may be forced to borrow at the higher rates. If prevailing interest rates or other factors result in higher interest rates, the increased interest expense would adversely affect our cash flow and our ability to service our debt, including the notes. As a protection against rising interest rates, we may enter into agreements such as interest rate swaps, caps, floors and other interest rate exchange contracts. These agreements, however, increase our risks as to the other parties to the agreements not performing or that the agreements could be unenforceable.

Risks Relating to Our Business

Changes in the rates or methods of third-party reimbursement for diagnostic imaging and therapeutic services could result in reduced demand for our services or create downward pricing pressure, which would result in a decline in our revenues and harm our financial position.

      For the year ended June 30, 2004 and for the three months ended September 30, 2004, we derived approximately 56% and 58%, respectively, of our revenues from direct billings to patients and third-party payors such as Medicare, Medicaid, managed care and private health insurance companies. Changes in the rates or methods of reimbursement for the services we provide could have a significant negative impact on those revenues. Moreover, our healthcare provider customers on whom we depend for approximately 44% of our revenues generally rely on reimbursement from third-party payors. In the past, initiatives have been proposed and implemented which have had the effect of substantially decreasing reimbursement rates for diagnostic imaging services provided at non-hospital facilities. Similar initiatives enacted in the future may have an adverse impact on our financial condition and our operations.

      Under Medicare’s outpatient prospective payment system, or OPPS, a hospital is paid for outpatient services on a rate per service basis that varies according to the ambulatory payment classification group, or APC, to which the service is assigned rather than on a hospital’s costs. OPPS was implemented on August 1, 2000 and due to the anticipated adverse economic effect on hospitals, Congress provided for outlier payments for especially costly cases, as well as transitional payments for new technologies and innovative medical devices, drugs and biologics. While most of the transitional payments expired in 2003, the Centers for Medicare and Medicaid Services, or CMS, continues to make payments for new technology until sufficient data is collected to assign the new technology to an APC. Each year CMS publishes new APC rates that are determined in accordance with the promulgated methodology. However, the overall effect of OPPS is to decrease reimbursement rates from those paid under the prior cost-based system.

      Any changes in the rates of or conditions for reimbursement could substantially reduce the number of procedures for which we or our customers can obtain reimbursement or the amounts reimbursed to us or our customers for services provided by us. If third-party payors reduce the amount of their payments to our customers, our customers may seek to reduce their payments to us or seek an alternate supplier of diagnostic imaging services. Because unfavorable reimbursement policies have constricted and may continue to constrict the profit margins of the hospitals, physician groups and other healthcare providers we bill directly, we have lowered and may continue to need to lower our fees to retain existing customers and attract new ones. These reductions could have a significant adverse effect on our revenues and financial results by decreasing demand for our services or creating downward pricing pressure.

If we are unable to renew our existing customer contracts on favorable terms or at all, our financial results would be adversely affected.

      Our financial results depend on our ability to sustain and grow our revenues from existing customers. Our revenues would decline if we are unable to renew our existing customer contracts or renew these contracts on favorable terms. For our mobile facilities, we generally enter into contracts with hospitals having one to five year terms. Approximately 33% of our mobile contracts will expire each year. Our mobile facility contract renewal rate was 82% and 80% for the year ended June 30, 2004 and for the three months ended September 30, 2004, respectively. We may not, however, achieve these renewal rates in the future. To the extent we do not renew a customer contract, it is not always possible to immediately obtain replacement customers. Historically, many replacement customers have been smaller facilities which have lower procedure volumes. In addition, attractive financing from original equipment manufacturers may cause hospitals and physician groups who have utilized shared mobile services from our company and our competitors to purchase and operate their own equipment. If attractive financing causes hospitals and physician groups to establish their own diagnostic imaging centers, our business, financial condition and results of operations would be materially adversely affected. Although the non-renewal of a single customer contract would not have a material impact on our contract services revenues, non-renewal of several contracts on favorable terms or at all could have a significant negative impact on our revenues.

We may experience competition from hospitals, physician groups, other diagnostic imaging companies and this competition could adversely affect our revenues and our business.

      The healthcare industry in general, and the market for diagnostic imaging services in particular, is highly competitive and fragmented, with only a few national providers. We compete principally on the basis of our service reputation, equipment, breadth of managed care contracts and convenient locations. Our operations must compete with groups of radiologists, established hospitals and certain other independent organizations, including equipment manufacturers and leasing companies that own and operate imaging equipment. We will also encounter competition from hospitals and physician groups that purchase their own diagnostic imaging equipment from original equipment manufacturers who provide low-cost financing. Some of our direct competitors that provide diagnostic imaging services may have access to greater financial resources than we do. If we are unable to successfully compete, our customer base would decline and our business, financial condition and results of operations would be adversely affected.

Managed care organizations may limit healthcare providers from using our services, causing us to lose procedure volume.

      Our fixed-site centers are principally dependent on our ability to attract referrals from physicians and other healthcare providers representing a variety of specialties. Our eligibility to provide service in response to a referral is often dependent on the existence of a contractual arrangement with the referred patient’s managed care organization. We currently have more than 1,000 contracts with managed care organizations for diagnostic imaging services provided at our fixed-site centers. Despite having a large number of contracts with managed care organizations, healthcare providers may be inhibited from referring patients to us in cases where the patient is not associated with one of the managed care organizations with which we have contracted. The loss of patient referrals causes us to lose procedure volume which adversely impacts our revenues. A significant decline in referrals would have a material adverse effect on our business, financial condition and results of operations.

Technological change in our industry could reduce the demand for our services and require us to incur significant costs to upgrade our equipment.

      We operate in a competitive, capital intensive, high fixed-cost industry that requires significant amounts of capital. The development of new technologies or refinements of existing ones might (1) make our existing systems technologically or economically obsolete, or (2) reduce the need for our systems. MRI and other diagnostic imaging systems are currently manufactured by numerous companies. Competition among manufacturers for a greater share of the MRI and other diagnostic imaging systems market has resulted in and likely will continue to result in technological advances in the speed and imaging capacity of these new systems. Consequently, the obsolescence of our systems may be accelerated. Other than ultra-high field MRI systems (a 3.0 Tesla MRI scanner costs approximately 40% to 60% more than a 1.5 Tesla MRI scanner and has higher annual maintenance costs) and PET/ CT or “fusion” scanners (a PET/ CT scanner costs approximately 35% to 50% more than a standard PET scanner and has higher annual maintenance costs), we are aware of no imminent substantial technological changes; however, should such changes occur, we may not be able to acquire the new or improved systems. In the future, to the extent we are unable to generate sufficient cash from our operations or obtain additional funds through bank financing or the issuance of equity or debt securities, we may be unable to maintain a competitive equipment base. In addition, advancing technology may enable hospitals, physicians or other diagnostic service providers to perform procedures without the assistance of diagnostic service providers such as ourselves. As a result, we may not be able to maintain our competitive position in our targeted regions or expand our business.

Our ability to maximize the utilization of our diagnostic imaging equipment may be adversely impacted by harsh weather conditions.

      Harsh weather conditions can adversely impact our operations and financial condition. To the extent severe weather patterns affect our targeted regions, potential patients may find it difficult to travel to our centers and we may have difficulty moving our mobile facilities along their scheduled routes. As a result, we would experience a decrease in procedure volume during such periods. Our equipment utilization, procedure volume or revenues could be adversely affected by similar conditions in the future.

Because a high percentage of our operating expenses are fixed, a relatively small decrease in revenues could have a significant negative impact on our financial results.

      A high percentage of our expenses are fixed, meaning they do not vary significantly with increases or decreases in revenues. Such expenses include, but are not limited to, debt service and capital lease payments, rent and operating lease payments, salaries, maintenance, insurance and vehicle operation costs. As a result, a relatively small reduction in the prices we charge for our services or procedure volume could have a disproportionate negative effect on our financial results.

We may be subject to professional liability risks which could be costly and negatively impact our business and financial results.

      We have not experienced any material losses due to claims for malpractice. However, claims for malpractice have been asserted against us in the past and any future claims, if successful, could entail significant defense costs and could result in substantial damage awards to the claimants, which may exceed the limits of any applicable insurance coverage. Successful malpractice claims asserted against us, to the extent not covered by our liability insurance, could have a material adverse affect on our business, financial condition and results of operations. In addition to being exposed to claims for malpractice, there are other professional liability risks to which we are exposed through our operation of diagnostic imaging systems, including liabilities associated with the improper use or malfunction of our diagnostic imaging equipment.

      To protect against possible professional liability from malpractice claims, we maintain professional liability insurance in amounts that we believe are appropriate in light of the risks and industry practice. However, if we are unable to maintain insurance in the future at an acceptable cost or at all or if our insurance does not fully cover us in the event a successful claim was made against us, we could incur substantial losses. Any successful malpractice or other professional liability claim made against us not fully covered by insurance could be costly to defend against, result in a substantial damage award against us and divert the attention of our management from our operations, which could have a material adverse effect on our business, financial condition and results of operations.

Our failure to effectively integrate acquisitions and establish joint venture arrangements through partnerships with hospitals and other healthcare providers could impair our business.

      As part of our business strategy, we have pursued selective acquisitions and arrangements through partnerships and joint ventures with hospitals and other healthcare providers. Our acquisition and joint venture strategies require substantial capital which may exceed the funds available to us from internally generated funds and our credit facility. We may not be able to raise any necessary additional funds through bank financing or through the issuance of equity or debt securities on terms acceptable to us, if at all.

      Additionally, acquisitions involve the integration of acquired operations with our operations. Integration involves a number of risks, including:

•	demands on management related to the increase in our size after an acquisition;

•	the diversion of our management’s attention from the management of daily operations to the integration of operations;

•	integration of information systems;

•	risks associated with unanticipated events or liabilities;

•	difficulties in the assimilation and retention of employees;

•	potential adverse effects on operating results;

•	challenges in retaining customers and referral sources; and

•	amortization or write-offs of acquired intangible assets.

      Although we believe we have successfully integrated acquisitions in the past, we may not be able to successfully integrate the operations from any future acquisitions. If we do not successfully integrate our acquisitions, we may not realize anticipated operating advantages, economies of scale and cost savings. Also, we may not be able to maintain the levels of operating efficiency that the acquired companies would have achieved or might have achieved separately. Successful integration of each of their operations will depend upon our ability to manage those operations and to eliminate excess costs.

Loss of, and failure to attract, qualified employees, particularly technologists, could limit our growth and negatively impact our operations.

      Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in our industry for qualified employees is intense. In particular, there is a very high demand for qualified technologists who are necessary to operate our systems. We may not be able to hire and retain a sufficient number of technologists, and we may be required to pay bonuses and higher salaries to our technologists, which would increase our expenses. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

Our PET service and some of our other imaging services require the use of radioactive materials, which could subject us to regulation, related costs and delays and potential liabilities for injuries or violations of environmental, health and safety laws.

      Our PET service and some of our other imaging and therapeutic services require the use of radioactive materials to produce images. While this radioactive material has a short half-life, meaning it quickly breaks down into non-radioactive substances, storage, use and disposal of these materials present the risk of accidental environmental contamination and physical injury. We are subject to federal, state and local regulations governing storage, handling and disposal of these materials and waste products. Although we believe that our safety procedures for storing, handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, we cannot completely eliminate the risk of accidental contamination or injury from those hazardous materials. In the event of an accident, we could be held liable for any resulting damages, and any liability could exceed the limits of or fall outside the coverage of our insurance. In addition, we may not be able to maintain insurance on acceptable terms, or at all. We could incur significant costs in order to comply with current or future environmental, health and safety laws and regulations.

An earthquake could adversely affect our business and operations.

      Our corporate headquarters and a significant portion of our fixed-site centers are located in California, which has a high risk for earthquakes. Depending upon its magnitude, an earthquake could severely damage our facilities or prevent potential patients from traveling to our centers. Damage to our equipment or any interruption in our business would adversely affect our financial condition. While we presently carry earthquake insurance in amounts we believe are appropriate in light of the risks, the amount of our earthquake insurance coverage may not be sufficient to cover losses from earthquakes. In addition, we may discontinue earthquake insurance on some or all of our facilities in the future if the cost of premiums for earthquake insurance exceeds the value of the coverage discounted for the risk of loss. If we experience a loss which is uninsured or which exceeds policy limits, we could lose the capital invested in the damaged facilities as well as the anticipated future cash flows from those facilities.

Risks Relating to Governmental Regulation of Our Business

Complying with federal and state regulations pertaining to our business is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.

      We are directly or indirectly through our customers subject to extensive regulation by both the federal government and the states in which we conduct our business, including:

•	the federal False Claims Act;

•	the federal Medicare and Medicaid Anti-kickback Law, and state anti-kickback prohibitions;

•	the federal Civil Money Penalty Law;

•	the federal Health Insurance Portability and Accountability Act of 1996;

•	the federal physician self-referral prohibition commonly known as the Stark Law and the state law equivalents of the Stark Law;

•	state laws that prohibit the practice of medicine by non-physicians, and prohibit fee-splitting arrangements involving physicians;

•	U.S. Food and Drug Administration requirements;

•	state licensing and certification requirements, including certificates of need; and

•	federal and state laws governing the diagnostic imaging and therapeutic equipment used in our business concerning patient safety, equipment operating specifications and radiation exposure levels.

      If our operations are found to be in violation of any of the laws and regulations to which we or our customers are subject, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines and the curtailment of our operations. Any penalties, damages, fines or curtailment of our operations, individually or in the aggregate, could adversely affect our ability to operate our business and our financial results. The risks of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action brought against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

The regulatory framework is uncertain and evolving.

      Healthcare laws and regulations may change significantly in the future. We continuously monitor these developments and modify our operations from time to time as the regulatory environment changes. However, we may not be able to adapt our operations to address new regulations, which could adversely affect our business. In addition, although we believe that we are operating in compliance with applicable federal and state laws, neither our current or anticipated business operations nor the operations of our contracted radiology groups have been the subject of judicial or regulatory interpretation. A review of our business by courts or regulatory authorities may result in a determination that could adversely affect our operations or the healthcare regulatory environment may change in a way that restricts our operations.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      InSight, InSight Holdings, the subsidiary guarantors and the initial purchaser entered into a registration rights agreement in connection with the issuance of the initial notes. The registration rights agreement provides that we will take the following actions, at our expense, for the benefit of the holders of the initial notes:

•	within 240 days after the date on which the initial notes were issued, file the exchange offer registration statement, of which this prospectus is a part;

•	cause the exchange offer registration statement to be declared effective under the Securities Act within 300 days after the date on which the initial notes were issued;

•	keep the exchange offer open for at least 30 days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the initial notes; and

•	cause the exchange offer to be completed within 330 days after the date on which the initial notes were issued.

      For each of the initial notes surrendered in the exchange offer, the holder who surrendered the note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the outstanding note surrendered. If the note is surrendered for exchange on a date after the record date for the payment of interest to occur on or after the date of exchange, interest on the exchange note will accrue from that interest payment date.

      We will be required to file a shelf registration statement covering resales of the initial notes if:

•	because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect an exchange offer,

•	in some circumstances, the holders of initial notes so request, or

•	the exchange offer has not been completed by the 330th day after the date on which the initial notes were issued.

      Following the consummation of the exchange offer, holders of the initial notes who were eligible to participate in the exchange offer, but who did not tender their initial notes, will not have any further registration rights and the initial notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the initial notes could be adversely affected. For additional information, see “— Consequences of Failure to Exchange.”

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all initial notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of initial notes accepted in the exchange offer. Any holder may tender some or all of its initial notes pursuant to the exchange offer. However, initial notes may be tendered only in integral multiples of $1,000. The exchange notes will evidence the same indebtedness as the initial notes and will be entitled to the benefits of the indenture.

      The form and terms of the exchange notes are the same as the form and terms of the initial notes except that:

(1) the exchange notes bear a different CUSIP Number from the initial notes but have the same CUSIP Number as the $225 million principal amount of original exchange notes;

(2) the exchange notes have been registered under the Securities Act and hence will not bear legends restricting their transfer; and

(3) the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the initial notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is completed.

      As of the date of this prospectus, $25 million aggregate principal amount of initial notes is outstanding. We have fixed the close of business on December 29, 2004 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

      Holders of initial notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, Exchange Act and the rules and regulations of the SEC thereunder.

      We will be deemed to have accepted validly tendered initial notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

      If any tendered initial notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted initial notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date of the exchange offer.

      Holders who tender initial notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of initial notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

      The term “expiration date” will mean 5:00 p.m., New York City time, on January 31, 2005, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

      To extend the exchange offer, we will:

•	notify the exchange agent of any extension orally or in writing; and

•	publicly announce the extension, including disclosure of the approximate number of initial notes deposited to date,

each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      We reserve the right, in our sole discretion:

•	to delay accepting any initial notes;

•	to extend or amend the terms of the exchange offer; or

•	if any conditions listed below under “— Conditions” are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by public announcement thereof.

Interest on the Exchange Notes

      The exchange notes will bear interest at the same rate and on the same terms as the initial notes. Consequently, the exchange notes will bear interest at a rate equal to 9 7/8% per annum. Interest will be payable semi-annually in arrears on May 1 and November 1.

      Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the initial notes. If your initial notes are accepted for exchange, you will be deemed to have waived your right to receive any interest on the initial notes.

Procedures for Tendering Initial Notes

      Only a holder of initial notes may tender the initial notes in the exchange offer. Except as set forth under “— Book Entry Transfer,” to tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition, (1) certificates for the initial notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date, (2) a timely confirmation of a book-entry transfer of such initial notes, if that procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or (3) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under “— Exchange Agent” prior to the expiration date.

      To participate in the exchange offer, each holder will be required to make the following representations to us:

•	Any exchange notes to be received by the holder will be acquired in the ordinary course of its business.

•	At the time of the commencement of the exchange offer, the holder has no arrangement or understanding with any person to participate in the distribution, within the meaning of Securities Act, of the exchange notes.

•	The holder is not our affiliate as defined in Rule 405 promulgated under the Securities Act.

•	If the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of exchange notes.

•	If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for initial notes that were acquired as a result of market-making or other trading activities, the holder will deliver a prospectus in connection with any resale of the exchange notes. We refer to these broker-dealers as participating broker-dealers.

•	The holder is not acting on behalf of any person or entity that could not truthfully make these representations.

      The tender by a holder that is not withdrawn before the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

      The method of delivery of initial notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or initial notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trusts companies or nominees to effect these transactions for such holders.

      Any beneficial owner whose initial notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on the owner’s own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner’s initial notes, either make appropriate arrangements to register ownership of the initial notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless initial notes tendered pursuant thereto are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” in the letter of transmittal or (2) for the account of such an eligible guarantor institution. If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by an eligible guarantor institution.

      If the letter of transmittal is signed by a person other than the registered holder of any initial notes listed therein, the initial notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the initial notes.

      If the letter of transmittal or any initial notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

      We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered initial notes in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular initial notes, but if we waive any condition of the exchange offer, we will waive that condition for all holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

      Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of initial notes, neither we nor the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of initial notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

      In all cases, issuance of exchange notes for initial notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for such initial notes or a timely confirmation of a book-entry transfer of such initial notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal (or, with respect to DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of an agreement to be bound by the letter of transmittal), and all other required documents. If any tendered initial notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged initial notes will be returned without expense to the tendering holder thereof, or, in the case of initial notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, such nonexchanged initial notes will be credited to an account maintained with DTC, promptly after the expiration or termination of the exchange offer.

      Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of initial notes being tendered by causing DTC to transfer such initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of initial notes may be effected through book-entry transfer at DTC, the letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under “— Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

      Alternatively, participants may use DTC’s Automated Tender Offer Program, or ATOP, to process exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system in lieu of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender initial notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must reflect that the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

      Other than holders whose initial notes are held through DTC, holders who wish to tender their initial notes and whose initial notes are not immediately available, or who cannot deliver their initial notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date, may tender their initial notes according to the guaranteed delivery procedures set forth in the letter of transmittal. Pursuant to such procedures:

•	the holder tenders through an eligible guarantor institution and signs a notice of guaranteed delivery;

•	on or prior to the expiration date, the exchange agent receives from the holder and the eligible guarantor institution a written or facsimile copy of a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, setting forth the name and address of the holder, the certificate number or numbers of the tendered initial notes, and the principal amount of tendered initial notes, stating that the tender is being made thereby and guaranteeing that, within five business days after the date of delivery of the notice of guaranteed delivery, the tendered initial notes, a duly executed letter of transmittal and any other required documents will be deposited by the eligible guarantor institution with the exchange agent; and

•	such properly completed and executed documents required by the letter of transmittal and the tendered initial notes in proper form for transfer are received by the exchange agent within five business days after the expiration date.

      Any holder who wishes to tender initial notes pursuant to the guaranteed delivery procedures described above must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to such initial notes prior to 5:00 p.m., New York City time, on the expiration date.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, tenders of initial notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

      To withdraw a tender of initial notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at the address set forth in this under “— Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

•	specify the name of the person having deposited the initial notes to be withdrawn;

•	identify the initial notes to be withdrawn, including the certificate number(s) and principal amount of the initial notes, or, in the case of initial notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

•	be signed by the holder in the same manner as the initial signature on the letter of transmittal by which the initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the initial notes register the transfer of the initial notes into the name of the person withdrawing the tender; and

•	specify the name in which any initial notes are to be registered, if different from that of the person depositing the initial notes to be withdrawn.

      All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us. Our determination will be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the initial notes so withdrawn are validly retendered. Any initial notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn initial notes may be retendered by following one of the procedures described above under “— Procedures for Tendering Initial Notes” at any time prior to the expiration date.

Conditions

      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any initial notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the initial notes, if:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

•	any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

•	any governmental approval has not been obtained, which approval we will, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated by this prospectus.

      If we determine in our sole discretion that any of the conditions are not satisfied, we may (1) refuse to accept any initial notes and return all tendered initial notes to the tendering holders, (2) extend the exchange offer and retain all initial notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the initial notes (See “— Withdrawal of Tenders”) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered initial notes which have not been withdrawn.

Exchange Agent

      U.S. Bank Trust National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Hand, Overnight Delivery or Registered/ Certified Mail:

c/o U.S. Bank Trust National Association

60 Livingston Avenue
Attention: Specialized Finance
St. Paul, MN 55107
Corporate Trust Services
EP-MN-WS-2N

By Facsimile:

(651) 495-8158

Confirm by Telephone:

(800) 934-6802

      DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates’ officers and regular employees.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

      We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

      We will record the exchange notes at the same carrying value as the initial notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

Consequences of Failure to Exchange

      The initial notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the initial notes may be resold only:

(1) to us upon redemption thereof or otherwise;

(2) so long as the initial notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

      With respect to resales of exchange notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for initial notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where the initial notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

USE OF PROCEEDS

      This exchange offer is intended to satisfy some of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive initial notes in like principal amount, the form and terms of which are substantially identical to the form and terms of the exchange notes, except as otherwise described in this prospectus. We used the proceeds from the issuance of the initial notes to fund a portion of the consideration paid in connection with the consummation of the CMI acquisition on April 1, 2004.

SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

      The following table sets forth certain selected consolidated historical and pro forma financial information of our company. Historical financial information (exclusive of Adjusted EBITDA) as of and for the fiscal years ended June 30, 2002, 2003 and 2004 is derived from our audited consolidated financial statements. Historical financial information (exclusive of Adjusted EBITDA) as of and for the fiscal year ended June 30, 2000 and 2001 and for the period from July 1, 2001 to October 17, 2001 is derived from the audited consolidated financial statements of InSight. See footnote (1) below. The consolidated financial statements of InSight for the fiscal year ended June 30, 2000 and 2001 were audited by Arthur Andersen LLP (Andersen), which has ceased operations. Historical financial information as of and for the three months ended September 30, 2003 and 2004 is derived from our unaudited condensed consolidated interim financial statements. Our unaudited condensed consolidated interim financial statements, in the opinion of our management, include all normal, recurring accruals necessary to state fairly the data included therein in accordance with generally accepted accounting principles for interim financial information. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.

      The selected unaudited pro forma financial information for the fiscal year ended June 30, 2004 has been prepared to give pro forma effect to the CMI and CDL acquisitions as if these acquisitions had been completed on July 1, 2003. The selected pro forma financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had these acquisitions been in effect for the periods presented and do not purport to represent a projection of our future results.

      The information in the table below is only a selected and should be read together with our audited consolidated financial statements for fiscal years 2002, 2003 and 2004 and the related notes, our unaudited condensed consolidated financial statements for the three months ended September 30, 2003 and 2004, the related notes, and the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all as included elsewhere in this prospectus. The amounts in the table below reflect rounding adjustments (dollars in thousands).

	InSight (Predecessor)			InSight Holdings

			Period						Pro Forma
	Fiscal Years		from	Fiscal Years			Three Months		for the Fiscal
	Ended June 30,		July 1 to	Ended June 30,			Ended September 30,		Year Ended
			October 17,						June 30,
	2000	2001	2001(1)	2002(1)	2003	2004	2003	2004	2004

Income Statement Data:
Revenues	$188,574	$211,503	$63,678	$155,407	$237,752	$290,884	$68,772	$80,854	$333,864
Costs of operations	151,429	161,872	45,687	115,584	180,044	233,421	53,222	66,745	257,665

Gross profit	37,145	49,631	17,991	39,823	57,708	57,463	15,550	14,109	76,199
Corporate operating expenses	(10,946)	(10,783)	(3,184)	(7,705)	(13,750)	(16,217)	(3,503)	(4,855)	(32,436)
Acquisition related compensation charge	—	—	(15,616)	—	—	—	—	—	—
Gain on sale of center	—	—	—	—	—	2,129	—	—	2,129
Equity in earnings of unconsolidated subsidiaries	817	971	382	437	1,744	2,181	759	400	2,181
Impairment and restructuring charges	—	—	—	—	—	—	—	—	(1,142)
Interest expense, net	(18,696)	(23,394)	(6,321)	(32,546)	(37,514)	(40,682)	(10,121)	(10,964)	43,429

Income (loss) before income taxes	8,320	16,425	(6,748)	9	8,188	4,874	2,685	(1,310)	3,502
Provision (benefit) for income taxes	1,131	2,624	(2,100)	—	3,266	1,950	1,075	(524)	1,400

Net income (loss)	$7,189	$13,801	$(4,648)	$9	$4,922	$2,924	$1,610	$(786)	$2,102

	InSight (Predecessor)					InSight Holdings

					Period										Pro Forma
	Fiscal Years				from	Fiscal Years						Three Months			for the Fiscal
	Ended June 30,				July 1 to	Ended June 30,						Ended September 30,			Year Ended
					October 17,										June 30,
	2000		2001		2001(1)	2002(1)		2003		2004		2003		2004	2004

Balance Sheet Data:
Cash and cash equivalents	$27,133		$23,254		$—	$17,783		$19,554		$30,412		$24,974		$41,277	—
Working capital	20,814		16,791		—	35,907		32,580		48,116		35,754		53,629	—
Total assets	328,872		321,056		—	499,401		577,317		675,631		631,018		676,507	—
Total debt	248,232		228,253		—	378,164		446,119		539,823		495,298		537,742	—
Stockholders’ equity	51,487		65,471		—	87,376		91,614		94,941		93,357		94,155	—
Cash Flow Data:
Net cash provided by operating activities	$40,524		$50,682		$14,820	$39,601		$61,756		$60,120		$17,591		$20,822	—
Net cash used in investing activities	(49,070)		(23,442)		(21,592)	(221,563)		(102,705)		(142,250)		(61,299)		(8,027)	—
Net cash provided by (used in) financing activities	21,385		(31,119)		(8,053)	199,745		42,720		92,998		49,128		(1,930)	—
Other Data:
Capital expenditures	$23,170		$22,911		$20,852	$43,655		$56,967		$46,734		$8,386		$8,219	—
Adjusted EBITDA(2)	60,646		80,953		25,012	59,017		95,047		104,289		26,608		26,002	111,901
Adjusted EBITDA margin(3)	32.2%		38.3%		39.3%	38.0%		40.0%		35.9%		38.7%		32.2%	33.5%
Depreciation and amortization	33,630		41,134		9,823	26,462		49,345		58,733		13,802		16,348	64,970
Ratio of earnings to fixed charges(4)	1.3	x	1.6	x	—	1.0	x	1.2	x	1.1	x	1.2	x	—	1.1	x
Number of fixed-site centers	68		70		—	73		88		118		95		120	118
Number of mobile facilities	82		87		—	97		100		118		116		115	118

(1)	On October 17, 2001, InSight Holdings acquired InSight pursuant to an agreement and plan of merger dated June 29, 2001, as amended. InSight Holdings did not have any operating activities until October 17, 2001. Our financial information for the year ended June 30, 2002 reflects results for the entire fiscal year 2002 and does not include the results of operations of InSight from July 1, 2001 to October 17, 2001. InSight’s results of operations through October 17, 2001 do not reflect any purchase accounting adjustments. The results of operations for the fiscal year ended June 30, 2002 can be derived by combining our results of operations for the fiscal year ended June 30, 2002 with the results of operations of InSight from July 1, 2001 to October 17, 2001. These combined results of operations should be used for comparative purposes only as they do not purport to be indicative of what our results of operations would have been if we owned InSight for the entire fiscal year ended June 30, 2002.

(2)	Adjusted EBITDA represents our earnings before interest expense, income taxes, depreciation and amortization excluding the acquisition related compensation charge for the period from July 1 to October 17, 2001. We consider Adjusted EBITDA an important indicator because it provides information related to our ability to service debt and fund capital expenditures and working capital requirements. We present this discussion of Adjusted EBITDA because covenants in the indenture governing the notes and the credit agreement relating to our credit facility contain ratios based on this measure. As such, the summary consolidated historical financial information presented above includes our historical Adjusted EBITDA. For example, our ability to incur additional debt and make restricted payments requires a ratio of total leverage to Adjusted EBITDA of less than 5.0 to 1.0, except that we may incur certain debt and make certain restricted payments without regard to the ratio. Adjusted EBITDA is not a measure in accordance with GAAP, and should not be considered a substitute for net cash provided by operating activities or other traditional indicators of operating performance or liquidity reported in accordance with GAAP. While Adjusted EBITDA is used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Please see the reconciliation of net cash provided by operating activities to Adjusted EBITDA following these footnotes.

(3)	Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenues.

(4)	The ratio of earnings to fixed charges is unaudited for all periods presented. For the purpose of calculating the ratio of earnings to fixed charges, earnings consists of net income (loss) plus income taxes and fixed charges. Fixed charges consist of interest expense and the estimated portion of rental expense deemed a reasonable approximation of the interest factor. For the period from July 1 to October 17, 2001, InSight had a deficiency of earnings compared to fixed charges of approximately $7.0 million. For the three months ended September 30, 2004, we had a deficiency of earnings compared to fixed charges of approximately $1.1 million.

      A reconciliation of net cash provided by operating activities to Adjusted EBITDA is as follows (amounts in thousands):

	InSight (Predecessor)			InSight Holdings

	Fiscal Years		Period from	Fiscal Years			Three Months
	Ended June 30,		July 1 to	Ended June 30,			Ended September 30,
			October 17,
	2000	2001	2001(1)	2002(1)	2003	2004	2003	2004

Net cash provided by operating activities	$40,524	$50,682	$14,820	$39,601	$61,756	$60,120	$17,591	$20,822
Provision (benefit) for income taxes	1,131	2,624	(2,100)	—	3,266	1,950	1,075	(524)
Interest expense, net	18,696	23,394	6,321	32,546	37,514	40,682	10,121	10,964
Write-off of debt issuance costs	—	—	—	(7,378)	—	—	—	—
Gain on sale of center	—	—	—	—	—	2,129	—	—
Net change in operating assets and liabilities	295	4,253	5,971	(5,752)	(7,489)	(592)	(2,179)	(5,260)

Adjusted EBITDA	$60,646	$80,953	$25,012	$59,017	$95,047	$104,289	$26,608	$26,002

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes which appear elsewhere in this prospectus. The forward-looking statements contained in the following discussion reflect our plans, estimates and beliefs, and involve risks, uncertainties and assumptions. Please see the section of this prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” for more information. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the sections of this prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

      We are a provider of diagnostic imaging services. We serve a diverse portfolio of customers, including healthcare providers, such as hospitals and physicians, and payors, such as managed care organizations, Medicare, Medicaid and insurance companies. We provide our services through an integrated network of fixed-site centers and mobile facilities in targeted regions throughout the United States. We operate in 37 states with a substantial presence in California, Arizona, New England, the Carolinas, Florida and the Mid-Atlantic states. While we generated approximately 69% and 72% of our total revenues from MRI services during the year ended June 30, 2004 and the three months ended September 30, 2004, respectively, we provide a comprehensive offering of diagnostic imaging and treatment services, including PET, CT, mammography, bone densitometry, diagnostic ultrasound, lithotripsy and x-ray. We have developed and continue to develop strong regional networks of diagnostic imaging centers and facilities, enabling us to effectively serve our customers and maximize utilization of our imaging equipment. As of September 30, 2004, we provide our services through 120 fixed-site centers and 115 mobile facilities.

      Given our size and expertise, we believe we are well positioned to capitalize on the ongoing growth in the diagnostic imaging industry. Growth in the diagnostic imaging industry has been and will continue to be driven by (1) an aging population, (2) the increasing acceptance of diagnostic imaging, particularly PET, (3) expanding applications of MRI and PET technologies, and (4) a currently stable reimbursement environment.

Segments

      We have two reportable segments, the fixed division and mobile division:

      Fixed Division. Generally, our fixed division operates freestanding imaging centers which we refer to as fixed-site centers. However, our fixed division also includes four mobile facilities as part of our fixed division in Maine. Revenues at our fixed-site centers are primarily generated from services billed, on a fee-for-service basis, directly to patients or third-party payors such as managed care organizations, Medicare, Medicaid, commercial insurance carriers and workers’ compensation funds, which we generally refer to as our patient services revenues and management fees. Our fixed division revenues are dependent on our ability to:

•	attract patient referrals from physician groups and hospitals;

•	increase procedure volume to maximize equipment utilization;

•	maintain our existing contracts and enter into new ones with managed care organizations and commercial insurance carriers; and

•	develop new fixed-site centers.

      Our fixed division revenues have been and we expect that they will continue to be driven by the growth in the diagnostic imaging industry discussed above. These positive trends may be offset by:

•	an increase in competition from other freestanding imaging centers within our targeted regions;

•	an increase in deductibles and co-payment charges to patients; and

•	an increase in the preauthorization requirements applicable to diagnostic imaging services by certain managed care organizations.

      Mobile Division. Our mobile division operates mobile facilities, which provide services to hospitals, physician groups and other healthcare providers. Our mobile division includes 30 parked mobile facilities, each of which serves a single customer. Revenues from our mobile division are primarily generated from fee-for-service arrangements and fixed fee contracts billed directly to our hospital, physician group and other healthcare provider customers, which we generally refer to as contract services revenues. Our mobile division revenues are dependent on our ability to:

•	establish new mobile customers within our targeted regions;

•	structure efficient mobile routes that maximize equipment utilization; and

•	renew our existing mobile contracts with hospitals, physician groups and other healthcare providers and customers.

      Our mobile division revenues have been and we expect that they will continue to be driven by the growth in the diagnostic imaging industry as discussed above. These positive trends may be offset by;

•	an increase in competition in our targeted regions from other mobile service providers;

•	attractive financing arrangements by original equipment manufacturers which cause some of our customers to invest in their own diagnostic imaging equipment;

•	a reduction in inpatient volumes at our fee-for-service customers due to higher unemployment rates and increased deductibles and co-payments to patients; and

•	a reduction in short–term rental activities.

      Our revenues in both divisions could also be affected by the timing of holidays, patient and referring physician vacation schedules and inclement weather.

Reimbursement

      Medicare: The Medicare program provides reimbursement for hospitalization, physician, diagnostic and certain other services to eligible persons 65 years of age and over and certain others. Beginning in late 1983, prospective payment regulations for hospital inpatient services became effective under the federal Medicare program. Providers are paid by the federal government in accordance with regulations promulgated by the Department of Health and Human Services, or HHS, and generally accept the payment with nominal deductible and co-insurance amounts required to be paid by the service recipient, as payment in full. In general, these regulations provide for a specific prospective payment to reimburse hospitals for inpatient treatment services based upon the diagnosis of the patient.

      In 2000, the Centers for Medicare and Medicaid Services, or CMS, published its final rules concerning the new hospital OPPS for most outpatient services in Medicare-participating hospitals. As a result of the implementation of the OPPS, effective August 1, 2000, Medicare began paying hospitals, except critical access hospitals, for outpatient services on a rate per service basis that varies according to the ambulatory payment classification (APC) group the service is assigned rather than on a hospital’s costs. Due to OPPS’ anticipated adverse economic effect on hospitals, Congress provided for outlier payments for especially costly cases, as well as transitional payments for new technologies and innovative medical devices, drugs and biologics. While most of the transitional payments expired in 2003, CMS continues to make payments for new technology until sufficient data is collected to assign the new technology to an APC. Each year CMS publishes new APC rates that are determined in accordance with the promulgated methodology. However, the overall effect of OPPS is to decrease reimbursement rates from those paid under the prior cost-based system. Multi-modality and certain fixed-site centers which are freestanding are not directly affected by OPPS, which applies only to hospital-based facilities. Congressional and regulatory actions reflect industry-wide cost-containment pressures that we believe will affect all healthcare providers for the foreseeable future.

      CMS has indicated that it will continue to evaluate diagnostic imaging technical component reimbursement. Accordingly, Medicare payment for diagnostic imaging services may be further reduced in the future, which would have a material adverse effect on our financial condition and results of operations.

      Medicaid: The Medicaid program is a jointly-funded federal and state program providing coverage for low-income persons. In addition to federally-mandated basic services, the services offered and reimbursement methods vary from state to state. In many states, Medicaid reimbursement is patterned after the Medicare program; however, an increasing number of states have established or are establishing payment methodologies intended to provide healthcare services to Medicaid patients through managed care arrangements.

      Managed Care: Health Maintenance Organizations, or HMOs, and Preferred Provider Organizations, or PPOs, and other managed care organizations attempt to control the cost of healthcare services by a variety of measures, including imposing lower payment rates, preauthorization requirements, limiting services or mandating less costly treatment alternatives. Managed care contracting has become very competitive and reimbursement schedules are at or below Medicare reimbursement levels. The development and expansion of HMOs, PPOs and other managed care organizations within our targeted regional networks could have a negative impact on utilization of our services in certain markets and/or affect the revenues per procedure which we can collect, since such organizations will exert greater control over patients’ access to diagnostic imaging services, the selection of the provider of such services and the reimbursement thereof.

      Some states have adopted or expanded laws or regulations restricting the assumption of financial risk by healthcare providers which contract with health plans. While we are not currently subject to such regulation, we or our customers may in the future be restricted in our ability to assume financial risk, or may be subjected to reporting requirements if we do so. Any such restrictions or reporting requirements could negatively affect our contracting relationships with health plans.

      Private Insurance: Private health insurance programs generally have authorized payment for our services on satisfactory terms. However, if Medicare reimbursement is reduced, we believe that private health insurance programs will also reduce reimbursement in response to reductions in government reimbursement, which could have an adverse impact on our business, financial condition and results of operations.

Revenues

      We earn revenues by providing services to patients, hospitals and other healthcare providers. Our patient services revenues are billed, on a fee-for-service basis, directly to patients or third-party payors such as managed care organizations, Medicare, Medicaid, commercial insurance carriers and worker’s compensation funds (collectively, “payors”). Our collection policy is to obtain all required insurance information at the time a procedure is scheduled, and to submit an invoice to the payor immediately after a procedure is completed. Most third-party payors require preauthorization before an MRI or PET procedure is performed on a patient. Patient services revenues also includes balances due from patients, which are generally collected at the time the procedure is performed. Our charge for a procedure is comprised of charges for both the technical and professional components of the service. Patient services revenues are presented net of (1) related contractual adjustments, which represent the difference between our charge for a procedure and what we will ultimately receive from payors, and (2) payments due to radiologists for interpreting the results of the diagnostic imaging procedures. Our billing system does not generate contractual adjustments. Contractual adjustments are manual estimates based upon an analysis of

(i) historical experience of contractual payments from payors and (ii) the outstanding accounts receivables from payors. Contractual adjustments are written off against their corresponding asset account at the time a payment is received from a payor, with a reduction to the allowance for contractual adjustments to the extent such an allowance was previously recorded.

      We refer to our revenues from hospitals, physician groups and other healthcare providers as contract services revenues. Contract services revenues are primarily generated from fee-for-service arrangements, fixed fee contracts and management fees billed to the hospital, physician group or other healthcare provider. Contract services revenues are generally billed to our customers on a monthly basis. Contract services revenues are recognized over the applicable contract period. Revenues collected in advance are recorded as unearned revenue.

      The provision for doubtful accounts related to revenues is reflected as an operating expense rather than a reduction of revenues and represents our estimate of amounts that will be uncollectible from patients, payors, hospitals and other healthcare providers. The provision for doubtful accounts includes amounts to be written off with respect to (1) specific accounts involving customers, which are financially unstable or materially fail to comply with the payment terms of their contract and (2) other accounts based on our historical collection experience, including payor mix and the aging of patient accounts receivables balances. Estimates of uncollectible amounts are revised each period, and changes are recorded in the period they become known. Receivables deemed to be uncollectible, either through a customer default on payment terms or after reasonable collection efforts have been exhausted, are fully written off against their corresponding asset account, with a reduction to the allowance for doubtful accounts to the extent such an allowance was previously recorded. Our historical write-offs for uncollectible accounts is not concentrated in a specific payor class.

      Our payor mix based on revenues for the year ended June 30, 2004 is as follows:

Percent of
Payor	Total Revenues

Hospitals, physician groups and other healthcare providers(1)	46%
Managed Care and Insurance	36%
Medicare/ Medicaid	14%
Workers’ Compensation	3%
Other, including self-pay patients	1%

(1)	No single hospital, physician group or other healthcare provider accounted for more than 5% of our total revenues.

      The aging of our trade accounts receivables as of June 30, 2004 is as follows (amounts in thousands):

					120 days
	Current	30 days	60 days	90 days	and older	Total

Hospitals, physician groups and other healthcare providers	$11,818	$5,401	$1,334	$554	$620	$19,727
Managed Care and Insurance	24,532	13,375	9,391	3,068	11,722	62,088
Medicare/Medicaid	9,313	3,784	3,345	1,252	3,917	21,611
Workers’ Compensation	2,710	2,025	1,355	536	3,912	10,538
Other, including self-pay patients	338	288	260	315	480	1,681

	$48,711	$24,873	$15,685	$5,725	$20,651	$115,645

Operating Expenses

      We operate in a capital intensive industry that requires significant amounts of capital to fund operations. As a result, a high percentage of our total operating expenses are fixed. Our fixed costs include debt service and capital lease payments, rent and operating lease payments, salaries and benefit obligations, equipment maintenance expenses, and insurance and vehicle operation costs. Because a large portion of our operating expenses are fixed, any increase in our procedure volume disproportionately increases our operating cash flow. Conversely, any decrease in our procedure volume disproportionately decreases our operating cash flow. Our variable costs, which comprise only a small portion of our total operating expenses, include the cost of service supplies such as film and contrast media.

Recent Developments

      On April 1, 2004, we acquired the stock of Comprehensive Medical Imaging, Inc., or CMI, a subsidiary of Cardinal Health, Inc., from Cardinal Health, Inc., which owned and operated 21 fixed-site centers located in California, Arizona, Texas, Kansas, Pennsylvania and Virginia. The aggregate purchase price for these centers was approximately $49.0 million. We refer to this acquisition as the CMI acquisition.

      On August 1, 2003, we acquired 22 mobile facilities primarily operating in the Mid-Atlantic states from CDL Medical Technologies, Inc. The aggregate purchase price for these facilities was approximately $49.9 million. We refer to this acquisition as the CDL acquisition.

      On April 2, 2003, we acquired 13 fixed-site centers located in Southern California from CMI. The aggregate purchase price for these centers was approximately $46.5 million. We refer to this acquisition as the Central Valley acquisition.

      These acquisitions significantly expanded our presence in the Los Angeles, Phoenix and Northern California markets and the Mid-Atlantic states. The aggregate cost of these acquisitions totaled $145.4 million, none of which was assumed debt. We funded the consideration through (1) borrowings under our credit facility and (2) the proceeds of the sale of the initial notes.

      In August 2003, we acquired a joint venture interest in a CT fixed-site center located in Hammonton, New Jersey, which was financed with internally generated funds. In December 2003, we sold a fixed-site center located in Hobart, Indiana. In February 2004, we acquired the remaining joint venture interest in a fixed-site center in Henderson, Nevada. In February 2004, through a joint venture we opened a fixed-site center in Columbus, Ohio. In April 2004, we opened a fixed-site center in Simi Valley, California. All of these final 2004 transactions were financed with internally generated funds.

Results of Operations

      Set forth below is historical financial data for us and our predecessor, InSight, for the periods indicated. The results of operations for the year ended June 30, 2002 have been derived by combining our results of operations for the year ended June 30, 2002 with the results of operations of InSight from July 1, 2001 to October 17, 2001, the date we acquired InSight. These combined results of operations have been prepared for comparative purposes only and do not purport to be indicative of what results of operations would have been if we had owned InSight for the entire year ended June 30, 2002. Our operations after the acquisition are substantially consistent with the operations of InSight prior to the acquisition. In addition, InSight Holdings has no operations other than its investment in InSight. As such, InSight is considered InSight Holdings’ predecessor in accordance with Regulation S-X.

				Three Months Ended
	Years Ended June 30,			September 30,

	2004	2003	2002	2004	2003

	(Amounts in thousands)
REVENUES:
Contract services	$129,193	$111,921	$105,179	$33,568	$30,740
Patient services	161,691	125,831	113,906	47,286	38,032

Total revenues	290,884	237,752	219,085	80,854	68,772

COSTS OF OPERATIONS:
Costs of services	168,700	125,685	113,065	48,458	38,113
Provision for doubtful accounts	4,998	4,154	3,895	1,606	1,126
Equipment leases	990	860	8,026	333	181
Depreciation and amortization	58,733	49,345	36,285	16,348	13,802

Total costs of operations	233,421	180,044	161,271	66,745	53,222

Gross profit	57,463	57,708	57,814	14,109	15,550
CORPORATE OPERATING EXPENSES	(16,217)	(13,750)	(10,889)	(4,855)	(3,503)
ACQUISITION RELATED COMPENSATION CHARGE	—	—	(15,616)	—	—
GAIN ON SALE OF CENTER	2,129	—	—	—	—
EQUITY IN EARNINGS OF UNCONSOLIDATED PARTNERSHIPS	2,181	1,744	819	400	759
INTEREST EXPENSE, net	(40,682)	(37,514)	(38,867)	(10,964)	(10,121)

Income (loss) before income taxes	4,874	8,188	(6,739)	(1,310)	2,685
PROVISION (BENEFIT) FOR INCOME TAXES	1,950	3,266	(2,100)	(524)	1,075

Net income (loss)	$2,924	$4,922	$(4,639)	$(786)	$1,610

      The following table sets forth historical revenues by segment for the periods indicated (amounts in thousands):

				Three Months Ended
	Years Ended June 30,			September 30,

	2004	2003	2002	2004	2003

				(Unaudited)
Fixed division	$176,763	$139,816	$127,122	$50,798	$41,693
Mobile division	114,121	97,936	91,963	30,056	27,079

Total	$290,884	$237,752	$219,085	$80,854	$68,772

      The following table sets forth certain condensed historical financial data expressed as a percentage of revenues for each of the periods indicated:

				Three Months
				Ended
	Years Ended June 30,			September 30,

	2004	2003	2002	2004	2003

				(unaudited)
Revenues:	100.0%	100.0%	100.0%	100.0%	100.00%
Costs of operations:
Costs of services	58.0	52.9	51.6	59.9	55.4
Provision for doubtful accounts	1.7	1.7	1.8	2.0	1.6
Equipment leases	0.3	0.3	3.7	0.4	0.3
Depreciation and amortization	20.2	20.7	16.6	20.2	20.1

Total costs of operations	80.2	75.6	73.7	82.5	77.4

Gross profit	19.8	24.4	26.3	17.5	22.6
Corporate operating expenses	(5.6)	(5.8)	(5.0)	(6.0)	(5.1)
Acquisition related compensation charge	—	—	(7.1)	—	—
Gain on sale of center	0.7	—	—	—	—
Equity in earnings of unconsolidated partnerships	0.8	0.7	0.4	0.5	1.1
Interest expense, net	(14.0)	(15.8)	(17.7)	(13.6)	(14.7)

Income (loss) before income taxes	1.7	3.5	(3.1)	(1.6)	3.9
Provision (benefit) for income taxes	0.7	1.4	(1.0)	(0.6)	1.6

Net income (loss)	1.0%	2.1%	(2.1)%	(1.0)%	2.3%

Results of Operations for the Three Months Ended September 30, 2004 and 2003

      Revenues: Revenues increased approximately 17.6% from approximately $68.8 million for the three months ended September 30, 2003, to approximately $80.9 million for the three months ended September 30, 2004. This increase was due to an increase in revenues from our fixed division (approximately $9.1 million) and an increase in revenues from our mobile division (approximately $3.0 million). Revenues from our fixed division and mobile division represented approximately 63% and 37%, respectively, of our total revenues for the three months ended September 30, 2004.

      Revenues from our fixed division increased approximately 21.8% from approximately $41.7 million for the three months ended September 30, 2003, to approximately $50.8 million for the three months ended September 30, 2004. The increase was due to (1) the CMI acquisition (approximately $9.9 million) and (2) revenues from the fixed-site centers we opened in 2004 and 2003 (approximately $0.7 million), partially offset by a reduction in (1) revenues from our existing fixed-site centers (approximately $0.9 million) and (2) revenues from the center we sold in 2003 (approximately $0.6 million). The decrease in our revenues from our existing fixed-site centers was the result of a 2% decrease in utilization.

      Revenues from our mobile division increased approximately 11.0% from approximately $27.1 million for the three months ended September 30, 2003, to approximately $30.1 million for the three months ended September 30, 2004. The increase was due to (1) the CDL acquisition (approximately $1.9 million) and (2) revenues from our existing mobile facilities (approximately $1.3 million). The increase in revenues from our existing mobile facilities was the result of higher PET revenues (approximately $1.3 million), partially offset by lower MRI and other revenues (approximately $0.2 million). The increase in PET revenues was primarily due to an increase in the number of PET facilities in service. The decrease in MRI revenues was due to a decrease in the number of MRI facilities in service, partially offset by an increase in procedure volume at existing mobile facilities.

      Approximately 58% of our total revenues for the three months ended September 30, 2004 were generated from patient services revenues. Patient services revenues for the fixed division and mobile division represented approximately 99% and 1%, respectively, of total patient services revenues for the three months ended September 30, 2004. Approximately 42% of our total revenues for the three months ended September 30, 2004, were generated from contract services revenues. Contract services revenues for the fixed division and mobile division represented approximately 12% and 88%, respectively, of total contract services revenues for the three months ended September 30, 2004.

      Costs of Operations: Costs of operations increased approximately 25.4% from approximately $53.2 million for the three months ended September 30, 2003, to approximately $66.7 million for the three months ended September 30, 2004. This increase was due primarily to (1) the CDL and CMI acquisitions (approximately $1.2 million and $7.8 million, respectively), (2) increased costs at our existing fixed-site centers and mobile facilities (approximately $4.3 million) and (3) costs at the fixed-site centers we opened in 2004 and 2003 (approximately $0.7 million), partially offset by reduced costs from the center we sold in 2003 (approximately $0.5 million). The increase in costs of operations at our existing fixed-site centers and mobile facilities is due primarily to higher salaries and benefits (approximately $2.2 million), depreciation and amortization expense (approximately $1.1 million), an increase in vehicle costs (approximately $0.5 million), and higher insurance costs (approximately $0.3 million).

      Costs of operations at our fixed division increased approximately 27.4% from approximately $29.8 million for the three months ended September 30, 2003, to approximately $37.9 million for the three months ended September 30, 2004. The increase was due to (1) the CMI acquisition (approximately $7.8 million), (2) costs at the fixed-site centers we opened in 2004 and 2003 (approximately $0.7 million), and (3) a charge for one-time severance payments for terminated employees (approximately $0.3 million), partially offset by (1) reduced costs from the sale of a fixed-site center in Hobart, Indiana (approximately $0.5 million) and (2) a decrease in costs at our existing fixed-site centers (approximately $0.2 million). The decrease in costs of operations at our existing fixed-site centers was due primarily to a reduction in medical supply costs (approximately $0.2 million) and a reduction in the provision for doubtful accounts (approximately $0.1 million).

      Costs of operations at our mobile division increased approximately 22.3% from approximately $19.4 million for the three months ended September 30, 2003, to approximately $23.8 million for the three months ended September 30, 2004. The increase was due to (1) the CDL acquisition (approximately $1.2 million) and (2) increased costs at our existing mobile facilities (approximately $3.2 million). The increase in costs at our existing mobile facilities was due to higher salaries and benefits (approximately $1.1 million), particularly technologists, an increase in vehicle costs (approximately $0.4 million), an increase in medical supply costs (approximately $0.2 million), higher depreciation and amortization expense (approximately $0.8 million) and an increase in the provision for doubtful accounts (approximately $0.2 million). The increase in costs of operations at existing mobile facilities results primarily from an increase in costs to operate our PET and PET/ CT facilities which have higher (1) medical supply costs relating to the use of radiopharmaceuticals, (2) technologist salaries relating to the shortage of PET technologists and the increase in the number of technologists needed to operate PET/CT facilities and (3) vehicle operation costs relating to the fact that PET and PET/ CT facilities are moved more frequently. We believe that these higher costs will continue as we add additional PET and PET/ CT facilities.

      Corporate Operating Expenses: Corporate operating expenses increased approximately 38.6% from approximately $3.5 million for the three months ended September 30, 2003, to approximately $4.9 million for the three months ended September 30, 2004. During the three months ended September 30, 2004, we recorded a charge for one-time severance payments for terminated employees (approximately $0.8 million). The remaining increase was also due primarily to higher salaries and benefits (approximately $0.2 million), additional legal and accounting costs (approximately $0.2 million), and additional occupancy costs (approximately $0.1 million).

      Interest Expense, net: Interest expense, net increased approximately 8.3% from approximately $10.1 million for the three months ended September 30, 2003, to approximately $11.0 million for the three months ended September 30, 2004. The increase was due primarily to additional debt related to the CDL and CMI acquisitions, partially offset by principal payments on notes payable and capital lease obligations.

      Provision (Benefit) for Income Taxes: Provision (benefit) for income taxes decreased from a provision of $1.1 million for the three months ended September 30, 2003, to a benefit of approximately $0.5 million for the three months ended September 30, 2004, due to the pretax loss for the three months ended September 30, 2004. We have recorded a tax provision (benefit) at an effective rate of 40% for the three months ended September 30, 2004 and 2003.

Results of Operations for Years Ended June 30, 2004 and 2003

      Revenues: Revenues increased approximately 22.3% from approximately $237.8 million for the year ended June 30, 2003, to approximately $290.9 million for the year ended June 30, 2004. This increase was due to an increase in revenues from our fixed division (approximately $36.9 million) and an increase in revenues from our mobile division (approximately $16.2 million). Revenues from our fixed division and mobile division represented approximately 61% and 39%, respectively, of our total revenues for the year ended June 30, 2004.

      Revenues from our fixed division increased approximately 26.4% from approximately $139.8 million for the year ended June 30, 2003, to approximately $176.8 million for the year ended June 30, 2004. The increase was due to (1) the Central Valley acquisition (approximately $20.0 million); (2) the CMI acquisition (approximately $10.3 million); (3) revenues from the fixed-site centers we opened in 2004 and 2003 (approximately $3.6 million); and (4) revenues from our existing fixed-site centers (approximately $4.3 million), partially offset by a decrease in revenues from the sale of a fixed-site center in Hobart, Indiana (approximately $1.2 million). The increase in our revenues from our existing fixed-site centers was the result of a 4% increase in utilization, partially offset by a 1% decrease in reimbursement from third-party payors.

      Revenues from our mobile division increased approximately 16.5% from approximately $97.9 million for the year ended June 30, 2003, to approximately $114.1 million for the year ended June 30, 2004. The increase was due to the CDL acquisition (approximately $21.0 million), partially offset by (1) reduced revenues associated with our short-term rental activities (approximately $1.1 million) and (2) reduced revenues from our existing mobile facilities (approximately $3.7 million). The decrease in revenues associated with our short-term rental activities is the result of fewer upgrades or installations of MRI equipment at hospitals which utilize our mobile facilities on a short-term or interim basis. The decrease in revenues from our existing mobile facilities was the result of lower MRI and other revenues (approximately $5.9 million), partially offset by higher PET revenues (approximately $2.2 million). The increase in PET revenues is primarily due to an increase in the number of PET facilities in service. The decrease in MRI revenues was due to a decrease in the number of MRI facilities in service and the loss of high volume customer contracts, partially offset by an increase in procedure volume at replacement accounts, which initially had lower procedure volumes. The loss of high volume customers is primarily the result of customers reaching sufficient patient volumes to finance the cost of acquiring their own system. This has increased in recent years as original equipment manufacturers have offered attractive financing to high volume customers. We experienced losses of high volume customers across our network and not just in any one region.

      Approximately 56% of our total revenues for the year ended June 30, 2004 were generated from patient services revenues. Patient services revenues for the fixed division and mobile division represented approximately 99% and 1%, respectively, of total patient services revenues for the year ended June 30, 2004. Approximately 44% of our total revenues for the year ended June 30, 2004, were generated from contract services revenues. Contract services revenues for the fixed division and mobile division represented approximately 13% and 87%, respectively, of total contract services revenues for the year ended June 30, 2004.

      Costs of Operations: Costs of operations increased approximately 29.6% from approximately $180.0 million for the year ended June 30, 2003, to approximately $233.4 million for the year ended June 30, 2004. This increase was due primarily to (1) the Central Valley, CDL and CMI acquisitions (approximately $15.2 million, $13.9 million and $7.7 million, respectively); (2) costs at the fixed-site centers we opened in 2004 and 2003 (approximately $3.3 million); and (3) increased costs at our existing fixed-site centers and mobile facilities (approximately $14.3 million), partially offset by reduced costs from the sale of a fixed-site center in Hobart, Indiana (approximately $1.0 million). The increase in costs of operations is due primarily to higher salaries and benefits (approximately $7.8 million), equipment maintenance costs (approximately $2.6 million), insurance (approximately $1.0 million) and depreciation expense (approximately $2.7 million), partially offset by reduced equipment lease costs (approximately $0.3 million) and provision for doubtful accounts (approximately $0.1 million).

      Costs of operations at our fixed division increased approximately 29.1% from approximately $99.8 million for the year ended June 30, 2003, to approximately $128.8 million for the year ended June 30, 2004. The increase was due to (1) the Central Valley and CMI acquisitions (approximately $15.2 million and $7.7 million, respectively); (2) costs at the fixed-site centers we opened in 2004 and 2003 (approximately $3.3 million); and (3) increased costs at our existing fixed-site centers (approximately $3.8 million), partially offset by reduced costs from the sale of the fixed-site center discussed above (approximately $1.0 million). The increase in costs of operations at our existing fixed-site centers was due primarily to higher salaries and benefits (approximately $3.8 million), particularly technologists and additional senior regional management, equipment maintenance costs (approximately $0.9 million), insurance (approximately $0.6 million) and depreciation expense (approximately $0.3 million), partially offset by reduced provision for doubtful accounts (approximately $0.3 million).

      Costs of operations at our mobile division increased approximately 30.4% from approximately $66.8 million for the year ended June 30, 2003, to approximately $87.1 million for the year ended June 30, 2004. The increase was due to (1) the CDL acquisition (approximately $13.9 million) and (2) increased costs at our existing mobile facilities (approximately $6.4 million). The increase in costs at our existing mobile facilities was due to higher salaries and benefits (approximately $2.9 million), particularly technologists and additional mobile sales personnel, equipment maintenance costs (approximately $1.0 million), an increase in vehicle costs due to the reduction of our short-term rental activities (approximately $2.2 million), insurance (approximately $0.3 million) and depreciation expense (approximately $1.9 million), partially offset by reduced equipment lease costs (approximately $1.0 million) and other costs (approximately $0.9 million).

      Corporate Operating Expenses: Corporate operating expenses increased approximately 17.9% from approximately $13.8 million for the year ended June 30, 2003, to approximately $16.2 million for the year ended June 30, 2004. The increase was due primarily to higher salaries and benefits (approximately $0.2 million), additional costs to make IRIS conform with HIPAA requirements (approximately $0.1 million), additional occupancy costs (approximately $0.1 million), cost and expenses incurred related to a withdrawn initial public offering (approximately $1.7 million), partially offset by reduced consulting costs related to our acquisition and development activities (approximately $0.3 million).

      Gain on Sale of Center: In December 2003, we sold a fixed-site center located in Hobart, Indiana for approximately $5.4 million. We realized a gain of approximately $2.1 million on the sale.

      Interest Expense, net: Interest expense, net increased approximately 8.5% from approximately $37.5 million for the year ended June 30, 2003, to approximately $40.7 million for the year ended June 30, 2004. The increase was due primarily to additional debt related to the Central Valley, CDL and CMI acquisitions, partially offset by principal payments on notes payable and capital lease obligations.

      Provision for Income Taxes: Provision for income taxes decreased from $3.3 million for year ended June 30, 2003, to approximately $2.0 million for the year ended June 30, 2004. We have recorded a tax provision at an effective rate of 40% for the year ended June 30, 2004 and 2003, respectively.

Results of Operations for Years Ended June 30, 2003 and 2002

      Revenues: Revenues increased approximately 8.5% from approximately $219.1 million for the year ended June 30, 2002, to approximately $237.8 million for the year ended June 30, 2003. The increase was due primarily to an increase in revenues from our fixed division (approximately $12.7 million) and an increase in revenues from our mobile division (approximately $6.0 million). Revenues from our fixed division and mobile division represented approximately 59% and 41%, respectively, of our total revenues for the year ended June 30, 2003.

      Revenues from our fixed division increased approximately 10.0% from approximately $127.1 million for the year ended June 30, 2002, to approximately $139.8 million for the year ended June 30, 2003. The increase was due primarily to (1) the Central Valley acquisition (approximately $6.5 million); (2) revenues from the fixed-site centers we opened in 2003 (approximately $3.6 million); and (3) higher utilization from our existing fixed-site centers (approximately 6%), partially offset by a nominal decrease in reimbursement rate from third-party payors (approximately 1%).

      Revenues from our mobile division increased approximately 6.5% from approximately $91.9 million for the year ended June 30, 2002, to approximately $97.9 million for the year ended June 30, 2003. The increase was due to higher utilization at our mobile facilities and an increase in the number of MRI and PET mobile facilities in operation during the year ended June 30, 2003 (approximately six mobile facilities).

      Approximately 53% of our total revenues for the year ended June 30, 2003 were generated from patient services revenues. Patient services revenues from our fixed division and mobile division represented approximately 98% and 2%, respectively, of total patient services revenues for the year ended June 30, 2003. Approximately 47% of our total revenues for the year ended June 30, 2003 were generated from contract services revenues. Contract services revenues for our fixed division and mobile division represented approximately 14% and 86%, respectively, of total contract services revenues for the year ended June 30, 2003.

      Costs of Operations: Costs of operations increased approximately 11.6% from approximately $161.3 million for the year ended June 30, 2002, to approximately $180.0 million for the year ended June 30, 2003. The increase was due primarily to (1) the Central Valley acquisition (approximately $4.7 million), and (2) increased costs at our existing fixed-site centers and mobile facilities (approximately $14.0 million). The increased costs at our existing fixed-site centers and mobile facilities were due primarily to higher salaries and benefits (approximately $3.4 million), occupancy (approximately $1.0 million), equipment maintenance costs (approximately $1.3 million) and depreciation expense (approximately $9.9 million), partially offset by reduced equipment lease costs (approximately $7.3 million). The increase in depreciation and the reduction of equipment lease costs are due primarily to the buyout of operating leases and the conversion of operating leases to capital leases and to our capital expenditures during the year ended June 30, 2003.

      Costs of operations at our fixed division increased approximately 11.0% from approximately $89.9 million for the year ended June 30, 2002, to approximately $99.8 million for the year ended June 30, 2003. The increase was due primarily to the Central Valley acquisition (approximately $4.7 million) and higher salaries and benefits (approximately $1.9 million), occupancy (approximately $0.8 million) and depreciation expense (approximately $1.6 million).

      Costs of operations at our mobile division increased approximately 5.2% from approximately $63.5 million for the year ended June 30, 2002, to approximately $66.8 million for the year ended June 30, 2003. The increase was due primarily to equipment costs related to the additional mobile facilities (approximately $1.0 million) and higher salaries and benefits (approximately $1.5 million), which included additional mobile sales personnel.

      Corporate Operating Expenses: Corporate operating expenses increased approximately 26.6% from approximately $10.9 million for the year ended June 30, 2002, to approximately $13.8 million for the year ended June 30, 2003. The increase was due primarily to higher salaries and benefits (approximately

$2.0 million), which includes one-time severance payments for certain terminated employees, consulting costs associated with our acquisition and development activities (approximately $0.3 million), and additional information technology systems costs to make the InSight Radiology Information System, or IRIS, conform with the requirements of the Healthcare Insurance Portability and Accountability Act, or HIPAA (approximately $0.2 million).

      Acquisition Related Compensation Charge: Holders of options and warrants, which prior to our acquisition of InSight were exercisable for InSight common stock, received the difference between $18.00 and the exercise price of each share of common stock the holder could have acquired pursuant to the terms of the options and warrants, and the options and warrants were terminated. This resulted in a charge of approximately $15.6 million, which is reflected in the statement of operations of InSight for the period from July 1, 2001 to October  17, 2001.

      Interest Expense, net: Interest expense, net decreased approximately 3.6% from approximately $38.9 million for the year ended June 30, 2002, to approximately $37.5 million for the year ended June 30, 2003. The decrease was due primarily to (1) the elimination of the write-off of debt issuance costs as a result of the refinancing of a senior subordinated bridge financing in the year ended June 30, 2002 (approximately $7.4 million); (2) a reduction in our effective interest rate on our variable rate debt; and (3) principal payments on our credit facility, partially offset by additional debt related to the conversion of operating leases to capital leases and additional debt related to the Central Valley acquisition.

      Provision For Income Taxes: Provision for income taxes changed from a benefit of approximately $2.1 million for the year ended June 30, 2002, to a provision of approximately $3.3 million for the year ended June 30, 2003. For the year ended June 30, 2003, the provision is due to our recording a tax provision at an effective rate of 40%. For the year ended June 30, 2002, the benefit was due to InSight recording a benefit to recognize the utilization of certain operating loss carrybacks.

Liquidity and Capital Resources

      We have historically funded our operations and capital expenditure requirements from net cash provided by operating activities, capital and operating leases and our credit facility. We will fund future working capital and capital expenditure requirements from net cash provided by operating activities, capital and operating leases, and, to the extent necessary, our revolving credit facility.

      Liquidity: We believe, based on currently available information, that future cash flows from operations will be adequate to meet our anticipated interest expense, federal and state cash tax expense, capital expenditures, working capital, scheduled principal payments and other debt repayments while meeting all covenant requirements under our credit facility for the next twelve months.

      Our short-term and long-term liquidity needs will arise primarily from:

•	principal and interest payments relating to our credit facility;

•	interest payments relating to our 9 7/8% senior subordinated notes;

•	capital expenditures;

•	working capital requirements to support business growth; and

•	potential acquisitions.

      There are no scheduled principal repayments on the notes until 2011.

      Cash and cash equivalents as of September 30, 2004 were approximately $41.3 million. Our primary source of liquidity is cash provided by operating activities. Our ability to generate cash flows from operating activities is based upon several factors including the following:

•	the volume of patients at our fixed-site centers;

•	the demand for our services in the mobile division;

•	our ability to control expenses; and

•	our ability to collect our trade accounts receivables from third-party payors, hospitals, physician groups, other healthcare providers and patients.

      Set forth below is historical cash flow data for us and our predecessor, InSight, for the periods indicated. The cash flows for the year ended June 30, 2002 have been derived by combining our results of operations for the year ended June 30, 2002 with the cash flows of InSight from July 1, 2001 to October 17, 2001, the date we acquired InSight. These combined cash flows have been prepared for comparative purposes only and do not purport to be indicative of what cash flows would have been if we had owned InSight for the entire year ended June 30, 2002. Our operations after the acquisition of InSight are substantially consistent with the operations of InSight prior to the acquisition. In addition, we have no operations other than our investment in InSight. As such, InSight is considered our predecessor in accordance with Regulation S-X.

				Three Months Ended
	Years Ended June 30,			September 30,

	2004	2003	2002	2004	2003

	(Amounts in thousands)

				(Unaudited)
Cash Flow Data:
Net cash provided by operating activities	$60,120	$61,756	$54,421	$20,822	$17,591
Net cash used in investing activities	(142,250)	(102,705)	(243,155)	(8,027)	(61,299)
Net cash provided by financing activities	92,988	42,720	191,692	(1,930)	49,128

      Net cash provided by operating activities was approximately $20.8 million for the three months ended September 30, 2004 and resulted primarily from net income before depreciation and amortization (approximately $15.6 million), an increase in accounts payable and accrued expenses (approximately $3.6 million), a decrease in other current assets (approximately $0.5 million) and a decrease in trade accounts receivables, net (approximately $1.1 million). The increase in accounts payable and accrued expenses is due to an increase in accrued interest primarily related to the timing of interest payments on our senior subordinated notes.

      Net cash used in investing activities was approximately $8.0 million for the three months ended September 30, 2004. Cash used in investing activities resulted primarily from our purchase or upgrade of diagnostic imaging equipment at our existing fixed-site centers (approximately $8.2 million).

      Net cash used in financing activities was approximately $1.9 million for the three months ended September 30, 2004. Cash used in financing activities resulted primarily from principal payments of notes payable and capital lease obligations (approximately $2.1 million).

      Net cash provided by operating activities was approximately $60.1 million for the year ended June 30, 2004 and resulted primarily from net income before depreciation and amortization (approximately $61.7 million), an increase in accounts payable and accrued expenses (approximately $6.0 million) and a decrease in other current assets (approximately $3.1 million), partially offset by an increase in trade accounts receivables, net (approximately $8.5 million). The increases in trade accounts receivables, accounts payable and accrued expenses are due primarily to the acquisitions that we completed in 2003 and 2004. The decrease in other current assets was due to the reduction in amounts due to us from our unconsolidated partnerships.

      Net cash used in investing activities was approximately $142.3 million for the year ended June 30, 2004. Cash used in investing activities resulted primarily from our Central Valley, CDL and CMI acquisitions (approximately $101.3 million) and our purchase or upgrade of diagnostic imaging equipment at our existing fixed-site centers (approximately $46.7 million), partially offset by proceeds from the sale of a fixed-site center in Hobart, Indiana discussed above (approximately $5.4 million).

      Net cash provided by financing activities was approximately $93.0 million for the year ended June 30, 2004. Cash provided by financing activities resulted primarily from borrowings of notes payable (approximately $101.1 million), partially offset by principal payments of notes payable and capital lease obligations (approximately $8.2 million).

      The following table sets forth our earnings before interest, taxes, depreciation and amortization excluding the acquisition related compensation charge, or Adjusted EBITDA, for the periods indicated. Adjusted EBITDA has been included because we believe that it is a useful tool for us and our investors to measure our ability to meet debt service, capital expenditure and working capital requirements. We have excluded the “acquisition related compensation charge” from EBITDA as it relates solely to our acquisition of InSight, our predecessor, which resulted in the cancellation of all outstanding common stock, options and warrants of InSight, and InSight became a wholly owned subsidiary of a company without any publicly traded equity. We do not expect a similar charge to recur in the next two years. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net cash provided by operating activities or other traditional indicators of operating performance or liquidity determined in accordance with GAAP. While Adjusted EBITDA is used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. We present the discussion of Adjusted EBITDA because covenants in the indenture governing our senior subordinated notes and the credit agreement relating to our credit facility contain ratios based on this measure. Our reconciliation of our Adjusted EBITDA to net cash provided by operating activities is as follows:

				Three Months Ended
	Years Ended June 30,			September 30,

	2004	2003	2002	2004	2003

	(Amounts in thousands)
	(unaudited)
Net cash provided by operating activities	$60,120	$61,756	$54,421	$20,822	$17,591
Provision (benefit) for income taxes	1,950	3,266	(2,100)	(524)	1,075
Interest expense, net	40,682	37,514	38,867	10,964	10,121
Write-off of debt issuance costs	—	—	(7,378)	—	—
Gain on sale of center	2,129	—	—	—	—
Net change in operating assets and liabilities	(592)	(7,489)	219	(5,260)	(2,179)

Adjusted EBITDA	$104,289	$95,047	$84,029	$26,002	$26,608

      Adjusted EBITDA decreased approximately 2.3% from approximately $26.6 million for the three months ended September 30, 2003, to approximately $26.0 million for the three months ended September 30, 2004. This decrease was due primarily to (1) a reduction at existing facilities (approximately $3.2 million), (2) a reduction at the fixed-site center we sold in 2003 (approximately $0.2 million) and (3) an increase in corporate operating and other expenses (approximately $1.7 million), partially offset by increases due to (1) the CDL and CMI acquisitions (approximately $1.1 million and $3.3 million, respectively) and (2) the fixed-site centers we opened in 2004 and 2003 (approximately $0.1 million). Adjusted EBITDA for the fixed division increased approximately 10.7% from approximately $17.7 million for the three months ended September 30, 2003, to approximately $19.6 million for the three months ended September 30, 2004. This increase was due primarily to (1) the CMI acquisition (approximately $3.3 million) and (2) the fixed-site centers we opened in 2004 and 2003 (approximately $0.1 million), partially offset by a decrease at our existing fixed-site centers (approximately $1.3 million) and a decrease at the fixed-site center we sold in 2003 (approximately $0.2 million). Adjusted EBITDA for the mobile division decreased approximately 2.0% from approximately $14.4 million for the three months ended September 30, 2003, to approximately $14.1 million for the three months ended

September 30, 2004. This decrease was due to a reduction at our existing mobile facilities (approximately $1.3 million), partially offset by the CDL acquisition (approximately $1.1 million).

      Adjusted EBITDA increased approximately 9.7% from approximately $95.0 million for the year ended June 30, 2003, to approximately $104.3 million for the year ended June 30, 2004. This increase was due to (1) the Central Valley, CDL and CMI acquisitions (approximately $7.1 million, $10.2 million and $3.8 million, respectively), and (2) the fixed-site centers opened in 2004 and 2003 (approximately $0.7), partially offset by a reduction at existing facilities (approximately $11.9 million) and a reduction at the fixed-site center we sold in 2004 (approximately $0.5 million). Adjusted EBITDA for the fixed division increased approximately 24.2% from approximately $59.1 million for the year ended June 30, 2003, to approximately $73.4 million for the year ended June 30, 2004. This increase was due primarily to (1) the Central Valley and CMI acquisitions (approximately $7.1 million and $3.8 million, respectively), (2) an increase at our existing fixed-site centers (approximately $3.3 million) and (3) the fixed-site centers we opened in 2004 and 2003 (approximately $0.7 million), partially offset by a reduction at the fixed-site center we sold in 2004 (approximately $0.5 million). Adjusted EBITDA for the mobile division increased approximately 1.5% from approximately $55.5 million for the year ended June 30, 2003, to approximately $56.3 million for the year ended June 30, 2004. This increase was due to the CDL acquisition (approximately $10.2 million), partially offset by a reduction at our existing mobile facilities (approximately $9.4 million).

      Adjusted EBITDA increased approximately 13.1% from approximately $84.0 million for the year ended June 30, 2002, to approximately $95.0 million for the year ended June 30, 2003. This increase was due to: (1) our existing facilities (approximately $1.6 million), (2) the buyout of operating leases and the conversion of operating leases to capital leases in 2002 (approximately $7.2 million) and (3) the Central Valley acquisition (approximately $2.2 million). Adjusted EBITDA for the fixed division increased approximately 10.3% from approximately $53.6 million for the year ended June 30, 2002, to approximately $59.1 million for the year ended June 30, 2003. Adjusted EBITDA for the mobile division increased approximately 25.0% from approximately $44.4 million for the year ended June 30, 2002, to approximately $55.5 million for the year ended June 30, 2003.

      Capital Expenditures: As of September 30, 2004, we have committed to purchase or lease at an approximate aggregate cost of $8.0 million, six diagnostic imaging systems through February 2005. We expect to use either internally generated funds or leases to finance the purchase of such equipment. We may purchase, lease or upgrade other diagnostic imaging systems as opportunities arise to place new equipment into service when new contract services agreements are signed, existing agreements are renewed, acquisitions are completed, or new fixed-site centers and mobile facilities are developed in accordance with our business strategy.

      In addition, in connection with the implementation of the electronic transactions, security and privacy standards mandated by HIPAA, we have spent approximately $1.8 million as of September 30, 2004, to make necessary software upgrades to IRIS to make it conform with the privacy and electronic standards. We expect to spend an additional $0.4 million to conform with the security standards by April 2005.

      Credit Facility and Senior Subordinated Notes: As of September 30, 2004, through InSight, we have a credit facility with Bank of America, N.A. and a syndication of other lenders consisting of: (1) a term loan with a principal balance of approximately $220 million; (2) an additional $50 million term loan and (3) a $50 million revolving credit facility. Borrowings under the credit facility bear interest at LIBOR plus 3.5% to 3.75%. We are required to pay an annual unused facility fee of between 0.5% and 2.5%, payable quarterly, on unborrowed amounts. We used the credit facility to complete the Central Valley, CDL and CMI acquisitions. As of November 5, 2004, there were no borrowings under the revolving credit facility.

      In addition to the indebtedness under our credit facility, through InSight, we have outstanding $250 million of 9 7/8% senior subordinated notes. The notes mature in November 2011, with interest payable semi-annually and are redeemable at our option, in whole or in part, on or after November 1, 2006.

      The credit facility contains various restrictive covenants which prohibit us from prepaying other indebtedness, including the notes, and require us to maintain specified financial ratios and satisfy financial condition tests. As of September 30, 2004, we were in compliance with these covenants. In addition, the credit facility prohibits us from declaring or paying any dividends and prohibits us from making any payments with respect to the notes if we fail to perform our obligations under, or we fail to meet the conditions of, the credit facility or if payment creates a default under the credit facility.

      Contractual Commitments: As defined by SEC reporting regulations, our contractual obligations as of June 30, 2004 are as follows (amounts in thousands):

		Payments Due by Period

		Less than			After
	Total	1 Year	1-3 Years	3-5 Years	5 Years

Long-term debt obligations	$763,221	$42,985	$87,100	$325,532	$307,604
Capital lease obligations	21,697	6,399	12,043	3,230	25
Operating lease obligations	43,903	8,566	15,426	9,873	10,038
Purchase commitments	6,354	6,354	—	—	—

Total contractual obligations	$835,175	$64,304	$114,569	$338,635	$317,667

      The long-term debt obligations and capital lease obligations include both principal and interest commitments for the periods presented. The interest commitment on our credit facility is based on our weighted average interest rate at September 30, 2004 (5.13%).

Critical Accounting Policies and Estimates

      Management’s discussion and analysis of financial condition and results of operations, as well as disclosures included elsewhere in this prospectus are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingencies. We believe the critical accounting policies that most impact the consolidated financial statements are described below. A summary of our significant accounting policies can be found in the notes to our consolidated financial statements which are included elsewhere in this prospectus.

      Revenue Recognition: Revenues from patient services and from contract services are recognized when services are provided. Patient services revenues are presented net of (1) related contractual adjustments, which represent the difference between our charge for a procedure and what we will ultimately receive from private health insurance programs, Medicare, Medicaid and other federal healthcare programs, and (2) payments due to radiologists. We report payments made to radiologists on a net basis because (i) we are not the primary obligor for the provision of professional services, (ii) the radiologists receive contractually agreed upon amounts from collections and (iii) the radiologists bear the risk of non-collection. Contract services revenues are recognized over the applicable contract period. Revenues collected in advance are recorded as unearned revenue.

      Trade Accounts Receivables: We review our trade accounts receivables and our estimates of the allowance for doubtful accounts and contractual adjustments each period. Contractual adjustments are manual estimates based upon an analysis of (i) historical experience of contractual payments from payors and (ii) the outstanding accounts receivables from payors. Contractual adjustments are written off against their corresponding asset account at the time a payment is received from a payor, with a reduction to the allowance for contractual adjustments to the extent such an allowance was previously recorded. Estimates of uncollectible amounts are revised each period, and changes are recorded in the period they become known. The provision for doubtful accounts includes amounts to be written off with respect to (1) specific accounts involving customers, which are financially unstable or materially fail to comply with the payment terms of their contract and (2) other accounts based on our historical collection experience, including payor mix and the aging of patient accounts receivables balances. Receivables deemed to be uncollectible, either through a customer default on payment terms or after reasonable collection efforts have been exhausted, are fully written off against their corresponding asset account, with a reduction to the allowance for doubtful accounts to the extent such an allowance was previously recorded. Our historical write-offs for uncollectible accounts receivables is not concentrated in a specific payor class. While we have not in the past experienced material differences between the amounts we have collected and our estimated allowances, the amounts we realize in the future could differ materially from the amounts assumed in arriving at the allowance for doubtful accounts and contractual adjustments.

      Goodwill and Other Intangible Assets: We evaluate the carrying value of goodwill and identified intangibles not subject to amortization in the second quarter of each year. As part of the evaluation, we compare the carrying value of each intangible asset with its fair value to determine whether there has been impairment. We assess the ongoing recoverability of our intangible assets subject to amortization by determining whether the intangible asset balance can be recovered over the remaining amortization period through projected undiscounted future cash flows. If projected future cash flows indicate that the unamortized intangible asset balances will not be recovered, an adjustment is made to reduce the net intangible asset to an amount consistent with projected future cash flows discounted at our incremental borrowing rate. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

New Pronouncements

      In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities” (FIN 46) which is an interpretation of Accounting Research Bulletin No. 51, and “Consolidated Financial Statements.” FIN 46 requires a variable interest entity (VIE) to be consolidated by a company that is considered to be the primary beneficiary of that VIE. In December 2003, the FASB issued FIN No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN 46-R) to address certain FIN 46 implementation issues. The effective dates and impact of FIN 46 and FIN 46-R for our consolidated financial statements are as follows:

(1) Special purpose entities (SPEs) created prior to February 1, 2003: We must apply the provisions of FIN 46. We have completed our assessment and determined that we have no SPEs.

(2) Non-SPEs created prior to February 1, 2003: We did not enter into any significant joint venture or partnership agreements prior to February 1, 2003 which are not included in the consolidated financial statements for the years ended June 30, 2004 and 2003 or for the three months ended September 30, 2004 and 2003.

(3) All entities, regardless of whether a SPE, that were created subsequent to January 31, 2003: We must apply the provisions of FIN 46. We do not have any entity that qualifies as a VIE.

BUSINESS

Overview

      We are a provider of diagnostic imaging services. We provide our services through an integrated network of fixed-site centers and mobile facilities focused in targeted regions throughout the United States. Our services include magnetic resonance imaging, or MRI, positron emission tomography, or PET, computed tomography, or CT, and other technologies. These services are noninvasive techniques that generate representations of internal anatomy on film or digital media which are used by physicians for the diagnosis and assessment of diseases and disorders.

      As of September 30, 2004, our network consisted of 120 fixed-site centers and 115 mobile facilities. This combination allows us to provide a full continuum of imaging services to better meet the needs of our customers, including healthcare providers, such as hospitals and physicians, and payors such as managed care organizations, Medicare, Medicaid and insurance companies. Our fixed-site centers include freestanding centers and joint ventures with hospitals and radiology groups. Physicians refer patients to our fixed-site centers based on our service reputation, equipment, breadth of managed care contracts and convenient locations. Our mobile facilities provide hospitals and physician groups access to imaging technologies when they lack either the resources or patient volume to provide their own imaging services or require incremental capacity. We enter into agreements with radiologists to provide professional services, which include supervision and interpretation of radiological procedures and quality assurance. We do not engage in the practice of medicine.

      We operate as two divisions, the mobile division and fixed division, which also constitute our two reportable segments. Our mobile division includes 30 parked mobile facilities, each of which serves a single customer. Our fixed division includes four mobile facilities as part of our fixed division operations in Maine. Revenues from our fixed division and mobile division represented approximately 61% and 39%, respectively, of our total revenues for the year ended June 30, 2004. Revenues from our fixed division were approximately $176.8 million and revenues from our mobile division were approximately $114.1 million for the year ended June 30, 2004. Revenues from our fixed division and mobile division represented approximately 63% and 37%, respectively, of our total revenues for the three months ended September 30, 2004. Revenues from our fixed division were approximately $50.8 million and revenues from our mobile division were approximately $30.1 million for the three months ended September 30, 2004. For a more detailed discussion of our revenues from our fixed division and our mobile division for the fiscal years ended June 30, 2002, 2003 and 2004 and the three months ended September 30, 2003 and 2004, please see the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Fixed Business Overview

      Our fixed-site centers provide a full spectrum of diagnostic imaging services to patients, physicians, insurance payors and managed care organizations. Of our 120 fixed-site centers, 76 offer MRI services exclusively and four offer either PET or another type of service exclusively. Our remaining 40 fixed-site centers are multi-modality sites typically offering MRI and one or more of PET, CT, x-ray, mammography, ultrasound, nuclear medicine, bone densitometry, nuclear cardiology and cardiovascular services. Diagnostic services are provided to a patient upon referral by a physician. Physicians refer patients to our fixed-site centers based on our service reputation, equipment, breadth of managed care contracts and convenient locations. Our fixed-site centers provide the equipment and technologists for the procedures, contract with radiologists to interpret the scans, and bill payors directly. We have more than 1,000 managed care contracts with managed care organizations at our fixed-site centers. These managed care contracts often last for a period of multiple years because (1) they do not have specific terms or specific termination dates or (2) they contain provisions that provide for the contract to automatically renew unless either party terminates the contract.

      In addition to our independent facilities, we enter into joint ventures with hospitals and radiology groups. Under these arrangements, the hospital outsources its radiology function (primarily MRI) to us and we then install the appropriate imaging equipment on the hospital campus. Joint ventures are attractive to hospitals that lack the resources, management expertise or patient volume to provide their own imaging services or require incremental capacity. Joint ventures provide us with motivated partners capable of generating significant in-patient scan volumes through fixed-site centers. Furthermore, our joint ventures allow us to charge a management and billing fee for supporting the day-to-day operations of the jointly owned centers.

Mobile Business Overview

      Hospitals can obtain access to our diverse diagnostic imaging technology through our network of 115 mobile facilities. We currently have contracts with more than 300 hospitals, physician groups and other healthcare providers. We enable hospitals, physician groups and other healthcare providers to benefit from our advanced equipment without investing their own capital directly. We do not provide interpretation services for the diagnostic images produced. Interpretation services are provided by the hospital’s radiologists or physician groups.

      After reviewing the needs of our customers, route patterns, travel times, fuel costs and equipment utilization, our field managers implement planning and route management to maximize the utilization of our mobile equipment while controlling the costs to locate and relocate the mobile facilities. Our mobile facilities are scheduled for as little as one-half day and up to seven days per week at any particular site. We generally enter into one to five year-term contracts with hospitals, physician groups and other healthcare providers under which they assume responsibility for billing and collections. We are paid directly by the hospitals, physician groups and other healthcare providers on a contracted amount for our services, regardless of their reimbursement.

      Our mobile business provides a significant advantage for establishing joint venture arrangements with hospitals, physician groups and other healthcare providers and expanding our fixed-site business. We establish mobile routes in selected markets with the intent of growing with our customers. Our mobile facilities give us the flexibility to (1) supplement fixed-site centers operating at or near capacity until volume has grown sufficiently to warrant additional fixed-site centers, and (2) test new markets on a short-term basis prior to establishing new mobile routes or opening new fixed-site centers. Our goal is to enter into long-term joint venture relationships with our mobile customers once the local market matures and sufficient patient volume is attained to support a fixed-site center.

Diagnostic Imaging Technology

      The diagnostic imaging systems we currently offer are MRI systems, PET scanners, CT scanners, digital ultrasound systems, computer-based nuclear medicine gamma cameras, x-ray, mammography, radiography/fluoroscopy systems and bone densitometry. Each of these types of imaging systems (other than x-ray) represents the marriage of computer technology and various medical imaging modalities. The following highlights our primary imaging systems:

Magnetic Resonance Imaging or MRI

      MRI is a technique that involves the use of high-strength magnetic fields to produce computer-processed, three-dimensional, cross-sectional images of the body. The resulting image reproduces soft tissue anatomy (as found in the brain, spinal cord and interior ligaments of body joints such as the knee) with superior clarity, not available by any other currently existing imaging modality, and without exposing patients to ionizing radiation. MRI systems are classified into two classes, conventional MRI systems and Open MRI systems. The structure of conventional MRI systems (including the narrow tubes into which a patient is inserted) allows for higher magnet field strengths, better image quality and faster scanning times than Open MRI systems. However, Open MRI systems are able to service patients who have access difficulties with the narrow tubes of conventional MRI systems, including pediatric patients and patients suffering from post-traumatic stress, claustrophobia or significant obesity. A typical conventional MRI examination takes from 20 to 45 minutes. A typical Open MRI examination takes from 30 to 60 minutes. MRI generally reduces the cost and amount of care needed and often eliminates the need for invasive diagnostic procedures. MRI systems are typically priced in the range of $0.9 million to $2.5 million each.

Positron Emission Tomography or PET

      PET is a nuclear medicine procedure that produces pictures of the body’s metabolic and biological functions. PET can provide earlier detection as well as monitoring of certain cancers, coronary diseases or neurological problems than other diagnostic imaging systems. The information provided by PET technology often obviates the need to perform further highly invasive or diagnostic surgical procedures. Interest in PET scanning has increased recently due to several factors including a growing recognition by clinicians that PET is a powerful diagnostic tool, increased third-party payor coverage and reimbursement and the availability of the isotopes used for PET scanning. PET/ CT is a “fusion” scanner, which makes it possible to collect both anatomical and biological information during a single procedure. A typical PET or PET/ CT examination takes from 20 to 60 minutes. PET systems are typically priced in the range of $0.8 million to $1.2 million each. PET/ CT systems are typically priced in the range of $1.8 million to $2.3 million each.

Computed Tomography or CT

      In CT imaging, a computer analyzes the information received from an x-ray beam to produce multiple cross-sectional images of a particular organ or area of the body. CT imaging is used to detect tumors and other conditions affecting bones and internal organs. A typical CT examination takes from 15 to 45 minutes. CT systems are typically priced in the range of $0.3 million to $1.1 million each.

Other Imaging Technologies

•	Ultrasound systems use, detect and process high frequency sound waves to generate images of soft tissues and internal body organs.

•	X-ray is the most common energy source used in imaging the body and is now employed in conventional x-ray systems, CT scanners and digital x-ray systems.

•	Mammography is a low-level conventional examination of the breasts. Its primary purpose is to detect lesions in the breast that may be too small or deeply buried to be felt in a regular breast examination. The benefits of digital mammography are lower radiation doses to the breast, higher sensitivity to lesions, and reduced procedure times compared to conventional film mammography.

•	Bone densitometry uses an advanced technology called dual-energy x-ray absorptiometry, or DEXA, which safely, accurately and painlessly measures bone density and the mineral content of bone for the diagnosis of osteoporosis.

•	Nuclear medicine gamma cameras, which are based upon the detection of gamma radiation generated by radioactive pharmaceuticals injected or inhaled into the body, are used to provide information about organ function as opposed to anatomical structure.

Business Development

      Our objective is to be the leading provider of outsourced diagnostic imaging services in our existing regional markets. We plan to further develop and expand our regional markets by continuing to emphasize quality of care, produce cost-effective diagnostic information and provide superior service and convenience to our customers. Our strategy is focused on three components.

      Firstly, we intend to maximize utilization of our existing facilities by:

•	broadening our physician referral base and generating new sources of revenues through selective marketing activities;

•	focusing our marketing efforts on attracting additional managed care customers;

•	focusing on converting mobile facilities to fixed-site centers;

•	expanding current imaging applications of existing modalities to increase overall procedure volume; and

•	maximizing cost efficiencies through increased purchasing power and continued reduction of expenses.

      Secondly, we intend to pursue expansion opportunities within our existing regional markets by opening new fixed-site centers and developing mobile facilities where attractive returns on investment can be achieved and sustained. In addition, we believe that mobile PET and PET/ CT facilities present a growth opportunity due to increased physician acceptance of PET and PET/ CT as a diagnostic tool, expanded Medicare coverage of PET and PET/ CT procedures and favorable reimbursement levels. We also intend to pursue joint venture opportunities with hospitals because we believe that they have the potential to provide us with a steady source of procedure volume. Management believes that this will be an area for additional growth because we expect hospitals and other healthcare providers to respond to federal healthcare regulatory requirements by outsourcing radiology services to imaging centers that are jointly owned and managed with third parties.

      Finally, we intend to continue to increase our market presence in our existing regional markets where we can increase economies of scale or new markets where we believe we can establish a strong regional network, through disciplined and strategic acquisitions. We believe we are well positioned to capitalize on the ongoing consolidation of the imaging industry. We believe that the expansion of our business through such acquisitions is a key factor in improving profitability. Generally, our acquisition opportunities are aimed at increasing revenues and gross profit, and maximizing utilization of existing capacity and increasing economies of scale. Incremental gross profit resulting from future acquisitions will vary depending on geographic location, whether facilities are mobile or fixed, the range of services provided and our ability to integrate the acquired businesses into its existing infrastructure. We cannot assure you, however, that we will be able to identify suitable acquisition candidates, obtain suitable financing for such acquisitions or thereafter complete such acquisitions on terms acceptable to us.

Government Regulation

      The healthcare industry is highly regulated and changes in laws and regulations can be significant. Changes in the law or new interpretation of existing laws can have a material effect on our permissible activities, the relative costs associated with doing business and the amount of reimbursement by government and other third-party payors. The federal government and all states in which we currently operate regulate various aspects of our business. Failure to comply with these laws could adversely affect our ability to receive reimbursement for our services and subject us and our officers and agents to civil and criminal penalties.

      Federal False Claims Act: There has been an increase in qui tam actions brought under the federal False Claims Act and, in particular, under the False Claims Act’s “qui tam” or “whistleblower” provisions. Those provisions allow a private individual to bring actions in the name of the government alleging that the defendant has made false claims for payment from federal funds. After the individual has initiated the lawsuit, the government must decide whether to intervene in the lawsuit and to become the primary prosecutor. Until the government makes a decision, the lawsuit is kept secret. If the government declines to join the lawsuit, the individual may choose to pursue the case alone, in which case the individual’s counsel will have primary control over the prosecution, although the government must be kept apprised of the progress of the lawsuit, and may intervene later. Whether or not the federal government intervenes in the case, it will receive the majority of any recovery. If the litigation is successful, the individual is entitled to no less than 15%, but no more than 30%, of whatever amount the government recovers that is related to the whistleblower’s allegations. The percentage of the individual’s recovery varies, depending on whether the government intervened in the case and other factors. Recently, the number of suits brought against healthcare providers by government regulators and private individuals has increased dramatically. In addition, various states are considering or have enacted laws modeled after the federal False Claims Act, penalizing false claims against state funds. If a whistleblower action is brought against us, even if it is dismissed with no judgment or settlement, we may incur substantial legal fees and other costs relating to an investigation. Actions brought under the False Claims Act may result in significant fines and legal fees and distract our management’s attention, which would adversely affect our business, financial condition and results of operations.

      When an entity is determined to have violated the federal False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 to $11,000 for each separate false claim, as well as the government’s attorneys fees. Liability arises when an entity knowingly submits, or causes someone else to submit, a false claim for reimbursement to the federal government or submits a false claim with reckless disregard for, or in deliberate ignorance of, its truth or falsity. Simple negligence should not give rise to liability. Examples of the other actions which may lead to liability under the False Claims Act:

•	Failure to comply with the many technical billing requirements applicable to our Medicare and Medicaid business.

•	Failure to comply with Medicare requirements concerning the circumstances in which a hospital, rather than we, must bill Medicare for diagnostic imaging services we provide to outpatients treated by the hospital.

•	Failure of our hospital customers to accurately identify and report our reimbursable and allowable services to Medicare.

•	Failure to comply with the prohibition against billing for services ordered or supervised by a physician who is excluded from any federal healthcare programs, or the prohibition against employing or contracting with any person or entity excluded from any federal healthcare programs.

•	Failure to comply with the Medicare physician supervision requirements for the services we provide, or the Medicare documentation requirements concerning physician supervision.

•	The past conduct of the businesses we have acquired.

      We strive to ensure that we meet applicable billing requirements. However, the costs of defending claims under the False Claims Act, as well as sanctions imposed under the Act, could significantly affect our business, financial condition and results of operations.

      Anti-kickback Statutes: We are subject to federal and state laws which govern financial and other arrangements between healthcare providers. These include the federal anti-kickback statute which, among other things, prohibits the knowing and willful solicitation, offer, payment or receipt of any remuneration, direct or indirect, in cash or in kind, in return for or to induce the referral of patients for items or services covered by Medicare, Medicaid and certain other governmental health programs. Violation of the anti-kickback statute may result in civil or criminal penalties and exclusion from the Medicare, Medicaid and other federal healthcare programs. In addition, it is possible that private parties may file “qui tam” actions based on claims resulting from relationships that violate this statute, seeking significant financial rewards. Many states have enacted similar statutes, which are not limited to items and services paid for under Medicare or a federally funded healthcare program. In recent years, there has been increasing scrutiny by law enforcement authorities, the Department of Health and Human Services, or HHS, the courts and Congress of financial arrangements between healthcare providers and potential sources of referrals to ensure that such arrangements do not violate the anti-kickback provisions. HHS and the federal courts interpret “remuneration” broadly to apply to a wide range of financial incentives, including, under certain circumstances, distributions of partnership and corporate profits to investors who refer federal healthcare program patients to a corporation or partnership in which they have an ownership interest and to payments for service contracts and equipment leases that are designed, even if only in part, to provide direct or indirect remuneration for patient referrals or similar opportunities to furnish reimbursable items or services.

HHS has issued “safe harbor” regulations that set forth certain provisions which, if met, will assure that healthcare providers and other parties who refer patients or other business opportunities, or who provide reimbursable items or services, will be deemed not to violate the anti-kickback statutes. The safe harbors are narrowly drawn and some of our relationships may not qualify for any “safe harbor”; however, failure to comply with a “safe harbor” does not create a presumption of liability. We believe that our operations materially comply with the anti-kickback statutes; however, because these provisions are interpreted broadly by regulatory authorities, we cannot assure you that law enforcement officials or others will not challenge our operations under these statutes.

      Civil Money Penalty Law and Other Federal Statutes: The Civil Money Penalty, or CMP, law covers a variety of practices. It provides a means of administrative enforcement of the anti-kickback statute, and prohibits false claims, claims for medically unnecessary services, violations of Medicare participating provider or assignment agreements and other practices. The statute gives the Office of Inspector General of the HHS the power to seek substantial civil fines, exclusion and other sanctions against providers or others who violate the CMP prohibitions.

      In addition, in 1996, Congress created the new federal crimes of healthcare fraud and making false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs such as the Medicare and Medicaid programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services, including those provided by private payors. A violation of this statute is a felony and may result in fines or imprisonment.

      We believe that our operations materially comply with the CMP law and the healthcare fraud statutes. These prohibitions, however, are broadly worded and there is limited authority interpreting their parameters. Therefore, we can give no assurance that the government will not pursue a claim against us based on these statutes. Such a claim would divert the attention of management and could result in substantial penalties which could adversely affect our business, financial condition and results of operations.

      Health Insurance Portability and Accountability Act: In 1996, Congress passed the Health Insurance Portability and Accountability Act, or HIPAA. Although the main focus of HIPAA was to make health insurance coverage portable, HIPAA has become a short-hand reference to new standards for electronic transactions and privacy and security obligations imposed on providers and others who handle personal health information. HIPAA requires healthcare providers to adopt standard formats for common electronic transactions with health plans, and to maintain the privacy and security of individual patients’ health information. The privacy standards went into effect on April 14, 2003 and the electronic standards for transactions went into effect on October 16, 2003. Covered providers must comply with the security standards by April 2005. A violation of HIPAA’s privacy provisions may result in criminal and civil penalties, which could adversely affect our business, financial condition and results of operations.

      Stark II, State Physician Self-referral Laws: The federal Physician Self-Referral or “Stark” law prohibits a physician from referring Medicare patients for certain “designated health services” to an entity with which the physician (or an immediate family member of the physician) has a financial relationship unless an exception applies. In addition, the receiving entity is prohibited from billing for services provided pursuant to the prohibited referral.

      Designated health services under Stark include radiology services (MRI, CT, x-ray, ultrasound and others), radiation therapy, inpatient and outpatient hospital services and several other services. A violation of the Stark law does not require a showing of intent. If a physician has a financial relationship with an entity that does not qualify for an exception, the referral of Medicare patients to that entity for designated health services is prohibited and, if the entity bills for such services, the Stark sanctions apply.

      Sanctions for violating Stark include denial of payment, mandatory refunds, civil money penalties and/or exclusion from the Medicare program. In addition, some courts have allowed federal False Claims Act lawsuits premised on Stark Law violations.

      The federal Stark Law prohibition is expansive, and its statutory language and implementing regulations are ambiguous. Consequently, the statute has been difficult to interpret. In 1995, the Centers for Medicare and Medicaid Services, or CMS, published final regulations interpreting the Stark prohibition as applied to clinical laboratory services. In 1998, CMS released proposed regulations interpreting Stark as applied to all designated health services. In 2001, CMS published Phase I of the final Stark regulations which went into effect in January 2002. On March 26, 2004, CMS published Phase II of the final Stark regulations which became effective in July 2004. Phase II included some additional regulatory exceptions and definitions providing more flexibility in some areas and more specificity in others, but did not extend designated health services to PET or nuclear medicine.

      With each set of regulations, CMS’ interpretation of the statute has evolved. This has resulted in considerable confusion concerning the scope of the referral prohibition and the requirements of the various exceptions. It is noteworthy, however, that CMS has taken the position that the Stark Law is self-effectuating and does not require implementing regulations. Thus, the government believes that physicians and others must comply with the Stark Law prohibitions regardless of the state of the regulatory guidance.

      The Stark Law does not directly prohibit referral of Medicaid patients, but rather denies federal financial participation to state Medicaid programs for services provided pursuant to a tainted referral. Thus, Medicaid referrals are subject to whatever sanctions the relevant state has adopted. Several states in which we operate have enacted or are considering legislation that prohibits “self-referral” arrangements or requires physicians or other healthcare providers to disclose to patients any financial interest they have in a healthcare provider to whom they refer patients. Possible sanctions for violating these state statutes include loss of licensure, civil fines and criminal penalties. The laws vary from state to state and seldom have been interpreted by the courts or regulatory agencies. Nonetheless, strict enforcement of these requirements is likely.

      We believe our operations materially comply with the federal and state physician self-referral laws. However, given the ambiguity of these statutes, the uncertainty of the regulations and the lack of judicial guidance on many key issues, we can give no assurance that the Stark Law or other physician self-referral regulations will not be interpreted in a manner that could adversely affect our business, financial condition and results of operations.

      FDA: The U.S. Food and Drug Administration, or FDA, has issued the requisite premarket approval for all of our MRI, PET, PET/ CT and CT systems. We do not believe that any further FDA approval is required in connection with equipment currently in operation or proposed to be operated; except under regulations issued by the FDA pursuant to the Mammography Quality Standards Act of 1992, all mammography facilities must have a certificate issued by the FDA. In order to obtain a certificate, a mammography facility is required to be accredited by an FDA approved accrediting body (a private, non-profit organization or state agency) or other entity designated by the FDA. Pursuant to the accreditation process, each facility providing mammography services must comply with certain standards including annual inspection.

      Compliance with these standards is required to obtain payment for Medicare services and to avoid various sanctions, including monetary penalties, or suspension of certification. Although all of our facilities which provide mammography services are currently accredited by the Mammography Accreditation Program of the American College of Radiology and we anticipate continuing to meet the requirements for accreditation, the withdrawal of such accreditation could result in the revocation or suspension of certification by the FDA, ineligibility for Medicare reimbursement and sanctions, including monetary penalties. Congress has extended Medicare benefits to include coverage of screening mammography subject to the prescribed quality standards described above. The regulations apply to diagnostic mammography as well as screening mammography.

      Radiologist and Facility Licensing: The radiologists with whom we contract to provide professional services are subject to licensing and related regulations by the states, including registrations to use radioactive materials. As a result, we require our radiologists to have and maintain appropriate licensure and registrations. In addition, some states also impose licensing or other requirements on us at our facilities and other states may impose similar requirements in the future. Some local authorities may also require us to obtain various licenses, permits and approvals. We believe that we have obtained all required licenses and permits; however, the criteria governing licensing or permitting may change or additional laws and licensing requirements governing our facilities may be enacted. These changes could adversely affect our business, financial condition and results of operations.

      Liability Insurance: The hospitals and physicians who use our diagnostic imaging systems are involved in the delivery of healthcare services to the public and, therefore, are exposed to the risk of liability claims. Our position is that we do not engage in the practice of medicine. We provide only the equipment and technical components of diagnostic imaging, including certain limited nursing services, and we have not experienced any material losses due to claims for malpractice. Nevertheless, claims for malpractice have been asserted against us in the past and any future claims, if successful, could entail significant defense costs and could result in substantial damage awards to the claimants, which may exceed the limits of any applicable insurance coverage. We maintain professional liability insurance in amounts we believe are adequate for our business of providing diagnostic imaging, treatment and management services. In addition, the radiologists or other healthcare professionals with whom we contract are required by such contracts to carry adequate medical malpractice insurance. Successful malpractice claims asserted against us, to the extent not covered by our liability insurance, could have a material adverse effect on our business, financial condition and results of operations.

      Independent Diagnostic Treatment Facilities: CMS has established a category of Medicare provider referred to as Independent Diagnostic Treatment Facilities, or IDTFs. Imaging centers have the option to participate in the Medicare program as either IDTFs or medical groups. Most of our fixed-site centers are IDTFs. IDTFs are being monitored by CMS, particularly with respect to physician supervision requirements; however, if CMS exercised increased oversight of IDTFs, our business, financial condition and results of operations could be adversely affected.

      Certificates of Need: Some states require hospitals and certain other healthcare facilities and providers to obtain a certificate of need, or CON, or similar regulatory approval prior to establishing certain healthcare operations or services, incurring certain capital expenditures and/or the acquisition of major medical equipment including MRI and PET systems. We believe that we have complied or will comply with applicable CON requirements in those states where we operate. Nevertheless, this is an area of continuing legislative activity, and CON and licensing statutes may be modified in the future in a manner that may have a material adverse effect on our business, financial condition and results of operations.

      Environmental, Health and Safety Laws: Our PET service and some of our other imaging services require the use of radioactive materials, which are subject to federal, state and local regulations governing the storage, use and disposal of materials and waste products. We could incur significant costs in order to comply with current or future environmental, health and safety laws and regulations. However, we believe that environmental, health and safety laws and regulations will not (1) cause us to incur any material capital expenditures in our current year or the succeeding year, including costs for environmental control facilities or (2) materially impact our revenues or our competitive position.

Customers and Contracts

      Our revenues are primarily generated from patient services and contract services. Patient services revenues are generally earned from services billed directly to patients or third-party payors (such as managed care organizations, Medicare, Medicaid, commercial insurance carriers and workers’ compensation funds) on a fee-for-service basis. Patient services revenues and management fees are primarily earned through fixed-site centers. Contract services revenues are generally earned from services billed to a hospital, physician group or other healthcare provider, which include fee-for-service arrangements in which revenues are based upon a contractual rate per procedure and fixed fee contracts. Contract services revenues are primarily earned through mobile facilities and are generally paid pursuant to contracts with a term from one to five years. Each year approximately 33% of the contract services agreements for mobile facilities are subject to renewal. Our mobile facility contract renewal rate was 82% and 80%, respectively, for the year ended June 30, 2004 and the three months ended September 30, 2004. However, we expect that some high volume customer accounts will elect not to renew their agreements and instead will purchase or lease their own diagnostic imaging equipment and some customers may choose an alternative services provider.

      During the year ended June 30, 2004, approximately 56% of our revenues were generated from patient services and approximately 44% were generated from contract services. For the three months ended September 30, 2004, approximately 58% of our revenues were generated from patient services and approximately 42% were generated from contract services.

Diagnostic Imaging and Other Equipment

      As of September 30, 2004, we owned or leased 274 diagnostic imaging and treatment systems, with the following classifications: 3.0 Tesla MRI, 1.5 Tesla MRI, 1.0 Tesla MRI, Open MRI, PET, PET/ CT, CT and other technology. Magnetic field strength is the measurement of the magnet used inside the MRI system. If the magnetic field strength is increased the image quality of the scan is improved and the time required to complete scans is decreased. Magnetic field strength on MRI systems currently ranges from 0.2 to 3.0 Tesla. Of our 168 conventional MRI systems, 147 have a magnet field of 1.5 Tesla, which is the industry standard magnet strength for conventional fixed and mobile MRI systems.

      We continue to evaluate the mix of our diagnostic imaging equipment in response to changes in technology and to any surplus capacity in the marketplace. The overall technological competitiveness of our equipment continues to improve through upgrades, disposal and/or trade-in of older equipment and the purchase or execution of leases for new equipment.

      Several substantial companies presently manufacture MRI (including Open MRI), PET, PET/ CT, CT and other diagnostic imaging equipment, including General Electric Medical Systems, Hitachi Medical Systems, Siemens Medical Systems, Toshiba American Medical Systems and Phillips Medical Systems. We have acquired MRI and CT systems that were manufactured by each of the foregoing companies. We have acquired PET or PET/ CT systems that were manufactured by General Electric Medical Systems, Siemens Medical Systems and CTI Molecular Imaging, Inc. We enter into individual purchase orders for each system that we acquire, and we do not have long-term purchase arrangements with any equipment manufacturer. We maintain good working relationships with many of the major manufacturers to better ensure adequate supply as well as access to those types of diagnostic imaging systems which appear most appropriate for the specific imaging facility to be established.

Information Systems

      Our internal information technology systems allow us to manage our operations, accounting and finance, human resources, payroll, document imaging, and data warehousing. Our primary operating system is the InSight Radiology Information System, or IRIS, our proprietary information system. IRIS provides front-office support for scheduling and administration of imaging procedures and back office support for billing and collections. Additional functionality includes workflow, transcription, and image management.

      In connection with the implementation of the electronic transactions, security and privacy standards mandated by HIPAA, we have spent approximately $1.8 million as of September 30, 2004 to make necessary software upgrades to IRIS to conform it with the privacy and electronic standards. We expect to spend an additional $0.4 million to conform IRIS with the security standards by April 2005.

Competition

      The healthcare industry in general, and the market for diagnostic imaging services in particular, is highly competitive and fragmented, with only a few national providers. We compete principally on the basis of our service reputation, equipment, breadth of managed care contracts and convenient locations. Our operations must compete with groups of radiologists, established hospitals and certain other independent organizations, including equipment manufacturers and leasing companies that own and operate imaging equipment. We will continue to encounter substantial competition from hospitals and independent organizations, including Alliance Imaging, Inc., HEALTHSOUTH Corporation, MedQuest, Inc. and Radiologix, Inc. Some of our direct competitors that provide diagnostic imaging services may have access to greater financial resources than we do.

      We expect that certain hospitals, particularly the larger hospitals, will directly acquire and operate imaging and treatment equipment on-site as part of their overall inpatient servicing capability, assume the associated financial risk, employ the necessary technologists and satisfy applicable CON and licensure requirements, if any. In addition, some physician practices that have refrained from establishing diagnostic imaging capability may decide to do so, in light of the increased availability of lower-cost specialty MRI scanners. Historically, smaller hospitals have been reluctant to purchase imaging and treatment equipment, but some have chosen to do so with attractive financing offered by original equipment manufacturers.

Sales and Marketing

      We engage in marketing activities to obtain new sources of revenues, expand business relationships, grow revenues at existing facilities, and maintain present business alliances and contractual relationships. Marketing activities for the fixed-site business include educating physicians on new applications and uses of the technology and customer service programs. In addition, our sales force leverages our targeted regional market concentration to develop contractual relationships with managed care payors to increase patient volume. Marketing activities for our mobile business include direct marketing to hospitals and developing leads through current customers, equipment manufacturers, and other vendors. In addition, marketing activities for the mobile business include contacting referring physicians associated with hospital customers and educating physicians.

Properties

      As of September 30, 2004, we lease approximately 48,000 square feet of office space for our corporate headquarters and a billing office at 26250 Enterprise Court, Suite 100, Lake Forest, California 92630. The lease for this location expires in 2007.

Compliance Program

      We have voluntarily implemented a program to monitor compliance with federal and state laws and regulations applicable to healthcare entities. We have appointed a compliance officer who is charged with implementing and supervising our compliance program, which includes a code of ethical conduct for our employees and affiliates and a process for reporting regulatory or ethical concerns to our compliance officer, including a toll-free telephone hotline. We believe that our compliance program meets the relevant standards provided by the Office of Inspector General of the HHS. An important part of our compliance program consists of conducting periodic reviews of various aspects of our operations. Our compliance program also contemplates mandatory education programs designed to familiarize our employees with the regulatory requirements and specific elements of our compliance program.

Employees

      As of October 31, 2004, we had approximately 1,700 full-time, 110 part-time and 490 per diem employees. None of our employees is covered by a collective bargaining agreement. Management believes that our employee relations are satisfactory.

Legal Proceedings

      We are engaged from time to time in the defense of lawsuits arising out of the ordinary course and conduct of our business and have insurance policies covering such potential insurable losses where such coverage is cost-effective. We believe that the outcome of any such lawsuits will not have a material adverse impact on our business, financial condition and results of operations.

Company History

      InSight Holdings was incorporated in June 2001. On October 17, 2001, InSight Holdings acquired InSight, which became a wholly owned subsidiary of InSight Holdings. InSight Holdings’ consolidated operations are substantially consistent with the operations of InSight prior to this acquisition. In addition, InSight Holdings has no operations other than its investment in InSight. As such, InSight is considered InSight Holdings’ predecessor in accordance with Regulation S-X.

MANAGEMENT

      The following table sets forth the names, ages and positions of our and InSight’s directors and executive officers, as of November 1, 2004:

Name	Age	Position

Michael N. Cannizzaro	55	Chairman of the Board, Director, President and Chief Executive Officer of InSight Holdings and InSight
Patricia R. Blank	54	Executive Vice President — Enterprise Operations of InSight
Michael A. Boylan	48	Executive Vice President — Enterprise Development of InSight
Brian G. Drazba	43	Executive Vice President and Chief Financial Officer of InSight Holdings and InSight
Marilyn U. MacNiven-Young	53	Executive Vice President, General Counsel and Corporate Secretary of InSight Holdings and InSight
Kenneth M. Doyle	39	Director and Vice President of InSight Holdings and InSight
David W. Dupree	51	Director of InSight Holdings and InSight
Steven G. Segal	44	Director of InSight Holdings and InSight
Mark J. Tricolli	33	Director and Vice President of InSight Holdings and Director of InSight
Edward D. Yun	37	Director and Vice President of InSight Holdings and Director of InSight

      Michael N. Cannizzaro has been InSight Holdings’ and InSight’s President and Chief Executive Officer since August 9, 2004. He became a member of our and InSight’s board of directors on October 17, 2001 and was elected chairman of the board of InSight Holdings and InSight on May 30, 2002. He has been an Operating Partner of J.W. Childs Associates, L.P. since October 29, 2001. Prior to that, he was President and Chief Executive Officer of Beltone Electronics Corporation from 1998 to 2000. Prior to that, he was President of Caremark International’s Prescription Service Division from 1994 to 1997; Vice President, Business Development of Caremark’s Nephrology Service Division from April 1994 to September 1994; and President of Leica North America from 1993 to 1994. He held numerous positions in general management at Baxter Healthcare Corporation from 1976 to 1993, including the position of President of four different divisions. He currently serves as a director of Universal Hospital Services, Inc. and previously served on National Nephrology Associates, Inc.’s board of directors from September 1999 to April 2004.

      Patricia R. Blank has been InSight’s Executive Vice President — Enterprise Operations since October 22, 2004. From September 1, 1999 to October 22, 2004, Ms. Blank was InSight’s Executive Vice President and Chief Information Officer. Prior to joining InSight, Ms. Blank was the principal of Blank & Company, a consulting firm specializing in healthcare consulting. From 1995 to 1998, Ms. Blank served as Executive Vice President and Chief Operating Officer of HealthHelp, Inc., a Houston, Texas-based radiology services organization managing radiology provider networks in multiple states. From 1988 to 1995, she was corporate director of radiology of FHP, a California insurance company.

      Michael A. Boylan has been InSight’s Executive Vice President — Enterprise Development since October 22, 2004. From April 8, 2004 to October 22, 2004, Mr. Boylan was InSight’s Executive Vice President — Mobile Division and Business Development. From February 7, 2002 to April 8, 2004, he was Executive Vice President and Chief Development Officer of InSight. He was Executive Vice President, Operations, Eastern Division of InSight from July 1, 2000 to February 7, 2002. From April 1998 to July 1, 2000, he was Executive Vice President and Chief Development Officer. From February 1996 to April 1998, he was Senior Vice President — Operations of InSight. Mr. Boylan was an Executive Vice President of Maxum Health Corp., or MHC, from March 1994 to February 1996. From 1992 to 1994, he served as a regional Vice President of MHC’s principal operating subsidiary, Maxum Health Services Corp. From 1991 to 1992, he served as an Executive Director of certain of MHC’s operations. From 1986 to 1991, Mr. Boylan served in various capacities as an officer or employee, including President and Chief Operating Officer, with American Medical Imaging Corporation.

      Brian G. Drazba has been InSight Holdings’ and InSight’s Executive Vice President and Chief Financial Officer since May 22, 2003. He was our Senior Vice President — Finance and Controller from February 11, 2002 and Senior Vice President — Finance and Controller of InSight from July 1997 until May 22, 2003. From March 1996 to July 1997, he served as Vice President — Finance of InSight. From June 1995, he served as Vice President — Finance of American Health Services Corp., or AHS, a wholly owned subsidiary of InSight. Mr. Drazba served as corporate controller for AHS from 1992 to 1995. From 1985 to 1992, Mr. Drazba was employed by Arthur Andersen & Co.

      Marilyn U. MacNiven-Young has been InSight Holdings’ Executive Vice President, General Counsel and Corporate Secretary since February 11, 2002 and Executive Vice President, General Counsel and Corporate Secretary of InSight since August 1998. From February 1996 through July 1998, she was an independent consultant to InSight. From September 1994 through June 1995, she was Senior Vice President and General Counsel of Abbey Healthcare Group, Inc., a home healthcare company. From 1991 through 1994, Ms. MacNiven-Young served as General Counsel of AHS.

      Kenneth M. Doyle has been a member of the board of directors and Vice President of InSight Holdings since June 13, 2001 and a member of InSight’s board of directors since October 17, 2001. Mr. Doyle is a Managing Director of The Halifax Group, L.L.C. Mr. Doyle joined The Halifax Group, L.L.C. in January 2000. Prior to joining The Halifax Group, L.L.C. Mr. Doyle was an Industry Leader and Vice President at GE Equity, the private equity subsidiary of GE Capital. Prior to joining GE Equity, Mr. Doyle spent four years in investment banking as a Senior Associate for the Telecommunications Corporate Finance Group at Merrill Lynch and as an Associate with Chase Manhattan Bank in the Media and Telecommunications Group. Mr. Doyle also spent three years with Ernst & Young in the Entrepreneurial Services Group. Mr. Doyle currently serves on the board of directors of National Packaging Solutions Group, Inc., Soil Safe, Inc. and Meineke Car Care Centers, Inc.

      David W. Dupree has been a member of InSight Holdings’ and InSight’s board of directors since October 17, 2001. Mr. Dupree is a Managing Director of The Halifax Group, L.L.C. which he founded in January 1999. Prior to joining The Halifax Group, L.L.C., Mr. Dupree was a Managing Director and Partner with The Carlyle Group, a global investment firm located in Washington, D.C., where he was primarily responsible for investments in healthcare and related sectors. Prior to joining The Carlyle Group in 1992, Mr. Dupree was a Principal in Corporate Finance with Montgomery Securities and prior to that, he was Co-Head of Equity Private Placements at Alex, Brown & Sons Incorporated. Mr. Dupree currently serves on the board of directors of Whole Foods Markets, Inc., National Packaging Solutions Group, Inc., and Universal Hospital Services, Inc. and previously served on InSight’s board of directors, as a designee of The Carlyle Group, from October 1997 to December 1999.

      Steven G. Segal has been a member of InSight Holdings’ and InSight’s board of directors since October 17, 2001. He is a Partner of J.W. Childs Associates, L.P. and has been at J.W. Childs Associates, L.P. since 1995. Prior to that time, he was an executive at Thomas H. Lee Company from 1987, most recently holding the position of Managing Director. He is also a director of Quality Stores Inc., Jillian’s Entertainment Corp., Big V Supermarkets, Inc., The NutraSweet Company, Universal Hospital Services, Inc. and is Co-Chairman of the Board of Empire Kosher Poultry, Inc. Mr. Segal also served on the board of directors of National Nephrology Associates, Inc. from December 1998 to April 2004.

      Mark J. Tricolli has been a member of the board of directors and Vice President of InSight Holdings since June 13, 2001 and a member of InSight’s board of directors since October 17, 2001. Mr. Tricolli is a Vice President of J.W. Childs Associates, L.P. and has been at J.W. Childs since July 2000. Prior to that, Mr. Tricolli was an Associate in the Merchant Banking Division of Goldman, Sachs & Co. from August 1999 to June 2000. Prior to that, Mr. Tricolli was pursuing a degree in business school from 1997 to 1999.

During the summer of 1998, he worked at Donaldson, Lufkin & Jenrette. He is also a director of Equinox Holdings, Inc. and Universal Hospital Services, Inc.

      Edward D. Yun has been a member of InSight Holdings’ board of directors since June 13, 2001, Vice President of InSight Holdings since February 11, 2002 and a member of InSight’s board of directors since October 17, 2001. He is a Partner of J.W. Childs Associates, L.P. and has been at J.W. Childs Associates, L.P. since 1996. From 1994 until 1996, he was an Associate at DLJ Merchant Banking, Inc. He is also a director of Jillian’s Entertainment Corp., Pan Am International Flight Academy, Inc., Equinox Holdings, Inc., Chevys, Inc. and Universal Hospital Services, Inc. Mr. Yun served on the board of directors of National Nephrology Associates, Inc. from December 1998 to April 2004 and on the board of directors of The Hartz Mountain Corporation from December 2000 to June 2004.

Audit Committee

      InSight Holdings’ board of directors has not established committees. Instead, the InSight board of directors, which is identical to InSight Holdings’ board of directors, established an audit committee to act with regard to audits and other matters for us. InSight’s board of directors has determined that it presently has no “audit committee financial expert” (as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002) serving on the audit committee. InSight’s board of directors has determined that each of the members of the audit committee is financially literate and has accounting or related financial management expertise, as such terms are interpreted by InSight’s board of directors.

Code of Ethical Conduct

      We have adopted a code of ethical conduct that applies to all of our and our subsidiaries’ employees, including, our principal executive officer, principal financial officer and principal accounting officer. A copy of the code of ethical conduct is posted on our internet website, www.insighthealth.com, under “About Us.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the code of ethical conduct applicable to our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) by posting such information on our internet website, www.insighthealth.com, under “About Us”.

Executive Compensation

      The following table sets forth information concerning the annual, long-term and all other compensation for services rendered in all capacities to our company for the years ended June 30, 2004, 2003 and 2002 of the persons who served as (1) the chief executive officer of our company during the year ended June 30, 2004 and (2) the other four most highly compensated executive officers of our company for the year ended June 30, 2004. We refer to the persons described in clause (2) above as the Other Executive Officers and we refer to the chief executive officer described in clause (1) above together with the Other Executive Officers as the Named Executive Officers.

					Long Term
	Annual Compensation				Compensation
					Awards
	Fiscal				Stock
	Year				Options	All Other
Name and Principal Position	Ended	Salary	Bonus(1)	Other(2)	(Shares)	Comp(2)(3)

Steven T. Plochocki(4)	2004	$420,000	$105,000	$9,000	$—	$30,344
President and Chief Executive	2003	350,000	—	9,000	—	6,418
Officer	2002	300,000	75,000	9,000	147,000	1,194,779
Michael S. Madler(4)(5)	2004	$290,000	$69,600	$9,000	$—	$24,080
Executive Vice President —	2003	278,200	—	9,000	—	3,179
Fixed Division	2002	221,100	60,000	9,000	94,000	545,627
Marilyn U. MacNiven-Young	2004	$267,500	$52,400	$9,000	$—	$12,644
Executive Vice President,	2003	262,000	—	9,000	—	4,333
General Counsel and Secretary	2002	260,300	30,000	9,000	30,000	530,431
Michael A. Boylan(6)	2004	$249,700	$82,950	$9,000	$—	$25,692
Executive Vice President —	2003	237,000	—	9,000	—	7,150
Enterprise Development	2002	225,000	50,000	9,000	116,990	1,063,204
Patricia R. Blank	2004	$224,700	$42,000	$9,000	$—	$30,367
Executive Vice President —	2003	210,000	—	9,000	—	7,682
Enterprise Operations	2002	198,000	30,000	9,000	30,000	404,314

(1)	Bonuses which are based on our performance are earned and accrued during the year and paid subsequent to the end of each year. Discretionary bonuses are earned and paid in the year in which they are awarded by InSight’s compensation committee.

(2)	Amounts of Other Annual Compensation include perquisites (auto allowances and commissions for contract awards and renewals) and amounts of All Other Compensation include (i) amounts contributed to InSight’s 401(k) profit sharing plan, (ii) specified premiums on executive insurance arrangements, (iii) specified premiums on executive health insurance arrangements and (iv) cash proceeds received from cancelled options for the Named Executive Officers in connection with our acquisition of InSight.

(3)	Amounts shown for the year ended June 30, 2002 include cash proceeds received in connection with the cancellation of options upon our acquisition of InSight on October 17, 2001. The total cancelled option proceeds were $1,179,675, $539,289, $527,300, $1,055,856 and $385,200 for Mr. Plochocki, Mr. Madler, Ms. MacNiven-Young, Mr. Boylan and Ms. Blank, respectively.

(4)	Effective August 9, 2004, Messrs. Plochocki and Madler were no longer employed by us. See the section of this prospectus entitled “Certain Relationships and Related Transactions-Severance Arrangements.”

(5)	Effective April 8, 2004, Mr. Madler’s title changed from Executive Vice President and Chief Operating Officer to Executive Vice President — Fixed Division.

(6)	Effective October 22, 2004, Mr. Boylan’s title changed from Executive Vice President — Mobile Division and Business Development to Executive Vice President — Enterprise Development. Effective April 8, 2004, Mr. Boylan’s title changed from Executive Vice President and Chief Development Officer to Executive Vice President — Mobile Division and Business Development.

(7)	Effective October 22, 2004, Ms. Blank’s title changed from Executive Vice President and Chief Information Officer to Executive Vice President — Enterprise Operations.

      Compensation of Directors. We reimburse our non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors. We do not pay fees to directors for attendance at meetings or for their services as members of the board of directors or committees thereof.

      Option Grants. For the year ended June 30, 2004, we did not grant options pursuant to stock option agreements to the Named Executive Officers.

      Option Exercises and Year-End Values. During the year ended June 30, 2004, none of the Named Executive Officers exercised any stock options. The following table sets forth information with respect to the unexercised options to purchase common stock granted under our 2001 Stock Option Plan and pursuant to stock option agreements, for the Named Executive Officers at June 30, 2004:

			Number of Unexercised		Value of Unexercised
	Number of		Options held		In-the-Money Options
	Shares		at June 30, 2004		at June 30, 2004(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven T. Plochocki(2)	—	—	62,000	85,000	$278,250	$—
Michael S. Madler(2)	—	—	31,000	63,000	$127,200	$—
Marilyn U. MacNiven-Young	—	—	3,000	27,000	$—	$—
Michael A. Boylan	—	—	53,990	63,000	$249,047	$—
Patricia R. Blank	—	—	3,000	27,000	$—	$—

(1)	Based on the price at which the common stock was valued on that date of $13.67 per share.

(2)	Effective August 9, 2004, Messrs. Plochocki and Madler were no longer employed by us. All of Messrs. Plochocki’s and Madler’s unvested stock options were cancelled; however, their vested stock options under the 2001 Stock Option Plan remain outstanding in accordance with their terms. See the section of this prospectus entitled “Certain Relationships and Related Transactions — Severance Arrangements.”

      Cancellation of Options in our Acquisition of InSight. On the consummation of our acquisition of InSight on October 17, 2001, each holder of an option to purchase shares of common stock of InSight outstanding under any of InSight’s stock option plans, whether or not vested, received the difference between $18.00 and the exercise price of each share of common stock the holder could have acquired pursuant to the terms of the stock option agreements (less applicable tax withholding), and the options were terminated; except that Messrs. Plochocki, Boylan and Madler rolled over certain of their InSight stock options into fully vested options to purchase our common stock under our 2001 Stock Option Plan.

      Indemnification Agreements. InSight has entered into separate indemnification agreements with each of its directors and executive officers that could require InSight, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers of InSight and its affiliates and to advance expenses incurred by them as a result of any proceedings against them as to which they could be indemnified.

      Employment Agreements. Upon the consummation of InSight Holdings’ acquisition of InSight, the Named Executive Officers entered into new employment agreements. Effective as of August 9, 2004, Messrs. Plochocki and Madler were no longer employed by our company. We entered into resignation agreements with each them that were consistent with the terms of their employment agreements. The material terms of the resignation agreements are set forth in the section of this prospectus entitled “Certain Relationships and Related Transactions — Severance Arrangements.”

      The employment agreement with Mr. Plochocki, which terminated as of August 9, 2004, was for an initial term of three years, and thereafter a term of twelve months on a continuing basis subject to certain termination rights. The employment agreement provided that Mr. Plochocki would receive an annual base salary as well as a discretionary bonus of up to 75% of his annual base salary if InSight achieved its budgetary goals and a discretionary bonus of an additional 25% of his annual base salary upon the achievement of other goals mutually agreed upon by Mr. Plochocki and InSight’s board of directors. Mr. Plochocki’s employment agreement also provided for a life insurance policy of three times the amount of his annual base salary and entitled him to participate during the term of his employment in InSight’s life insurance, medical, health and accident and disability plan or program, pension plan or other similar benefit plan and our stock option plans. Mr. Plochocki also was subject to a noncompetition covenant and nonsolicitation provisions (relating to InSight’s employees and customers) during the term of his employment agreement and continues to be subject to those covenants and provisions until August 9, 2006. In addition, InSight will maintain at its expense until the earlier of 24 months after the date of termination or commencement of Mr. Plochocki’s benefits pursuant to full time employment with a new employer under such employer’s standard benefits program, all life insurance, medical, health and accident and disability plans or programs in which Mr. Plochocki was entitled to participate immediately prior to the date of termination.

      The employment agreement with each of the Other Executive Officers (including Mr. Madler whose agreement terminated as of August 9, 2004) provides for a term of 12 months on a continuing basis, subject to certain termination rights. The executive’s employment agreements provide for an annual salary as well as a discretionary bonus of up to 75% of the executive’s annual base salary if InSight achieves its budgetary goals and a discretionary bonus of an additional 25% of the executive’s annual base salary upon the achievement of other goals mutually agreed upon by each executive and InSight’s President and Chief Executive Officer and approved by InSight’s board of directors. Each executive is provided with a life insurance policy of three times the amount of his or her annual base salary and is entitled to participate in InSight’s life insurance, medical, health and accident and disability plan or program, pension plan or other similar benefit plan and our stock option plans. Each executive will be subject to a noncompetition covenant and nonsolicitation provisions (relating to InSight’s employees and customers) during the term of his or her respective employment agreement and continuing for a period of 12 months after the termination of his or her respective employment. Each executive’s employment agreement will terminate and each of them will be entitled to all accrued and unpaid compensation, as well as 12 months of compensation at the annual salary rate then in effect (1) upon the executive’s permanent and total disability (as defined in the respective employment agreement); (2) upon InSight’s 30 days’ written notice to the executive of the termination of the executive’s employment without cause (as defined in the respective employment agreement); (3) if the executive terminates his or her employment with InSight for good reason (as defined in the respective employment agreement); and (4) if the executive’s employment is terminated by InSight without cause or he or she terminates his or her employment for good reason within 12 months of a change in control (as defined in the respective employment agreement). In addition, InSight will maintain at its expense until the earlier of 12 months after the date of termination or commencement of the executive’s benefits pursuant to full time employment with a new employer under such employer’s standard benefits program, all life insurance, medical, health and accident and disability plans or programs, in which the executive was entitled to participate immediately prior to the date of termination. Each executive’s employment will immediately terminate upon his or her death and the executors or administrators of his or her estate or his or her heirs or legatees (as the case may be) will be entitled to all accrued and unpaid compensation up to the date of his or her death. The executive’s employment will terminate and the executive will not be entitled to receive any monetary compensation or benefit upon (1) the termination of his or her respective employment by InSight for cause, or (2) his or her voluntary termination of his or her respective employment with InSight without good reason.

      Compensation Committee Interlocks and Insider Participation. InSight’s board of directors, which is identical to InSight Holdings’ board of directors, established a compensation committee to act with regard to compensation and other matters for us. During the year ended June 30, 2004, InSight’s compensation committee consisted of Messrs. Cannizzaro (chairman), Dupree, Segal and Plochocki. Mr. Plochocki was InSight Holdings’ and InSight’s President and Chief Executive Officer until August 9, 2004. Mr. Plochocki did not participate in decisions relating to his own compensation.

PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding beneficial ownership of InSight Holdings’ common stock as of November 1, 2004, by: (i) each person or entity known to us owning beneficially 5% or more of InSight Holdings’ common stock; (ii) each member of InSight Holdings’ board of directors; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers (as defined by Rule 3b-7 of the Securities Exchange Act of 1934, or Exchange Act), as a group. At November 1, 2004, InSight Holdings’ outstanding securities consisted of approximately 5,468,814 shares of common stock and options to purchase 188,195 shares of common stock which are immediately exercisable. Beneficial ownership of the securities listed in the table has been determined in accordance with the applicable rules and regulation promulgated under the Exchange Act.

	Amount and Nature	Percent of
	of Beneficial	Common Stock
	Ownership of	Beneficially
Name and Addresses of Beneficial Owners	Common Stock(1)	Owned(1)

J.W. Childs Equity Partners II, L.P.(2)	4,350,290	79.5%
111 Huntington Avenue, Suite 2900 Boston, MA 02199
JWC-InSight Co-invest LLC(3)	338,532	6.2%
111 Huntington Avenue, Suite 2900 Boston, MA 02199
Halifax Capital Partners, L.P.(4)	1,111,112	20.3%
1133 Connecticut Avenue, N.W. Washington, D.C. 20036
Steven G. Segal(5)	—	—
111 Huntington Avenue, Suite 2900 Boston, MA 02199
Edward D. Yun(6)	—	—
111 Huntington Avenue, Suite 2900 Boston, MA 02199
Michael N. Cannizzaro(7)	20,000	*
111 Huntington Avenue, Suite 2900 Boston, MA 02199
Mark J. Tricolli(8)	—	—
111 Huntington Avenue, Suite 2900 Boston, MA 02199
David W. Dupree(9)	4,092	*
1133 Connecticut Avenue, N.W. Washington, D.C. 20036
Kenneth M. Doyle(10)	—	—
1133 Connecticut Avenue, N.W. Washington, D.C. 20036
Steven T. Plochocki(11),(12)	62,000	1.1%
17 Flagstone Coto de Caza, CA 92679
Michael A. Boylan(13)	57,490	1.0%
110 Gibraltar Road Horsham, PA 18901
Michael S. Madler(12),(14)	31,000	*
9 Santa Isabel Rancho Santa Margarita, CA 92688
Marilyn U. MacNiven-Young(15)	4,500	*
26250 Enterprise Court, Suite 100 Lake Forest, CA 92630

	Amount and Nature	Percent of
	of Beneficial	Common Stock
	Ownership of	Beneficially
Name and Addresses of Beneficial Owners	Common Stock(1)	Owned(1)

Patricia R. Blank(16)	4,500	*
26250 Enterprise Court, Suite 100 Lake Forest, CA 92630
All directors and executive officers, as a group (10 persons)(17)	94,782	1.7%

*	Amount represents less than 1% of our common stock.

(1)	For purposes of this table, a person is deemed to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after November 1, 2004.

(2)	Includes 4,011,758 shares of InSight Holdings’ common stock owned directly by J.W. Childs Equity Partners II, L.P. and 338,532 shares of InSight Holdings’ common stock owned directly by JWC-InSight Co-invest LLC, an affiliate of J.W. Childs Equity Partners II, L.P. The general partner of J.W. Childs Equity Partners II, L.P. is J.W. Childs Advisors II, L.P., a Delaware limited partnership. The general partner of J.W. Childs Advisors II, L.P. is J.W. Childs Associates, L.P., a Delaware limited partnership. The general partner of J.W. Childs Associates, L.P. is J.W. Childs Associates, Inc., a Delaware corporation. J.W. Childs Advisors II, L.P., J.W. Childs Associates, L.P. and J.W. Childs Associates, Inc. may be deemed to beneficially own the 4,350,290 shares of InSight Holdings’ common stock held by J.W. Childs Equity Partners II, L.P. and JWC-InSight Co-invest LLC. John W. Childs, Arthur P. Byrne, Glenn A. Hopkins, Jerry D. Horn, Raymond B. Rudy, Dana L. Schmaltz, Adam L. Suttin, William E. Watts, James Rhee, Jeffrey Teschke, Stephanie Mansfield-Rourke and Allan Dowds, as well as Steven G. Segal, Edward D. Yun, Michael N. Cannizzaro and Mark J. Tricolli (as indicated in footnotes 5, 6, 7, and 8, respectively) share voting and investment control over, and therefore may be deemed to beneficially own, the shares of common stock held by these entities.

(3)	JWC-InSight Co-invest LLC is a Delaware limited liability company and affiliate of J.W. Childs Equity Partners II, L.P. J.W. Childs Associates Inc. is the managing member of JWC-InSight Co-invest LLC. As the managing member, J.W. Childs Associates Inc. owns the 338,532 shares of InSight Holdings’ common stock to be held directly by JWC-InSight Co-invest LLC. John W. Childs, Arthur P. Byrne, Glenn A. Hopkins, Jerry D. Horn, Raymond B. Rudy, Dana L. Schmaltz, Adam L. Suttin, William E. Watts, James Rhee, Jeffrey Teschke, Stephanie Mansfield-Rourke and Allan Dowds, as well as Steven G. Segal, Edward D. Yun, Michael N. Cannizzaro and Mark J. Tricolli (as indicated in footnotes 5, 6, 7, and 8, respectively) share voting and investment control over, and therefore may be deemed to beneficially own, the shares of common stock held by this entity.

(4)	Includes 1,107,020 shares of InSight Holdings’ common stock owned directly by Halifax Capital Partners, L.P. and 4,092 shares of InSight Holdings’ common stock owned directly by Mr. Dupree, a Managing Director of The Halifax Group, L.L.C. The general partner of Halifax Capital Partners, L.P. is Halifax Genpar, L.P., a Delaware limited partnership. The general partner of Halifax Genpar, L.P. is The Halifax Group, L.L.C. a Delaware limited liability company. Halifax Genpar, L.P. and The Halifax Group, L.L.C. may be deemed to beneficially own the 1,111,112 shares of InSight Holdings’ common stock held by Halifax Capital Partners, L.P. and its affiliate, Mr. Dupree. Halifax Capital Partners, L.P., Halifax Genpar, L.P. and The Halifax Group, L.L.C. disclaim beneficial ownership of the 4,092 shares of InSight Holdings’ common stock owned directly by Mr. Dupree. William L. Rogers, A. Judson Hill, Michael T. Marshall and Brent D. Williams, as well as Mr. Dupree and Kenneth M. Doyle (as indicated in footnotes 9 and 10, respectively) share voting and investment control over, and therefore may be deemed to beneficially own, the shares of common stock held by these entities.

(5)	As a Partner of J.W. Childs Associates, L.P., which manages J.W. Childs Equity Partners II, L.P., and a member of JWC-InSight Co-invest LLC, Mr. Segal may be deemed to beneficially own the

4,011,758 shares of InSight Holdings’ common stock owned by J.W. Childs Equity Partners II, L.P. and the 338,532 shares of InSight Holdings’ common stock held directly by JWC-InSight Co-invest LLC. Mr. Segal disclaims beneficial ownership of such shares.

(6)	As a Partner of J.W. Childs Associates, L.P., which manages J.W. Childs Equity Partners II, L.P. and a member of JWC-InSight Co-invest LLC, Mr. Yun may be deemed to beneficially own the 4,011,758 shares of InSight Holdings’ common stock owned by J.W. Childs Equity Partners II, L.P., and the 338,532 shares of InSight Holdings’ common stock held directly by JWC-InSight Co-invest LLC. Mr. Yun disclaims beneficial ownership of such shares.

(7)	As an Operating Partner of J.W. Childs Associates, L.P., which manages J.W. Childs Equity Partners II, L.P. and a member of JWC-InSight Co-invest LLC, Mr. Cannizzaro may be deemed to beneficially own the 4,011,758 shares of InSight Holdings’ common stock owned by J.W. Childs Equity Partners II, L.P. and the 338,532 shares of InSight Holdings’ common stock held directly by JWC-InSight Co-invest LLC. Mr. Cannizzaro disclaims beneficial ownership of such shares. Includes an option to purchase 20,000 shares of InSight Holdings’ common stock at an exercise price of $19.82 per share, which is fully vested and immediately exercisable.

(8)	As a Vice President at J.W. Childs Associates, L.P., which manages J.W. Childs Equity Partners II, L.P. and a member of JWC-InSight Co-invest LLC, Mr. Tricolli may be deemed to beneficially own the 4,011,758 shares of InSight Holdings’ common stock owned by J.W. Childs Equity Partners II, L.P. and the 338,532 shares of InSight Holdings’ common stock held directly by JWC-InSight Co-invest LLC. Mr. Tricolli disclaims beneficial ownership of such shares.

(9)	As a Managing Director of The Halifax Group, L.L.C., which manages Halifax Capital Partners, L.P., Mr. Dupree may be deemed to beneficially own the 1,107,020 shares of InSight Holdings’ common stock owned by Halifax Capital Partners, L.P. and its affiliates. Mr. Dupree disclaims beneficial ownership of such shares.

(10)	As a Managing Director of The Halifax Group, L.L.C., which manages Halifax Capital Partners, L.P., Mr. Doyle may be deemed to beneficially own the 1,111,112 shares of InSight Holdings’ common stock owned by Halifax Capital Partners, L.P. and its affiliates. Mr. Doyle disclaims beneficial ownership of such shares.

(11)	Includes (i) an option to purchase 52,500 shares of InSight Holdings’ common stock at an exercise price of $8.37 per share which option was granted upon the consummation of our acquisition of InSight and is fully vested and immediately exercisable and (ii) an option to purchase 9,500 shares of InSight Holdings’ common stock at an exercise price of $18.00 per share, which is currently exercisable.

(12)	Effective August 9, 2004, Messrs. Plochocki and Madler were no longer employed by us. See the section of this prospectus entitled “Certain Relationships and Related Transactions — Severance Arrangements.”

(13)	Includes (i) an option to purchase 46,990 shares of InSight Holdings’ common stock at an exercise price of $8.37 per share which option was granted upon the consummation of our acquisition of InSight and is fully vested and immediately exercisable and (ii) an option to purchase 10,500 shares of InSight Holdings’ common stock at an exercise price of $18.00 per share. Does not include an option to purchase 59,500 shares of InSight Holdings’ common stock at an exercise price of $18.00 per share, which is not currently exercisable.

(14)	Includes (i) an option to purchase 24,000 shares of InSight Holdings’ common stock at an exercise price of $8.37 per share which option was granted upon the consummation of our acquisition of InSight and is fully vested and immediately exercisable and (ii) an option to purchase 7,000 shares of InSight Holdings’ common stock at an exercise price of $18.00 per share, which is currently exercisable.

(15)	Includes an option to purchase 4,500 shares of InSight Holdings’ common stock at an exercise price of $18.00 per share. Does not include an option to purchase 25,500 shares of InSight Holdings’ common stock at an exercise price of $18.00 per share, which is not currently exercisable.

(16)	Includes an option to purchase 4,500 shares of InSight Holdings’ common stock at an exercise price of $18.00 per share. Does not include an option to purchase 25,500 shares of InSight Holdings’ common stock at an exercise price of $18.00 per share, which is not currently exercisable.

(17)	Messrs. Plochocki and Madler are not included in the group because they were not executive officers as of November 1, 2004.

      Except as otherwise noted, we believe that each of the stockholders listed in the table above has sole voting and dispositive power over all shares of InSight Holdings’ common stock beneficially owned. Each of our stockholders in the table above is party to a stockholders agreement which governs the transferability and voting of shares of InSight Holdings’ common stock held by them. See the section of this prospectus entitled “Certain Relationships and Related Transactions — Stockholders Agreement.”

Equity Compensation Plan Information

      The following table provides information as of June 30, 2004, with respect to compensation plans under which InSight Holdings’ common stock is authorized for issuance. These compensation plans include: (i) the 2001 Stock Option Plan; and (ii) stock options granted pursuant to stock option agreements. InSight Holdings’ stockholders approved the 2001 Stock Option Plan and the issuance of options to purchase up to 626,000 shares of InSight Holdings’ common stock, pursuant to individual stock option agreements.

Number of Shares
Remaining Available for
Future Issuance Under
	Number of Shares to be	Weighted Average	Equity Compensation
	Issued Upon Exercise of	Exercise Price of	Plans (Excluding Shares
Plan Category	Outstanding Options	Outstanding Options	Reflected in Column (a)

	(a)	(b)	(c)
Equity compensation plans approved by stockholders	602,990	$16.10	142,950

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

      Upon the consummation of our acquisition of InSight, we entered into a management agreement with J.W. Childs Advisors II, L.P., the general partner of J.W. Childs Equity Partners II, L.P. and Halifax Genpar, L.P., the general partner of Halifax Capital Partners, L.P. Under the agreement, InSight paid J.W. Childs Advisors II, L.P. and Halifax Genpar, L.P. a transaction fee of $4,500,000 and $1,125,000, respectively, for services rendered in connection with our acquisition of InSight during the year ended June 30, 2002. Additionally, J.W. Childs Advisors II, L.P. and Halifax Genpar, L.P. will provide business, management and financial advisory services to us in consideration of (i) an annual fee of $240,000 to be paid to J.W. Childs Advisors II, L.P. and (ii) an annual fee of $60,000 to be paid to Halifax Genpar, L.P. In addition, we pay J.W. Childs Advisors II, L.P. a monthly fee of $10,000 for the services of Michael N. Cannizzaro, our President and Chief Executive Officer. We will also reimburse such entities for all travel and other out-of-pocket expenses incurred by such entities in connection with their performance of the advisory services under the agreement. The management agreement has an initial term of five years, which term will automatically renew for one year periods thereafter and is subject to earlier termination by InSight Holdings’ board of directors. Furthermore, we and InSight have agreed to indemnify and hold harmless J.W. Childs Advisors II, L.P. and Halifax Genpar, L.P. and their affiliates, from and against any and all claims, losses, damages and expenses arising out of our acquisition of InSight or the performance by J.W. Childs Advisors II, L.P. and Halifax Genpar, L.P. of their obligations under the management agreement.

Stockholders Agreement

      We, J.W. Childs Equity Partners II, L.P., JWC-InSight Co-invest LLC, Halifax Capital Partners, L.P., Mr. Dupree, management of InSight and all other holders of InSight Holdings’ capital stock or stock options have entered into a stockholders agreement. Under the stockholders agreement, we and each of our stockholders have a right of first refusal to purchase any stock proposed to be sold by all other stockholders, except J.W. Childs Equity Partners II, L.P. and JWC-InSight Co-invest LLC. Additionally, the stockholders agreement affords: (i) stockholders, other than J.W. Childs Equity Partners II, L.P. and JWC-InSight Co-invest LLC, so-called “tag-along rights”, which give these stockholders the right to participate with respect to proposed sales of InSight Holdings’ capital stock by J.W. Childs Equity Partners II, L.P. and JWC-InSight Co-invest LLC; (ii) J.W. Childs Equity Partners II, L.P. and JWC-InSight Co-invest LLC “drag-along rights”, which gives these stockholders the right to require other stockholders to participate in proposed sales of a majority of InSight Holdings’ capital stock; and (iii) all stockholders certain registration rights with respect to InSight Holdings’ capital stock. Furthermore, the stockholders agreement contains put and call features on capital stock and stock options held by InSight management which are triggered upon termination of such individual’s employment with InSight. The stockholders agreement also obligates us and our stockholders to take all necessary action to appoint, as directors of InSight Holdings, up to eight nominees designated by J.W. Childs Equity Partners II, L.P. (as would constitute a majority of our entire board of directors) and two nominees designated by Halifax Capital Partners, L.P.

Severance Arrangements

      Pursuant to the terms of a resignation agreement among InSight Holdings, InSight and Steven T. Plochocki, InSight Holdings’ and InSight’s former President and Chief Executive Officer, Mr. Plochocki will receive severance equal to 24 months salary at his level of compensation as of August 9, 2004, which was $420,000 per year and benefits in accordance with the terms of his employment agreement. All of Mr. Plochocki’s unvested stock options were cancelled. Pursuant to the terms of a resignation agreement among InSight Holdings, InSight and Michael S. Madler, InSight’s former Executive Vice President — Fixed Division, Mr. Madler will receive severance equal to 12 months salary at his level of compensation as of August 9, 2004, which was $290,000 per year and benefits in accordance with the terms of his employment agreement. All of Mr. Madler’s unvested stock options were cancelled. Messrs. Plochocki’s and Madler’s vested stock options under the 2001 Stock Option Plan remain outstanding in accordance with their terms.

DESCRIPTION OF NOTES

      You can find the definitions of certain capitalized terms used in this “Description of Notes” under the caption “Certain Definitions.” Additionally, in this description, references to (1) the “Company” refer only to InSight Health Services Corp. and not to any of its subsidiaries, (2) the “Parent” refer only to InSight Health Services Holdings Corp. and not to any of its subsidiaries, (3) the “Subsidiary Guarantors” refer to the Company’s Wholly Owned Restricted Subsidiaries, (4) the “Guarantors” refer to the Subsidiary Guarantors together with the Parent, (5) the “Trustee” refer to U.S. Bank Trust National Association, as successor to State Street Bank and Trust Company, N.A., and (6) the “Indenture” refer to the indenture, dated October 30, 2001, among the Company, the Guarantors and the Trustee, as amended by the supplemental indentures dated as of February 25, 2002, April 2, 2003, March 8, 2004 and June 8, 2004, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

General

      On October 30, 2001, the Company issued $225 million aggregate principal amount of 9 7/8% senior subordinated notes due 2011 under the Indenture. We refer to these notes as the original notes. On May 20, 2002, the Company issued, in exchange for the original notes, exchange notes representing the same indebtedness and having identical terms as the original notes, except that the exchange notes are registered under the Securities Act. We refer to these exchange notes as the original exchange notes. On March 5, 2004, the Company issued an additional $25 million aggregate principal amount of 9 7/8% senior subordinated notes due 2011 under the Indenture in a private transaction that was not subject to the registration requirements of the Securities Act. We refer to these notes as the initial notes. The exchange notes offered hereby in exchange for the initial notes are identical to, and represent the same indebtedness as, the initial notes, except that the exchange notes are registered under the Securities Act and therefore are freely transferable. The Company will issue the exchange notes offered hereby under the Indenture. The exchange notes offered hereby, along with the initial notes, original notes and the original exchange notes will be treated as a single class of securities under the Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase. Accordingly, unless the context otherwise requires, all references in this section to “notes” shall include the initial notes, the exchange notes, the original notes and the original exchange notes. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, or Trust Indenture Act.

      The following is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. A copy of the form of the Indenture will be made available to holders of the notes upon request.

Brief Description of the Notes and the Guarantees

      The notes:

•	are general unsecured obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

•	rank equally in right of payment with any future senior subordinated Indebtedness of the Company; and

•	are guaranteed by the Guarantors.

      The Guarantees:

      The notes are guaranteed by the Parent and by all of the Wholly Owned Restricted Subsidiaries of InSight.

      Each Guarantee of the notes:

•	is a general unsecured obligation of the Guarantor;

•	is subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantor; and

•	ranks equally in right of payment with any future senior subordinated Indebtedness of the Guarantor.

      As of September 30, 2004, the Company and the Guarantors would have had total Senior Indebtedness of approximately $287.7 million and $50.0 million available to be borrowed under the Credit Agreement (all of which would be Senior Indebtedness). As indicated above and as discussed in more detail below under the caption “— Subordination,” payments on the notes and under the Guarantee will be subordinated to the prior payment in full of all Senior Indebtedness. The Indenture permits the Company and the Guarantors to incur additional Senior Indebtedness. The notes are subordinated to any debt and other liabilities, including trade payables, of any Subsidiaries of the Company that do not guarantee the notes. As of September 30, 2004, such subsidiaries had $9.5 million of debt and other balance sheet liabilities.

Principal, Maturity and Interest

      The notes mature on November 1, 2011, and are senior subordinated unsecured obligations of the Company. After the notes offered hereby have been issued, the Indenture provides for the issuance of up to $75 million aggregate principal amount of additional notes having identical terms and conditions to the original notes and the notes offered hereby (the “Additional Notes”), subject to compliance with the covenants contained in the Indenture. For purposes of this “Description of the Notes,” reference to the notes includes Additional Notes unless otherwise indicated; however, no offering of any such Additional Notes is being or shall in any manner be deemed to be made by this prospectus. In addition, there can be no assurance as to when or whether the Company will issue any such Additional Notes or as to the aggregate principal amount of such Additional Notes. Interest on the notes will accrue at the rate of 9 7/8% per annum and will be payable semiannually on each May 1 and November 1, to the Holders of record on the immediately preceding April 15 and October 15. Interest on such note will accrue from the most recent date to which interest has been paid on such note. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.

      The principal of and premium, if any, and interest on the notes are payable and the notes are exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes (which initially will be the office of the Trustee located at 60 Livingston Avenue, St. Paul, Minnesota 55107) or, at the option of the Company, payment of interest may be paid by check mailed to the address of the person entitled thereto as such address appears in the security register. The notes are issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

      The notes are not be entitled to the benefit of any sinking fund.

Guarantees

      Each of the Company’s Wholly Owned Restricted Subsidiaries is a Subsidiary Guarantor and payment of the principal of, premium, if any and interest on the notes, when and as the same become due and payable, are guaranteed, jointly and severally, on a senior subordinated and unsecured basis (the “Guarantees”) by the Subsidiary Guarantors and by the Parent. In addition, if the Company or any of its Wholly Owned Restricted Subsidiaries shall acquire or create another Wholly Owned Subsidiary (other than any Foreign Subsidiary), then such Subsidiary shall be required to execute a Guarantee, in accordance with the terms of the Indenture. Each Guarantee is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of Senior Indebtedness of the relevant Guarantor. See “Certain Covenants — Guarantees of Indebtedness by Restricted Subsidiaries.” The obligations of the Guarantors under the Guarantees are limited so as not to constitute a fraudulent conveyance under applicable statutes. See the section of this prospectus entitled “Risk Factors — Risks Relating to the Exchange Notes and Our Indebtedness — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.”

      The Indenture provides that upon a sale or other disposition to a Person not an Affiliate of the Company of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition to a Person not an Affiliate of the Company of all of the Capital Stock of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, which transaction is carried out in accordance with the covenants described below under the captions “— Repurchase at the Option of Holders — Asset Sales,” such Subsidiary Guarantor will be deemed automatically and unconditionally released and discharged from all of its obligations under its Guarantee without any further action on the part of the Trustee or any Holder of the notes; provided that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure any, Indebtedness of the Company shall also terminate upon such sale, disposition or release.

Subordination

      The notes are unsecured senior subordinated obligations of the Company. The payment of principal of, premium, if any, and interest on the notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of Senior Indebtedness.

      The holders of Senior Indebtedness will be entitled to receive payment in full of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any bankruptcy, reorganization, insolvency, receivership or similar proceeding at the rate specified in the applicable Senior Indebtedness) before the Holders will be entitled to receive any payment in respect of any Obligations with respect to the notes (except that Holders may receive securities that are subordinated at least to the same extent as the notes to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness and Holders may recover payments made from the trust described under the caption “Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of the Company:

(1) in a liquidation or dissolution of the Company;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of the Company’s assets and liabilities.

      The Company also may not make any payment upon or in respect of the notes (except in such subordinated securities or from the trust described under the caption “Legal Defeasance and Covenant Defeasance”) if:

(1) a default in the payment of principal of, premium, if any, or interest on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace; or

(2) any other default occurs and is continuing with respect to Designated Senior Indebtedness which permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from (A) with respect to the Designated Senior Indebtedness arising under the Credit Agreement, the Agent Bank or (B) with respect to any other Designated Senior Indebtedness, the holders or the representative of the holders of any such Designated Senior Indebtedness.

      Payments on the notes may and shall be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received unless the maturity of any Designated Senior Indebtedness has been accelerated.

      No new period of payment blockage may be commenced by a Payment Blockage Notice unless and until:

(1) 360 days have elapsed since the first day of the effectiveness of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal of, premium, if any, and interest on the notes that have come due have been paid in full in cash.

      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice, unless such default has been cured or waived for a period of not less than 90 days.

      If the Trustee or any Holder of the notes receives a payment in respect of the notes (except (i) for securities that are subordinated at least to the same extent as the notes to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness or (ii) from the trust described under “— Legal Defeasance and Covenant Defeasance”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the Trustee or the Holder has actual knowledge that the payment is prohibited;

the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Indebtedness of the Company. Upon the proper written request of the holders of Senior Indebtedness of the Company, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Indebtedness of the Company or their proper representative.

      The Indenture requires that the Company promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of any Event of Default.

      As a result of the subordination provisions described above, in the event of an insolvency, bankruptcy, reorganization or liquidation of the Company, creditors of the Company who are holders of Senior Indebtedness and holders of trade payables may recover more, ratably, than the holders of the notes, and assets which would otherwise be available to pay obligations in respect of the notes will be available only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes. See the section of this prospectus entitled “Risk Factors — Risks Relating to the Exchange Notes and Our Indebtedness — Your right to receive payments on the notes is junior to InSight’s existing senior indebtedness and possibly all of its future borrowings. Further, the guarantee of the notes is junior to all of the guarantors’ existing senior indebtedness and possibly to all of their future borrowings.”

      Payments under the Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Indebtedness of such Guarantor, including Senior Indebtedness of such Guarantor incurred after the date of the Indenture, on the same basis as provided above with respect to the subordination of payments on the notes by the Company to the prior payment in full of Senior Indebtedness of the Company. See the section of this prospectus entitled “Risk Factors — Risks Relating to the Exchange Notes and Our Indebtedness — Your right to receive payments on the notes is junior to InSight’s existing senior indebtedness and possibly of all its future borrowings. Further, the guarantee of the notes is junior to all of the guarantors’ existing senior indebtedness and possibly to all of their future borrowings.”

      The terms of the Indenture permit the Company and its Restricted Subsidiaries to incur additional Senior Indebtedness, subject to certain limitations, including Indebtedness that may be secured by Liens on property of the Company and its Restricted Subsidiaries. See the discussion below under the captions “Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock” and “Certain Covenants — Liens.” See the section of this prospectus entitled “Risk Factors — Risks Relating to the Exchange Notes and Our Indebtedness — Your right to receive payments on the notes is junior to InSight’s existing senior indebtedness and possibly all of its future borrowings. Further, the guarantee of the notes is junior to all of the guarantors’ existing senior indebtedness and possibly to all of their future borrowings.”

Optional Redemption

      The notes are not redeemable at the Company’s option prior to November 1, 2006. Thereafter, the notes will be redeemable, at the option of the Company, as a whole or from time to time in part, on not less than 30 nor more than 60 days’ prior notice to the Holders at the following redemption prices (expressed as percentages of principal amount), together with accrued interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date), if redeemed during the 12-month period beginning on November 1 of the years indicated below.

Year	Redemption Price

2006	104.938%
2007	103.292%
2008	101.646%
2009 and thereafter	100.000%

      If less than all the notes are to be redeemed, the particular notes to be redeemed will be selected not more than 60 days prior to the redemption date by the Trustee by such method as the Trustee deems fair and appropriate, provided that no note of $1,000 in principal amount at maturity or less shall be redeemed in part.

Mandatory Redemption

      Except as set forth below under “Repurchase at the Option of Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

      If a Change of Control occurs at any time, then each Holder will have the right to require that the Company purchase such Holder’s notes in whole or in part in integral multiples of $1,000, at a purchase price in cash equal to 101% of the principal amount of such notes, plus accrued and unpaid interest, if any, to the date of purchase, pursuant to the offer described below (the “Change of Control Offer”) and the other procedures set forth in the Indenture.

      Within 30 days following any Change of Control, the Company will notify the Trustee thereof and give written notice of such Change of Control to each Holder of notes by first-class mail, postage prepaid, at its address appearing in the security register, stating, among other things:

(1) the purchase price and the purchase date, which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed or such later date as is necessary to comply with the requirements under the Exchange Act;

(2) that any note not tendered will continue to accrue interest;

(3) that, unless the Company defaults in the payment of the purchase price, any notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control purchase date; and

(4) certain other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance.

      If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the notes that might be tendered by Holders seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the Trustee and the Holders the rights described under “Events of Default and Remedies.”

      The Credit Agreement provides that certain change of control events with respect to the Company and the Parent would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. If a Change of Control occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or refinance such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders.

      One of the events that constitutes a Change of Control under the Indenture is the disposition of “all or substantially all” of the Company’s assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, if Holders elect to require the Company to purchase the notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase in many circumstances.

      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all the notes validly tendered and not withdrawn under such Change of Control Offer.

      The existence of a Holder’s right to require the Company to purchase such Holder’s notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

      The definition of “Change of Control” in the Indenture is limited in scope. The provisions of the Indenture may not afford Holders the right to require the Company to repurchase such notes in the event of a highly leveraged transaction or certain transactions with the Company’s management or its Affiliates, including a reorganization, restructuring, merger or similar transaction involving the Parent or the Company (including, in certain circumstances, an acquisition of the Parent or the Company by management or its Affiliates) that may adversely affect Holders, if such transaction is not a transaction defined as a Change of Control. See “Certain Definitions” below for the definition of “Change of Control.” A transaction involving the Company’s management or its Affiliates, or a transaction involving a recapitalization of the Parent or the Company, would result in a Change of Control if it is the type of transaction specified in such definition.

      The Company will comply with the applicable tender offer rules including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

      Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its or their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. In certain circumstances, such restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of the Company or any of its Restricted Subsidiaries. While such restrictions cover a variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Asset Sales

      The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless:

(1) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold as evidenced by a resolution of the board of directors of such entity set forth in an officers’ certificate delivered to the Trustee; and

(2) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75% cash or cash equivalents. For purposes of this provision, cash and cash equivalents includes:

(a) any liabilities (as reflected in the Company’s consolidated balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by any transferee of any such assets or other property in such Asset Sale, and where the Company or the relevant Restricted Subsidiary is released from any further liability in connection therewith with respect to such liabilities;

(b) any securities, notes or other similar obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 180 days of the related Asset Sale by the Company or such Restricted Subsidiary into cash or cash equivalents (to the extent of the net cash proceeds or the cash equivalents (net of related costs) received upon such conversion); and

(c) any Designated Noncash Consideration received by the Company or any such Restricted Subsidiary in the Asset Sale having an aggregate fair market value, as determined by the Board of the Company, taken together with all other Designated Noncash Consideration received pursuant to this clause that is at that time outstanding, not to exceed the greater of:

(A) $10 million; and

(B) 15% of Consolidated Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of such Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

      If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may, at its option, within 12 months after such Asset Sale (i) apply all or a portion of the Net Cash Proceeds to the permanent reduction of amounts outstanding under the Credit Agreement (and to correspondingly reduce the commitments, if any, with respect thereto) or to the repayment of other Senior Indebtedness of the Company or a Restricted Subsidiary, provided that the repayment of any Indebtedness incurred under the Credit Agreement in connection with the acquisition of any Facility with the proceeds of any subsequent Sale and Leaseback Transaction relating to such Facility shall not be required to result in the permanent reduction of the amounts outstanding under the Credit Agreement or correspondingly permanently reduce the commitments thereunder, or (ii) invest (or enter into a legally binding agreement to invest) all or a portion of such Net Cash Proceeds in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, existing on the Reference Date or in businesses the same, similar or reasonably related thereto. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. Pending the final application of any such Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in a manner that is not prohibited by the Indenture. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph constitutes “Excess Proceeds.”

      When the aggregate amount of Excess Proceeds exceeds $10 million, the Company will, within 30 days thereafter, make an offer to purchase (an “Excess Proceeds Offer”) from all Holders on a pro rata basis, in accordance with the procedures set forth in the Indenture, the maximum principal amount (expressed as a multiple of $1,000) of notes that may be purchased with the Excess Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued interest, if any, to the date such offer to purchase is consummated. To the extent that the aggregate principal amount of notes tendered pursuant to such offer to purchase is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, the notes to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset to zero.

Certain Covenants

Restricted Payments

      The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

(a) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Company or any Restricted Subsidiary, other than (i) dividends or distributions payable solely in Qualified Equity Interests or (ii) dividends or distributions by a Restricted Subsidiary payable to the Company or a Wholly Owned Restricted Subsidiary or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis;

(b) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock, or any options, warrants or other rights to acquire such shares of Capital Stock, of the Company, any direct or indirect parent of the Company or any Subsidiary of the Company (other than a Wholly Owned Restricted Subsidiary);

(c) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness; and

(d) make any Investment (other than a Permitted Investment) in any Person (such payments or other actions described in (but not excluded from) clauses (a) through (d) being referred to as “Restricted Payments”), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing,

(ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock,” and

(iii) the aggregate amount of all Restricted Payments made after the Reference Date does not exceed the sum of:

(A) 50% of the aggregate Consolidated Net Income of the Company during the period (taken as one accounting period) from the first day of the Company’s first fiscal quarter commencing after the Closing Date to the last day of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income is a loss, minus 100% of such amount); plus

(B) 100% of the aggregate net cash proceeds received by the Company after the Reference Date as a capital contribution or from the issuance or sale (other than to a Subsidiary) of either (1) Qualified Equity Interests of the Company or (2) debt securities or Disqualified Stock that have been converted into or exchanged for Qualified Stock of the Company, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange.

      Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may take the following actions, so long as no Default or Event of Default has occurred and is continuing or would occur:

(a) the payment of any dividend within 60 days after the date of declaration thereof, if at the declaration date such payment would not have been prohibited by the foregoing provisions;

(b) the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company, in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, Qualified Equity Interests of the Company or of the Parent, the proceeds of which are contributed to the Company as a capital contribution on a substantially concurrent basis;

(c) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Equity Interests of the Company or of the Parent, the proceeds of which are contributed to the Company as a capital contribution on a substantially concurrent basis;

(d) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance or sale (other than to a Subsidiary) of, Subordinated Indebtedness, so long as the Company or a Restricted Subsidiary would be permitted to refinance such original Subordinated Indebtedness with such new Subordinated Indebtedness pursuant to clause (4) of the definition of Permitted Indebtedness set forth in the covenant entitled “Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(e) the repurchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to the “Change of Control” covenant; provided that, prior to or simultaneously with such repurchase, the Company has made the Change of Control Offer as provided in such covenant with respect to the notes and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer;

(f) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company, options on any such shares or related stock appreciation rights or similar securities, or any dividend, distribution or advance to the Parent for the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Parent, options on any such shares or related stock appreciation rights or similar securities, in each case held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates) of the Company, the Parent or any Subsidiary of the Company, as applicable, or by any employee benefit plan of the Company, the Parent or any Subsidiary of the Company, as applicable, upon death, disability, retirement or termination of employment or pursuant to the terms of any employee benefit plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of cash applied by the Company for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock of the Company or the Parent after the Reference Date does not exceed $7.5 million in the aggregate (excluding for purposes of calculating such amount the aggregate amount received by any Person in connection with such purchase, redemption, acquisition, cancellation or other retirement of such shares that is concurrently used to repay loans made to such Person by the Company pursuant to clause (f) of the definition of “Permitted Investment”);

(g) the payment of dividends or other distributions or the making of loans or advances to the Parent in amounts required for the Parent to pay franchise taxes and other fees required to maintain its existence and provide for all other customary operating costs of the Parent to the extent attributable to the ownership and operation of the Company and its Restricted Subsidiaries, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other customary costs and expenses including all costs and expenses with respect to filings with the Commission;

(h) the payment of dividends or other distributions by the Company to the Parent in amounts required to pay the tax obligations of the Parent attributable to the Company and its Subsidiaries, determined as if the Company and its Subsidiaries had filed a separate consolidated, combined or unitary return for the relevant taxing jurisdiction; provided that (x) the amount of dividends paid pursuant to this clause (h) to enable the Parent to pay Federal and state income taxes (and franchise taxes based on income) at any time shall not exceed the amount of such Federal and state income taxes (and franchise taxes based on income) actually owing by the Parent at such time to the respective tax authorities for the respective period and (y) any refunds received by the Parent attributable to the Company or any of its Subsidiaries shall promptly be returned by the Parent to the Company through a contribution or purchase of common stock (other than Disqualified Stock) of the Company;

(i) the payment of dividends or other distributions or the making of loans or advances to the Parent in amounts required for the Parent to pay to the Equity Sponsors an annual amount not to exceed $500,000 for payment of management consulting or financial advisory services provided to the Company or any of the Subsidiaries; and

(j) other Restricted Payments not to exceed $10 million at any one time outstanding.

The actions described in clauses (e), (f), (g), (h), (i) and (j) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph but will reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this covenant and the actions described in clauses (a), (b), (c) and (d) of the preceding paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph and will not reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this covenant.

      For the purpose of making any calculations under the Indenture (i) if a Restricted Subsidiary is designated an Unrestricted Subsidiary, the Company will be deemed to have made an Investment in an amount equal to the greater of the fair market value or net book value of the net assets of such Restricted Subsidiary at the time of such designation as determined by the Board of the Company, and (ii) any property transferred to or from an Unrestricted Subsidiary will be valued at fair market value at the time of such transfer, as determined by the Board of the Company. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of the Company whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officer’s certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required under “Certain Covenants — Restricted Payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

      If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other Person that thereafter becomes a Restricted Subsidiary, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the lesser of (x) the net asset value of such Subsidiary at the time it becomes a Restricted Subsidiary and (y) the initial amount of such Investment.

      If an Investment resulted in the making of a Restricted Payment, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise, other than the redesignation of an Unrestricted Subsidiary or other Person as a Restricted Subsidiary), to the extent such net reduction is not included in the Company’s Consolidated Net Income; provided that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (x) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (y) the initial amount of such Investment.

      In computing the Consolidated Net Income of the Company for purposes of the foregoing clause (iii)(A) of the first paragraph of this covenant, (i) the Company may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (ii) the Company will be permitted to rely in good faith on the financial statements and other financial data derived from its books and records that are available on the date of determination. If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income of the Company for any period.

Incurrence of Indebtedness and Issuance of Disqualified Stock

      The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, “incur”), any Indebtedness (including Acquired Indebtedness and the issuance of Disqualified Stock), except that the Company and any Subsidiary Guarantors may incur Indebtedness if, at the time of such event, the Fixed Charge Coverage Ratio for the immediately preceding four full fiscal quarters for which internal financial statements are available, taken as one accounting period, would have been equal to at least 2.0 to 1.0.

      In making the foregoing calculation for any four-quarter period that includes the Reference Date, pro forma effect will be given to the acquisition and related financing transactions, as if such transactions had occurred at the beginning of such four-quarter period. In addition (but without duplication), in making the foregoing calculation, pro forma effect will be given to: (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred and the application of such proceeds occurred at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company or its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period; and (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred at the beginning of such four-quarter period. In making a computation under the foregoing clause (i) or (ii), (A) the amount of Indebtedness under a revolving credit facility will be computed based on the average daily balance of such Indebtedness during such four-quarter period, (B) if such Indebtedness bears, at the option of the Company, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of the Company, either the fixed or floating rate, and (C) the amount of any Indebtedness that bears interest at a floating rate will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term at the date of determination in excess of 12 months).

      Notwithstanding the foregoing, the Company may, and may permit its Restricted Subsidiaries to, incur the following Indebtedness (“Permitted Indebtedness”):

(1) Indebtedness of the Company or any Subsidiary Guarantor under the Credit Agreement (and the incurrence by any Guarantor of guarantees thereof) in an aggregate principal amount at any one time outstanding not to exceed $375 million, less any amounts applied to the permanent reduction of such credit facilities pursuant to the provisions of the covenant described under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(2) Indebtedness represented by the notes (other than the Additional Notes) and the Guarantees;

(3) Existing Indebtedness;

(4) the incurrence by the Company of Permitted Refinancing Indebtedness in exchange for, or the net cash proceeds of which are used to refund, refinance or replace, any Indebtedness that is permitted to be incurred under clause (2) or (3) above;

(5) Indebtedness owed by the Company to any Restricted Subsidiary or owed by any Restricted Subsidiary to the Company or a Restricted Subsidiary (provided that such Indebtedness is held by the Company or such Restricted Subsidiary); provided, however, that:

(a) any Indebtedness of the Company or any Subsidiary Guarantor owing to any such Restricted Subsidiary is unsecured and subordinated in right of payment from and after such time as the notes shall become due and payable (whether at Stated Maturity, acceleration, or otherwise) to the payment and performance of the Company’s obligations under the notes or the Subsidiary Guarantor’s obligations under its Guarantee, as the case may be; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6) Indebtedness of the Company or any Restricted Subsidiary under Hedging Obligations incurred in the ordinary course of business;

(7) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

(8) either (A) Capitalized Lease Obligations of the Company or any Restricted Subsidiary or (B) Indebtedness under purchase money mortgages or secured by purchase money security interests so long as (x) such Indebtedness is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (y) such Indebtedness is created within 90 days of the acquisition of the related property; provided that the aggregate amount of Indebtedness under clauses (A) and (B) does not exceed 15% of Consolidated Tangible Assets at any one time outstanding;

(9) guarantee by any Restricted Subsidiary made in accordance with the provisions of the covenant described under the caption “— Guarantee of Indebtedness by Restricted Subsidiaries;”

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

(11) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(12) the incurrence of Non-Recourse Indebtedness by Permitted Joint Ventures that are Restricted Subsidiaries;

(13) Indebtedness incurred by a Receivables Subsidiary pursuant to a Receivables Program; provided that, after giving effect to any such incurrence of Indebtedness, the aggregate principal amount of all Indebtedness incurred under this clause (13) and then outstanding does not exceed $30 million; and

(14) Indebtedness of the Company, any Restricted Subsidiary or any Permitted Joint Venture not permitted by any other clause of this definition, in an aggregate principal amount not to exceed $30 million at any one time outstanding.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Credit Agreement incurred on the Reference Date shall be deemed to have been incurred on the Reference Date in reliance on the exception provided by clause (1) above.

Liens

      The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Pari Passu Indebtedness or Subordinated Indebtedness of the Company on or with respect to any of its property or assets, including any shares of stock or Indebtedness of any Restricted Subsidiary, whether owned at the Closing Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (i) in the case of any Lien securing Subordinated Indebtedness, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (ii) in the case of any Lien securing Pari Passu Indebtedness, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to or ranks equally with such Lien.

      The Company will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Pari Passu Indebtedness or Subordinated Indebtedness of such Subsidiary Guarantor on or with respect to such Subsidiary Guarantor’s properties or assets, including any shares of stock or Indebtedness of any other Restricted Subsidiary, whether owned at the date of the Indentures or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (i) in the case of any Lien securing Pari Passu Indebtedness of such Subsidiary Guarantor, each Guarantee of such Subsidiary Guarantor is secured by a Lien on such property, assets or proceeds that is senior in priority to or ranks equally with such Lien and (ii) in the case of any Lien securing Subordinated Indebtedness of such Subsidiary Guarantor, each Guarantee of such Subsidiary Guarantor is secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien.

Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

      The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock;

(2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(3) make loans or advances to the Company or any other Restricted Subsidiary; or

(4) transfer any of its properties or assets to the Company or any other Restricted Subsidiary.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) any agreement (including the Credit Agreement) in effect on the Reference Date;

(2) customary non-assignment provisions of any lease, license or other contract entered into in the ordinary course of business by the Company or any Restricted Subsidiary;

(3) the refinancing or successive refinancing of Indebtedness incurred under the agreements in effect on the Reference Date (including the Credit Agreement), so long as such encumbrances or restrictions are no more restrictive, taken as a whole, than those contained in such original agreement;

(4) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) purchase money obligations for acquired property permitted under the covenant entitled “— Incurrence of Indebtedness and Issuance of Disqualified Stock” that impose restrictions of the nature described in clause (4) of the preceding paragraph on the property so acquired;

(6) any agreement for the sale of a Restricted Subsidiary or an asset that restricts distributions by that Restricted Subsidiary or transfers of such asset pending its sale;

(7) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “— Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by leases entered into in the ordinary course of business;

(9) Non-Recourse Indebtedness of any Permitted Joint Venture permitted to be incurred under the Indenture;

(10) applicable law or regulation;

(11) a Receivables Program with respect to a Receivables Subsidiary; and

(12) customary provisions in joint venture, limited liability company operating, partnership, shareholder and other similar agreements entered into in the ordinary course of business reasonably consistent with past practice by the Company or any Restricted Subsidiary.

Limitation on Layering Debt

      Neither the Company nor any Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness or guarantee, as applicable, that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the notes or such Guarantor’s Guarantee, respectively.

Merger, Consolidation or Sale of Assets

      Neither the Company nor the Parent will, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company or the Parent, as the case may be, is the surviving corporation), or directly and/or indirectly through its Subsidiaries, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company or the Parent, as the case may be, and its Subsidiaries, taken as a whole) in one or more related transactions to, another corporation, Person or entity unless:

(a) either (i) the Company or the Parent, as the case may be, is the surviving corporation or (ii) the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the “Surviving Entity”) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of the Company or the Parent, as the case may be, under the notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

(b) immediately after giving effect to such transaction and treating any obligation of the Company in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Default or Event of Default has occurred and is continuing;

(c) if such transaction involves the Company, the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of “— Incurrence of Indebtedness and Issuance of Disqualified Stock;”

(d) each Guarantor, unless it is the other party to the transaction described above, has by supplemental indenture confirmed that its Guarantee applies to the Surviving Entity’s obligations under the Indenture and the notes;

(e) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the covenant described above under the caption “— Liens” are complied with; and

(f) the Company or the Parent, as the case may be, delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the Indenture.

      The Indenture will provide that no Subsidiary Guarantor may consolidate with or merge with or into any other Person or convey, sell, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other Person (other than the Company or another Subsidiary Guarantor) unless: (a) subject to the provisions of the following paragraph, the Person formed by or surviving such consolidation or merger (if other than such Subsidiary Guarantor) or to which such properties and assets are transferred assumes all of the obligations of such Subsidiary Guarantor under the Indenture and its Guarantee, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, (b) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing and (c) the Subsidiary Guarantor delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the Indenture.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

      In the event of any transaction described in and complying with the conditions listed in the first paragraph of this covenant in which the Company is not the continuing obligor under the Indenture, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the Company will, except in the case of a lease, be discharged from all of its obligations and covenants under the Indenture and notes.

Transactions with Affiliates

      The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction with, or for the benefit of, any Affiliate of the Company (“Interested Persons”), unless (a) such transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm’s-length transaction with third parties who are not Interested Persons and (b) the Company delivers to the Trustee (i) with respect to any transaction or series of related transactions entered into after the Reference Date involving aggregate payments in excess of $5 million, a resolution of the Company’s Board set forth in an officers’ certificate certifying that such transaction or transactions complies with clause (a) above and that such transaction or transactions have been approved by the Board (including a majority of the Disinterested Directors) of the Company and (ii) with respect to a transaction or series of related transactions involving aggregate payments equal to or greater than $10 million, a written opinion as to the fairness to the Company or such Restricted Subsidiary of such transaction or series of transactions from a financial point of view issued by an accounting, appraisal or investment banking firm, in each case of national standing.

      The foregoing covenant will not restrict:

(A) transactions among the Company and/or its Restricted Subsidiaries;

(B) the Company from paying reasonable and customary regular compensation, indemnification, reimbursement and fees to officers of the Company or any Restricted Subsidiary and to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary;

(C) transactions permitted by the provisions of the covenant described under the caption “Certain Covenants — Restricted Payments;”

(D) advances to employees for moving, entertainment and travel expenses and similar expenditures in the ordinary course of business and consistent with past practice;

(E) any Receivables Program of the Company or a Restricted Subsidiary;

(F) the agreements described herein under the caption “Certain Relationships and Related Transactions” and certain other agreements listed on a schedule to the Indenture, in each case as in effect as of the Reference Date or any amendment thereto (so long as the amended agreement is not more disadvantageous to the Holders in any material respect than such agreement immediately prior to such amendment) or any transaction contemplated thereby; and

(G) sales of Equity Interests to Affiliates.

Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries

      The Company (a) will not permit any Restricted Subsidiary to issue any Capital Stock unless after giving effect thereto the Company’s percentage interest (direct and indirect) in the Capital Stock of such

Restricted Subsidiary is at least equal to its percentage interest prior thereto, and (b) will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Restricted Subsidiary); provided, however, that this covenant will not prohibit (i) the sale or other disposition of all, but not less than all, of the issued and outstanding Capital Stock of a Restricted Subsidiary owned by the Company and its Restricted Subsidiaries in compliance with the other provisions of the Indenture, (ii) the sale or other disposition of a portion of the issued and outstanding Capital Stock of a Restricted Subsidiary (other than a Subsidiary Guarantor), whether or not as a result of such sale or disposition such Restricted Subsidiary continues or ceases to be a Restricted Subsidiary, if (A) at the time of such sale or disposition, the Company could make an Investment in the remaining Capital Stock held by it or one of its Restricted Subsidiaries in an amount equal to the amount of its remaining Investment in such Person pursuant to the covenant entitled “Restricted Payments” and (B) such sale or disposition is permitted under, and the Company or such Restricted Subsidiary applies the Net Cash Proceeds of any such sale in accordance with, the “Asset Sales” covenant, or (iii) the ownership by directors of director’s qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.

      The Company will not permit any Restricted Subsidiary to issue any Preferred Stock other than to the Company or any Subsidiary Guarantor.

Payments for Consent

      The Indenture will provide that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Guarantees of Indebtedness by Restricted Subsidiaries

      The Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary, unless (a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a guarantee of payment of the notes by such Restricted Subsidiary on a senior subordinated basis on the same terms as set forth in the Indenture and (b) with respect to any guarantee of Subordinated Indebtedness by a Restricted Subsidiary, any such guarantee is subordinated to such Restricted Subsidiary’s guarantee with respect to the notes at least to the same extent as such Subordinated Indebtedness is subordinated to the notes, provided that the foregoing provision will not be applicable to any guarantee by any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

      Any guarantee by a Restricted Subsidiary of the notes pursuant to the preceding paragraph may provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer to any Person not an Affiliate of the Company of all of the Company’s and the Restricted Subsidiaries’ Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the guarantee that resulted in the creation of such guarantee of the notes, except a discharge or release by or as a result of payment under such guarantee.

Issuances of Guarantees by New Restricted Subsidiaries

      The Company will provide to the Trustee, on the date that any Person (other than a Foreign Subsidiary) becomes a Wholly Owned Restricted Subsidiary, a supplemental indenture to the Indenture, executed by such new Wholly Owned Restricted Subsidiary, providing for a full and unconditional guarantee on a senior subordinated basis by such new Wholly Owned Restricted Subsidiary of the Company’s obligations under the notes and the Indenture to the same extent as that set forth in the Indenture.

Unrestricted Subsidiaries

      The Board of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) such Subsidiary has no Indebtedness other than Non-Recourse Indebtedness, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the covenant described under the caption “— Restricted Payments,” (iv) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from Persons who are not Affiliates of the Company, (v) neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other equity interests in such Subsidiary, or to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results, and (vi) such Unrestricted Subsidiary has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Notwithstanding the foregoing, the Company may not designate any Subsidiary Guarantor (whether or not existing as of the Closing Date) as an Unrestricted Subsidiary.

      The Board of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) no Default or Event of Default has occurred and is continuing following such designation and (ii) the Company would, at the time of making such designation and giving such pro forma effect as if such designation had been made at the beginning of the applicable four quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “Incurrence of Indebtedness and Issuance of Disqualified Stock” (treating any Indebtedness of such Unrestricted Subsidiary as the incurrence of Indebtedness by a Restricted Subsidiary).

Reports

      Whether or not the Company is required to file reports with the Commission, the Company will file with the Commission all such annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13(a) or 15(d) under the Exchange Act. The Company will also be required (a) to supply to the Trustee and each Holder, or supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company’s cost copies of such reports and documents to any prospective Holder promptly upon written request.

      Notwithstanding the foregoing, so long as the Parent guarantees the notes, the reports, information and other documents required to be filed and provided as described above may be those of the Parent, rather than the Company, so long as such filings (i) would satisfy the requirements of the Exchange Act and regulations promulgated thereunder and (ii) disclose the Company’s results of operations and financial condition in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in at least such detail as would be required if the Company were filing such report.

Events of Default and Remedies

      The following will be “Events of Default” under the Indenture:

(a) default in the payment of any interest on any note when it becomes due and payable, and continuance of such default for a period of 30 days (whether or not prohibited by the subordination provisions of the Indenture);

(b) default in the payment of the principal of (or premium, if any, on) any note when due (whether or not prohibited by the subordination provisions of the Indenture);

(c) failure to perform or comply with the Indenture provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” “— Certain Covenants — Restricted Payments,” “Incurrence of Indebtedness and Issuance of Disqualified Stock” or “— Merger, Consolidation or Sale of Assets;”

(d) default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor contained in the Indenture or in any Guarantee (other than a default in the performance, or breach, of a covenant or agreement that is specifically dealt with elsewhere herein), and continuance of such default or breach for a period of 60 days after written notice has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the notes then outstanding;

(e) (i) an event of default has occurred under any mortgage, bond, indenture, loan agreement or other document evidencing an issue of Indebtedness of the Company, the Parent or any Restricted Subsidiary, which issue individually or in the aggregate has an aggregate outstanding principal amount of not less than $10 million, and such default has resulted in such Indebtedness becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or (ii) a default in any payment when due at final maturity of any such Indebtedness;

(f) failure by the Company, the Parent or any of its Restricted Subsidiaries to pay one or more final judgments the uninsured portion of which exceeds in the aggregate $10 million, which judgment or judgments are not paid, discharged or stayed for a period of 60 days;

(g) any Guarantee ceases to be in full force and effect or is declared null and void or any such Guarantor denies that it has any further liability under any Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture); or

(h) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company, the Parent or any Significant Subsidiary.

      If an Event of Default (other than as specified in clause (h) above) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the notes then outstanding may, and the Trustee at the request of such Holders will, declare the principal of, and accrued interest on, all of the initial notes immediately due and payable and, upon any such declaration, such principal and such interest will become due and payable immediately.

      If an Event of Default specified in clause (h) above occurs and is continuing, then the principal of and accrued interest on all of the initial notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

      At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the initial notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if: (i) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all notes, (B) all unpaid principal of (and premium, if any, on) any initial notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes, (C) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the notes and (D) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (ii) all Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.

      No Holder has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the Holders of at least 25% in aggregate principal amount of the initial notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding, the Trustee has failed to institute any such proceeding within 60 days after receipt of such notice, request and offer of indemnity and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the initial notes. Such limitations do not apply, however, to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

      The Holders of not less than a majority in aggregate principal amount of the initial notes may, on behalf of the Holders of all of the notes waive any past defaults under the Indenture, except a default in the payment of the principal of (and premium, if any) or interest on any note, or in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of the holder of each note outstanding.

      If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each Holder notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of (and premium, if any, on) or interest on any notes, the Trustee may withhold the notice to the Holders if a committee of its trust officers in good faith determines that withholding such notice is in the interests of the Holders.

      The Company is required to furnish to the Trustee annual statements as to the performance by the Company and the Guarantors of their obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of any Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the notes, the Indenture or the Guarantees, as applicable, or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

      The Company may, at its option and at any time, terminate the obligations of the Company and the Guarantors with respect to the initial notes (“legal defeasance”). Such legal defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the initial notes, except for (i) the rights of Holders of initial notes to receive payments in respect of the principal of (and premium, if any, on) and interest on such notes when such payments are due, (ii) the Company’s obligations to issue temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes, maintain an office or agency for payments in respect of the notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the legal defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Guarantor with respect to certain covenants set forth in the Indenture and described under “Certain Covenants” above, and any omission to comply with such obligations would not constitute a Default or an Event of Default with respect to the notes (“covenant defeasance”).

      In order to exercise either legal defeasance or covenant defeasance: (a) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders, money in an amount, or U.S. Government Obligations (as defined in the Indenture) that through the scheduled payment of principal and interest thereon will provide money in an amount, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of (and premium, if any, on) and interest on the initial notes at maturity (or upon redemption, if applicable) of such principal or installment of interest; (b) no Default or Event of Default has occurred and is continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (h) of “Events of Default” above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (c) such legal defeasance or covenant defeasance may not result in a breach or violation of, or constitute a default under, the Indenture, the Credit Agreement or any other material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (d) in the case of legal defeasance, the Company must deliver to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date hereof, there has been a change in applicable federal income tax law, to the effect, and based thereon such opinion must confirm that, the Holders of the initial notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; (e) in the case of covenant defeasance, the Company must have delivered to the Trustee an opinion of counsel to the effect that the Holders of the initial notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (f) the Company must have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

Transfer and Exchange

      A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer document and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

      The registered Holder of a note is treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

      Modifications and amendments of the Indenture and any Guarantee may be made by the Company, any affected Guarantor and the Trustee with the consent of the Holders of a majority in aggregate outstanding principal amount of the notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding note affected thereby:

(a) change the Stated Maturity of the principal of, or any installment of interest on, any note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(b) amend, change or modify the obligation of the Company to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the covenant described under the covenant entitled “Repurchase at the Option of Holders — Asset Sales” or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant entitled “Repurchase at the Option of Holders — Change of Control,” including, in each case, amending, changing or modifying any definition relating thereto;

(c) reduce the percentage in principal amount of initial notes, the consent of whose Holders is required for any waiver of compliance with certain provisions of, or certain defaults and their consequences provided for under, the Indenture;

(d) waive a default in the payment of principal of, or premium, if any, or interest on the notes or reduce the percentage or aggregate principal amount of initial notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(e) modify the ranking or priority of the notes or the Guarantee of any Guarantor; or

(f) release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in accordance with the terms of the Indenture.

      The Holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

      Without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes: (1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the notes; or (2) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company; or (3) to add additional Events of Default; or (4) to provide for uncertificated notes in addition to or in place of the certificated notes; or (5) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee; or (6) to secure the notes; or (7) to cure any ambiguity, to correct or supplement any provision in the Indenture that may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause do not adversely affect the interests of the Holders in any material respect; or (8) to comply with any requirements of the Commission in order to effect and maintain the qualification of the Indenture under the Trust Indenture Act; or (9) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture; or (10) to allow any Guarantor to execute a supplemental indenture and a Guarantee with respect to the notes.

      Notwithstanding the foregoing, neither the Company nor the Trustee may amend any provisions of the Indenture or the notes concerning (i) the subordination of the notes and the guarantee or (ii) legal defeasance or covenant defeasance without, in either case, the prior written consent of the Agent Bank, acting on behalf of the Banks under the Credit Agreement.

Concerning the Trustee

      U.S. Bank Trust National Association (as successor to State Street Bank and Trust Company, N.A.), the Trustee under the Indenture, will be the initial paying agent and registrar for the notes.

      The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. Under the Indenture, the Holders of a majority in outstanding principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

      The Indenture and provisions of the Trust Indenture Act, incorporated by reference therein, contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that, if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

Book-Entry, Delivery and Form

      Exchange notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below, including the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC), unless transferred to a person that takes delivery through a Global Note in accordance with the certification requirements described below.

      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

      DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised the Company that, pursuant to procedures that DTC has established:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

      Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

      Payments in respect of the principal of, and interest and premium, if any, and Special Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the Indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; provided, however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      DTC has advised the Company that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, at any time that an Event of Default is continuing under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company, the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary;

(2) the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

      The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium, if any, and Special Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The

Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Additional Information

      Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to InSight Health Services Corp., 26250 Enterprise Court, Suite 100, Lake Forest, California 92630, Attention: General Counsel.

Certain Definitions

      “Acquired Indebtedness” means Indebtedness of a Person (a) existing at the time such Person is merged with or into the Company or a Subsidiary or becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from such Person.

      “Affiliate” means, with respect to any specified person, (a) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or (b) any other person that owns, directly or indirectly, 10% or more of such specified person’s Capital Stock or any executive officer or director of any such specified person or other person. For the purposes of this definition, “control,” when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Agent Bank” means Bank of America, N.A. and its successors under the Credit Agreement, in its capacity as administrative agent.

      “Asset Sale” means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of merger, consolidation or similar arrangement) (collectively, a “transfer”) by the Company or any Restricted Subsidiary other than in the ordinary course of business and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Shares of Capital Stock of any of the Company’s Restricted Subsidiaries (which shall be deemed to include the sale, grant or conveyance of any interest in the income, profits or proceeds therefrom), in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (x) that have a fair market value in excess of $2 million or (y) for Net Cash Proceeds in excess of $2 million. For the purposes of this definition, the term “Asset Sale” does not include (a) any transfer of properties or assets (i) that is governed by the provisions of the Indenture described under the captions “— Certain Covenants — Merger, Consolidation or Sale of Assets,” “— Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries” (to the extent of clause (a) thereof) or “— Restricted Payments,” (ii) between or among the Company and its Restricted Subsidiaries pursuant to transactions that do not violate any other provision of the Indenture or (iii) representing obsolete or permanently retired equipment and facilities or (b) the sale or exchange of equipment in connection with the purchase or other acquisition of other equipment, in each case used in the business of the Company or its Restricted Subsidiaries as it was in existence on the Reference Date or any business determined by the Board of the Company in its good faith judgment to be reasonably related thereto. Notwithstanding anything to the contrary set forth above, a disposition of Receivables and Related Assets other than pursuant to a Receivables Program contemplated under the provisions described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock” shall be deemed to be an Asset Sale.

      “Banks” means the banks and other financial institutions that from time to time are lenders under the Credit Agreement.

      “Board” means the Company’s Board of Directors or the Parent’s Board of Directors, as applicable.

      “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close.

      “Capital Stock” of any Person means any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such Person’s equity interest (however designated), whether now outstanding or issued after the Closing Date.

      “Capitalized Lease Obligation” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

      “Change of Control” means the occurrence of any of the following:

(a) the consummation of any transaction (including, without limitation, any merger or consolidation) (a) prior to a Public Equity Offering by the Company or the Parent, the result of which is that the Principals and their Related Parties become the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of less than 50% of the Voting Stock of the Company or the Parent, as the case may be (measured by voting power rather than the number of shares), or (b) after a Public Equity Offering of the Company or the Parent, any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, become the beneficial owner (as defined above), directly or indirectly, of 35% or more of the Voting Stock of the Company or the Parent, as the case may be, and such person is or becomes, directly or indirectly, the beneficial owner of a greater percentage of the voting power of the Voting Stock of the Company or the Parent, as the case may be, calculated on a fully diluted basis, than the percentage beneficially owned by the Principals and their Related Parties;

(b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries or the Parent and its Subsidiaries, in each case, taken as a whole, to any “person” (as the term is defined in Section 13(d)(3) of the Exchange Act) other than the Principals or Related Parties of the Principals;

(c) the first day on which a majority of the members of the Board of the Company or the Parent are not Continuing Directors; or

(d) the Company or the Parent is liquidated or dissolved or adopts a plan of liquidation or dissolution, other than in a transaction that complies with the provisions described under “Certain Covenants — Consolidation, Merger or Sale of Assets.”

      “Closing Date” means October 30, 2001, the date on which the original notes were issued under the Indenture.

      “Commission” means the United States Securities and Exchange Commission.

      “Consolidated EBITDA” means, for any period, the sum of, without duplication, Consolidated Net Income for such period, plus (or, in the case of clause (d) below, plus or minus) the following items to the extent included in computing Consolidated Net Income for such period (a) Fixed Charges for such period, plus (b) the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period, plus (c) the aggregate depreciation and amortization expense of the Company and its Restricted Subsidiaries for such period, plus (d) any other non-cash charges for such period, and minus non-cash items increasing Consolidated Net Income for such period, other than non-cash charges or items increasing Consolidated Net Income resulting from changes in prepaid assets or accrued liabilities in the ordinary course of business, plus (e) Minority Interest; provided that fixed charges, income tax expense, depreciation and amortization expense and non-cash charges of a Restricted Subsidiary will be included in Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income for such period.

      “Consolidated Net Income” means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding (a) any net after-tax extraordinary or nonrecurring gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales or discontinued operations, (c) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash during such period, (d) the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a “pooling of interests” basis attributable to any period prior to the date of combination, (e) the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income is actually paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise and (f) the cumulative effect of a change in accounting principles.

      “Consolidated Tangible Assets” means, as of the date of determination, the total assets, less goodwill and other intangibles, shown on the balance sheet of the Company and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP.

      “Continuing Directors” means, as of any date of determination, any member of the Board of the Company or the Parent, as the case may be, who:

(1) was a member of such Board on the Reference Date;

(2) was nominated for election or elected to such Board with the approval of the majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

(3) was nominated by one or more of the Principals and the Related Parties.

      “Credit Agreement” means the credit agreement, to be dated as of the date of the acquisition, among the Company, the Parent, the Subsidiary Guarantors, the lenders named therein and Bank of America, N.A., as administrative agent, First Union National Bank, as syndication agent, and The CIT Group/ Business Credit, Inc., as documentation agent, providing for up to $225 million in term loan borrowings and $50 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement (and related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith) may be amended, restated, supplemented, refinanced, extended or otherwise modified from time to time.

      “Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

      “Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of the

Company, less the amount of cash or cash equivalents received in connection with a sale of such Designated Noncash Consideration.

      “Designated Senior Indebtedness” means (i) so long as the Senior Bank Debt is outstanding, the Senior Bank Debt and (ii) thereafter, any other Senior Indebtedness permitted under the Indenture the principal amount of which is $25 million or more and that has been specifically designated by the Company, in the instrument creating or evidencing such Senior Indebtedness or in an officers’ certificate delivered to the Trustee, as “Designated Senior Indebtedness.”

      “Disinterested Director” means, with respect to any transaction or series of transactions in respect of which the Board is required to deliver a resolution of the Board, to make a finding or otherwise take action under the Indenture, a member of the Board who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

      “Disqualified Stock” means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise (i) is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the notes, (ii) is redeemable at the option of the Holder thereof, at any time prior to such final Stated Maturity or (iii) at the option of the Holder thereof is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; provided that any Capital Stock that would constitute Disqualified Stock solely as a result of the provisions therein giving holders thereof the right to cause the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes will not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the covenants described under the captions “Repurchase at the Option of Holders — Change of Control” and “— Asset Sales” described herein and such Capital Stock specifically provides that the issuer will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such notes as are required to be repurchased pursuant to the provisions contained in the covenants described under the captions “Repurchase at the Option of Holders — Change of Control” and “— Asset Sales.”

      “Equity Interests” means Capital Stock and all warrants, options and other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of the Parent or the Company.

      “Equity Sponsors” means J.W. Childs Associates, L.P., J.W. Childs Equity Partners II, L.P., The Halifax Group, L.L.C. and Halifax Capital Partners L.P.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Existing Indebtedness” means the Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) outstanding on the Reference Date and listed on a schedule to the Indenture, until such amounts are repaid.

      “Existing Notes” means the 9 5/8% Senior Subordinated Notes due 2008 of the Company.

      “Facility” means any premises, together with the diagnostic imaging and treatment equipment installed therein, used by the Company in the conduct of the business of providing diagnostic imaging and information, treatment and related management services.

      “Fixed Charges” means, for any period, without duplication, the sum of (a) the amount that, in conformity with GAAP, would be set forth opposite the caption “interest expense” (or any like caption) on a consolidated statement of operations of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of original issue discount, (ii) the net cost of interest rate contracts (including, amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) amortization of debt issuance costs, and (v) the interest component of Capitalized Lease

Obligations, plus (b) all dividends and distributions paid (whether or not in cash) on Preferred Stock and Disqualified Stock by the Company or any Restricted Subsidiary (to any Person other than the Company or any of its Restricted Subsidiaries), other than dividends on Equity Interests payable solely in Qualified Equity Interests of the Company, computed on a tax effected basis, plus (c) all interest on any Indebtedness of any Person guaranteed by the Company or any of its Restricted Subsidiaries or secured by a lien on the assets of the Company or any of its Restricted Subsidiaries; provided, however, that Fixed Charges will not include (i) any gain or loss from extinguishment of debt, including the write-off of debt issuance costs, and (ii) the fixed charges of a Restricted Subsidiary to the extent (and in the same proportion) that the net income of such Subsidiary was excluded in calculating Consolidated Net Income pursuant to clause (e) of the definition thereof for such period.

      “Fixed Charge Coverage Ratio” means, for any period, the ratio of Consolidated EBITDA for such period to Fixed Charges for such period.

      “Foreign Subsidiary” means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a state thereof or the District of Columbia and that has no material operations or assets in the United States.

      “Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States, consistently applied, that are in effect on the Closing Date.

      “guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

      “Hedging Obligations” means, with respect to any Person, the obligations of such Person entered into in the ordinary course of business under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in interest rates, and (ii) forward exchange agreements, currency swap, currency option and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in foreign currency exchange rates.

      “Holder” means the Person in whose name a note is, at the time of determination, registered on the Registrar’s books.

      “Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed, (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services, (e) the attributable value of every Capitalized Lease Obligation of such Person, (f) all Disqualified Stock of such Person valued at its maximum fixed repurchase price, plus accrued and unpaid dividends thereon, (g) all obligations of such Person under or in respect of Hedging Obligations, and (h) every obligation of the type referred to in clauses (a) through (g) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed. For purposes of this definition, the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such Person will not be considered Indebtedness for purposes of this definition.

      “Investment” in any Person means, (i) directly or indirectly, any advance, loan or other extension of credit (including, without limitation, by way of guarantee or similar arrangement) or capital contribution to such Person, the purchase or other acquisition of any stock, bonds, notes, debentures or other securities issued by such Person, the acquisition (by purchase or otherwise) of all or substantially all of the business or assets of such Person, or the making of any investment in such Person, (ii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary and (iii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary. Investments exclude endorsements for deposit or collection in the ordinary course of business and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

      “Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon, or with respect to, any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property that such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

      “Minority Interest” means, with respect to any Person, interests in income of such Person’s Subsidiaries held by Persons other than such Person or another Subsidiary of such Person, as reflected on such Person’s consolidated financial statements.

      “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (a) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (b) provisions for all taxes payable as a result of such Asset Sale, (c) payments made to retire Indebtedness where such Indebtedness is secured by the assets that are the subject of such Asset Sale, (d) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets that are subject to the Asset Sale and (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

      “Non-Recourse Indebtedness” means Indebtedness of a Person (i) as to which neither the Company nor any of its Restricted Subsidiaries (other than such Person), (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), and (ii) the obligees of which will have recourse for repayment of the principal of and interest on such Indebtedness and any fees, indemnities, expense reimbursements or other amount of whatsoever nature accrued or payable in connection with such Indebtedness solely against the assets of such Person and not against any of the assets of the Company or its Restricted Subsidiaries (other than such Person).

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Parent” means InSight Health Services Holdings Corp.

      “Pari Passu Indebtedness” means (a) with respect to the notes, Indebtedness that ranks pari passu in right of payment to the notes and (b) with respect to any Guarantee, Indebtedness that ranks pari passu in right of payment to such Guarantee.

      “Permitted Business” means the business conducted by the Company, its Restricted Subsidiaries and Permitted Joint Ventures as of the Reference Date and any and all diagnostic imaging and information businesses that in the good faith judgment of the Board of the Company are reasonably related thereto.

      “Permitted Investments” means any of the following:

(a) Investments in (i) United States dollars (including such dollars as are held as overnight bank deposits and demand deposits with banks), (ii) securities with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (iii) certificates of deposit, Euro-dollar time deposits or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus of not less than $500,000,000; (iv) any shares of money market mutual or similar funds having assets in excess of $500,000,000; (v) repurchase obligations with a term not exceeding seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above; and (vi) commercial paper with a maturity of one year or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and having a rating (A) from Moody’s Investors Service, Inc. of at least P-1 or (B) from Standard & Poor’s Ratings Group of at least A-1;

(b) Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

(c) Investments by the Company or a Restricted Subsidiary in the Company or a Restricted Subsidiary;

(d) Investments in existence on the Reference Date;

(e) promissory notes or other evidence of Indebtedness received as a result of Asset Sales permitted under the covenant entitled “Repurchase at the Option of Holders — Asset Sales;”

(f) loans or advances to officers, directors and employees of the Company or any of its Restricted Subsidiaries made (i) in the ordinary course of business in an amount not to exceed $5 million in the aggregate at any one time outstanding or (ii) in connection with the purchase by such Persons of Equity Interests of the Parent so long as the cash proceeds of such purchase received by the Parent are contemporaneously remitted by the Parent to the Company as a capital contribution;

(g) any Investment by the Company or any Restricted Subsidiary of the Company in Permitted Joint Ventures made after the Reference Date having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, not exceeding the greater of (i) $30 million and (ii) 10% of the Consolidated Tangible Assets of the Company as of the last day of the most recent full fiscal quarter ending immediately prior to the date of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(h) any Investment by the Company or any Restricted Subsidiary in a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Program; provided that (A) such Investment is made by a Receivables Subsidiary and (B) the only assets transferred to such trust, limited liability company, special purpose entity or other similar entity consists of Receivables and Related Assets of such Receivables Subsidiary; and

(i) other Investments that do not exceed $20 million in the aggregate at any one time outstanding.

      “Permitted Joint Venture” means any joint venture, partnership or other Person designated by the Board of the Company, (i) at least 20% of whose Capital Stock with voting power under ordinary circumstances to elect directors (or Persons having similar or corresponding powers and responsibilities) is at the time owned (beneficially or directly) by the Company and/or by one or more Restricted Subsidiaries of the Company and if the Company owns more than 50% of the Capital Stock of the Permitted Joint Venture, such Permitted Joint Venture is either a Restricted Subsidiary of the Company or has been designated as an Unrestricted Subsidiary of the Company in accordance with the provisions described under the caption “— Unrestricted Subsidiaries,” (ii) (x) if it is an Unrestricted Subsidiary, all Indebtedness of such Person is Non-Recourse Indebtedness or (y) if it is a Person other than an Unrestricted Subsidiary, either all Indebtedness of such Person is Non-Recourse Indebtedness or the only Indebtedness of such Person that is not Non-Recourse Indebtedness is Indebtedness as to which any guarantee provided by the Company or a Restricted Subsidiary complies with the covenants described under the captions “Certain Covenants — Restricted Payments” and “— Incurrence of Indebtedness and Issuance of Disqualified Stock” and (iii) which is engaged in a Permitted Business; provided that each of Berwyn Magnetic Resonance Center, LLC, Garfield Imaging Center, Ltd., Tom’s River Imaging Associates, L.P., St. John’s Regional Imaging Center, LLC, Dublin Diagnostic Imaging, LLC, Connecticut Lithotripsy, LLC, Northern Indiana Oncology Center of Porter Memorial Hospital, LLC, Lockport MRI, LLC, Wilkes-Barre Imaging, LLC, Sun Coast Imaging Center, LLC, Granada Hills Open MRI, LLC, Daniel Freeman MRI, LLC, InSight-Premier Health, LLC, Southern Connecticut Imaging Centers, LLC, Parkway Imaging Center, LLC, Metabolic Imaging of Kentucky, LLC, Maine Molecular Imaging, LLC, Greater Waterbury Imaging Center, L.P. and Central Maine Magnetic Imaging Associates, shall be deemed to be a Permitted Joint Venture. Any such designation (other than with respect to the Persons identified in the preceding sentence) shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing provisions.

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded plus accrued interest plus the lesser of the amount of any premium required to be paid in connection with such refinancings pursuant to the terms of such indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing (in each case plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Permitted Refinancing Indebtedness shall not include Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Company or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of a Subsidiary Guarantor.

      “Person” means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      “Preferred Stock” means, with respect to any Person, any and all shares, interests, partnership interests, participation, rights in or other equivalents (however designated) of such Person’s preferred or preference stock, whether now outstanding or issued after the Closing Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

      “Principals” means the Equity Sponsors and their respective Affiliates.

      “Public Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of the Company or the Parent pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

      “Qualified Equity Interest” means any Qualified Stock and all warrants, options or other rights to acquire Qualified Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

      “Qualified Stock” of any Person means any and all Capital Stock of such Person, other than Disqualified Stock.

      “Receivables and Related Assets” means accounts receivable, instruments, chattel paper, health care insurance receivables, obligations, general intangibles and other similar assets, including interest in merchandise or goods, the sale or lease of which give rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all the foregoing.

      “Receivables Program” means with respect to any Person, any securitization program pursuant to which such Person pledges, sells or otherwise transfers or encumbers its Receivables and Related Assets, including a trust, limited liability company, special purpose entity or other similar entity.

      “Receivables Subsidiary” means a Wholly Owned Subsidiary (i) created for the purpose of financing Receivables and Related Assets created in the ordinary course of business of the Company and its Subsidiaries and (ii) the sole assets of which consist of Receivables and Related Assets of the Company and its Subsidiaries and Permitted Investments.

      “Reference Date” means October 17, 2001.

      “Related Party” means:

(1) any controlling stockholder, partner, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause.

      “Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary. Notwithstanding anything to the contrary herein or in the notes, Toms River Imaging Associates, L.P. will be deemed a Restricted Subsidiary of the Company so long as the Company, directly or indirectly, owns at least 50% of the Voting Stock thereof.

      “Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Company or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

      “Senior Bank Debt” means the Obligations outstanding under the Credit Agreement.

      “Senior Indebtedness” means (i) the Senior Bank Debt and any Hedging Obligations owing by the Company or any Guarantor to any lender which is a party to the Credit Agreement (or to any Affiliate of any such lender), (ii) any other Indebtedness permitted to be incurred by the Company or any Restricted Subsidiary under the terms of the Indenture and (iii) any Indebtedness of the Parent, unless, in the case of clauses (ii) and (iii), the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any Indebtedness for money borrowed. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (i) Indebtedness evidenced by the notes or the Guarantees, (ii) Indebtedness of the Company or any Guarantor that is expressly subordinated in right of payment to any Senior Indebtedness of the Company or such Guarantor or the notes or such Guarantor’s Guarantee, (iii) Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligations of the Company, (iv) Indebtedness of the Company or any Guarantor to the extent incurred in violation of the Indenture, (v) any liability for federal, state or local taxes or other taxes, owed or owing by the Company or the Parent, (vi) trade account payables owed or owing by the Company or any Guarantor, (vii) amounts owed by the Company or any Guarantor for compensation to employees or for services rendered to the Company or such Guarantor, (viii) Indebtedness of the Company to any Restricted Subsidiary or any other Affiliate of the Company, (ix) Disqualified Stock of the Company or any Guarantor, and (x) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to the Company or any Restricted Subsidiary.

      “Significant Subsidiary” means any Restricted Subsidiary of the Company that, together with its Subsidiaries, (a) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated net revenues of the Company and its Subsidiaries, (b) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, in the case of either (a) or (b), as set forth on the most recently available consolidated financial statements of the Company for such fiscal year or (c) was organized or acquired after the beginning of such fiscal year and would have been a Significant Subsidiary if it had been owned during such entire fiscal year.

      “Stated Maturity” means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest thereon is due and payable.

      “Subordinated Indebtedness” means Indebtedness of the Company or a Guarantor that is subordinated in right of payment to the notes or the Guarantee issued by such Guarantor, as the case may be.

      “Subsidiary” means any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company and/or one or more other Subsidiaries of the Company. Notwithstanding anything to the contrary herein or in the notes, Toms River Imaging Associates, L.P. will be deemed a Subsidiary of the Company so long as the Company, directly or indirectly, owns at least 50% of the Voting Stock thereof.

      “Subsidiary Guarantors” means, collectively, all Wholly Owned Restricted Subsidiaries that are incorporated in the United States or a state thereof or the District of Columbia.

      “Unrestricted Subsidiary” means (a) any Subsidiary that is designated by the Board of the Company as an Unrestricted Subsidiary in accordance with the “Unrestricted Subsidiaries” covenant and (b) any Subsidiary of an Unrestricted Subsidiary.

      “Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

      “Weighted Average Life” means, as of the date of determination with respect to any Indebtedness or Disqualified Stock, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal or liquidation value payment of such Indebtedness or Disqualified Stock, respectively, multiplied by (ii) the amount of each such principal or liquidation value payment by (b) the sum of all such principal or liquidation value payments.

      “Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary, all of the outstanding Voting Stock (other than directors’ qualifying shares or shares of foreign Restricted Subsidiaries required to be owned by foreign nationals pursuant to applicable law) of which is owned, directly or indirectly, by the Company.

      “Wholly Owned Subsidiary” means any Subsidiary, all of the outstanding Voting Stock (other than directors’ qualifying shares or shares of foreign Subsidiaries required to be owned by foreign nationals pursuant to applicable law) of which is owned, directly or indirectly, by the Company.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

General

      The following discussion summarizes certain material U.S. federal income tax considerations generally applicable to purchasers of the notes. The U.S. federal income tax considerations set forth below are based upon currently existing provisions of the Internal Revenue Code of 1986, as amended, referred to as the “Code”, applicable permanent, temporary and proposed Treasury regulations, judicial authority, and current administrative rulings and pronouncements of the Internal Revenue Service (the “IRS”). There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been, or will be, sought on the issues discussed herein. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences discussed below.

      The summary is not a complete analysis or description of all potential U.S. federal income tax considerations that may be relevant to, or of the actual tax effect that any of the matters described herein will have on, particular purchasers, and does not address foreign, state, local or other tax consequences. This summary does not purport to address special classes of taxpayers (such as S corporations, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, broker-dealers and tax-exempt organizations) who are subject to special treatment under the U.S. federal income tax laws, or persons that hold notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle or conversion transaction, or persons whose functional currency within the meaning of section 985 of the Code is not the U.S. dollar. Furthermore, estate and gift tax consequences are not discussed herein. No opinion of counsel will be requested with respect to any of the matters discussed herein. The following discussion assumes that the notes will be held as capital assets within the meaning of section 1221 of the Code.

      As used herein, the term “U.S. Holder” means a beneficial owner of the notes that is (1) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (3) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (4) a trust if a U.S. court can exercise primary supervision over the administration of such trust, and one or more U.S. fiduciaries has the authority to control all of the substantial decisions of such trust (or otherwise if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person). As used herein the term “Non-U.S. Holder” means a beneficial holder of notes that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

      A partnership for U.S. federal income tax purposes is not subject to income tax on income derived from holding the notes. A partner of the partnership may be subject to tax on such income under rules similar to the rules for U.S. Holders or Non-U.S. Holders depending on whether (i) the partner is a United States or a non-U.S. person, and (ii) the partnership is or is not engaged in a United States trade or business to which income or gain from the notes is effectively connected. If you are a partner of a partnership acquiring the notes, you should consult your tax advisor about the U.S. tax consequences of holding and disposing of the notes.

      Because individual circumstances may differ, each prospective purchaser of the notes is strongly urged to consult its own tax advisor with respect to its particular tax situation and as to any U.S. federal, foreign, state, local or other tax considerations (including any possible changes in tax law) affecting the purchase, holding and disposition of the notes.

Federal Income Tax Consequences to U.S. Holders

      This section describes certain U.S. federal income tax considerations applicable to U.S. Holders. Non-U.S. Holders should see the discussion below under the heading “Federal Income Tax Consequences to Non-U.S. Holders” for a discussion of certain tax considerations applicable to them.

      Interest. Interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such amounts are accrued or received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

      Amortizable Bond Premium. A U.S. Holder that purchases a note for an amount in excess of the stated redemption price at maturity will be considered to have purchased the note with “amortizable bond premium.” Such holder may elect to amortize such premium (as an offset to interest income), using a constant-yield method, over the remaining term of the note. Such election, once made, generally applies to all debt instruments held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS. A U.S. Holder that elects to amortize such premium must reduce its tax basis in the note by the amount of the premium amortized during its holding period. With respect to a U.S. Holder that does not elect to amortize bond premium, the amount of such premium will be included in the U.S. Holder’s tax basis for purposes of computing gain or loss in connection with taxable disposition of the note.

      Market Discount on Resale of the Notes. If a U.S. Holder acquires a note at a market discount that exceeds a statutorily defined de minimis amount and thereafter recognizes gain upon a disposition (or makes a gift) of the note, the lesser of (1) such gain (or appreciation, in the case of a gift) or (2) the portion of the market discount that accrued while the note was held by such U.S. Holder will be treated as ordinary income at the time of the disposition. For these purposes, market discount equals the excess of the stated redemption price at maturity over the adjusted tax basis of the note in the hands of such U.S. Holder immediately after its acquisition. A U.S. Holder may elect to include any market discount in income currently as it accrues, either ratably or on a constant yield basis, rather than upon disposition of the note. This election is revocable only with the consent of the IRS and applies to all market discount bonds acquired by the U.S. Holder on or after the first day of the taxable year in which the holder makes the election. A U.S. Holder who acquired it at a market discount may be required to defer the deduction of all or a portion of any interest paid or accrued on any indebtedness incurred or continued to purchase or carry the note until the market discount is recognizable upon a subsequent disposition of the note. Such a deferral is not required, however, if the U.S. Holder elects to include accrued market discount in income currently.

      Disposition of the Notes. Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by InSight) or other disposition of a note will be a taxable event for U.S. federal income tax purposes. In such event, in general, a U.S. Holder will recognize gain or loss equal to the difference between (1) the amount of cash plus the fair market value of property received (except to the extent attributable to any accrued interest on the notes which will be taxable as such to the extent not previously included in income) and (2) the U.S. Holder’s adjusted tax basis in the notes (as increased by any market discount previously included in income by the U.S. Holder and decreased by any amortizable bond premium deducted over the term of the notes). Subject to the market discount rules discussed above, any such gain or loss generally will be long-term capital gain or loss, provided the notes have been held for more than one year. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

      Exchange Offer. The exchange of notes for the exchange notes will not constitute a taxable exchange. As a result, (1) a U.S. Holder will not recognize a taxable gain or loss as a result of exchanging such holder’s notes; (2) the holding period of the exchange notes received will include the holding period of the notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received will be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

      Backup Withholding. Under section 3406 of the Code and applicable Treasury regulations, a noncorporate U.S. Holder may be subject to backup withholding at the rate of 28% (subject to change in future years) with respect to “reportable payments,” which include interest paid on, or, in certain cases, the proceeds of a sale, exchange or redemption of, the notes. The payor will be required to deduct and withhold the prescribed amounts if (1) the payee fails to furnish a taxpayer identification number (TIN) to the payor in the manner required, (2) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (3) there has been a “notified payee underreporting” described in section 3406(c) of the Code or (4) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under section 3406(a)(1)(C) of the Code. Amounts paid as backup withholding do not constitute an additional tax and may be refunded (or credited against the holder’s U.S. federal income tax liability, if any) so long as the required information is provided to the IRS. We will report to the holders of the notes and to the IRS the amount of any “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to payment on those securities.

Federal Income Tax Consequences to Non-U.S. Holders

      The following information describes the U.S. federal income tax treatment of “Non-U.S. Holders.”

      U.S. Trade or Business Income. If the income or gain on the notes is “effectively connected with the conduct of a trade or business within the United States” by a Non-U.S. Holder and, if a tax treaty applies, the income or gain generally is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder (“U.S. trade or business income”), such income or gain will be subject to U.S. federal income tax essentially in the same manner as if the notes were held by a U.S. Holder, as described above, and in the case of a Non-U.S. Holder that is a corporation, may also be subject to U.S. branch profits tax. Such Non-U.S. Holder will not be subject to withholding taxes, if it provides a properly executed IRS Form W-8ECI.

      Interest on the Notes. Interest on the notes held by other Non-U.S. Holders will be subject to withholding of up to 30% of each payment made to the holders or other payee unless the “portfolio interest exemption” applies or an applicable income tax treaty reduces the withholding rate. The interest paid on the notes generally will qualify for the portfolio interest exemption and, accordingly, interest paid on the notes to a Non-U.S. Holder will not be subject to withholding, if (1) the U.S. person who would otherwise be required to deduct and withhold the tax receives from the Non-U.S. Holder who is the beneficial owner of the notes a statement signed by such person under penalties of perjury, certifying that such owner is not a U.S. person on IRS Form W-8BEN (or successor form); (2) such Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock in the Company; (3) such Non-U.S. Holder is not a “controlled foreign corporation” (within the meaning of section 957 of the Code) related to the Company; and (4) the interest is not U.S. trade or business income.

      If a Non-U.S. Holder does not claim, or does not qualify for, the benefit of the portfolio interest exemption, the Non-U.S. Holder may be subject to a 30% withholding tax on interest payments on the notes. However, the Non-U.S. Holder may be able to claim the benefit of a reduced withholding tax rate under an applicable income tax treaty. The required information for claiming treaty benefits is generally submitted, under current Treasury regulations, on IRS Form W-8BEN.

      Sale or Other Disposition of the Notes. A Non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of the notes. A Non-U.S. Holder may, however, be subject to tax on such gain if: (1) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; (2) the Non-U.S. Holder is an individual who is a former citizen or long-term resident of the United States subject to certain U.S. federal income tax rules relevant to such status; or (3) the gain is U.S. trade or business income.

      Backup Withholding and Information Reporting. Payments of interest or principal may be subject to both backup withholding at a rate of 28% (subject to change in future years) and information reporting.

Backup withholding and information reporting generally will not apply to payments on the notes if the Non-U.S. Holder certifies, on a Form W-8BEN, or successor form, that it is not a U.S. person, provided that the payor does not have actual knowledge that the Non-U.S. Holder is, in fact, a U.S. person. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

      The foregoing summary is included herein for general information only and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder of the notes in light of his or her particular circumstances and income tax situation. Prospective investors are urged to consult their own tax advisors as to any tax consequences to them from the purchase, ownership, and disposition of the notes, including the application and effect of state, local, foreign, and other tax laws.

PLAN OF DISTRIBUTION

      Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes that will be issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of the notes who is an “affiliate” (within the meaning of the Securities Act) of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes or a broker-dealer (within the meaning of the Securities Act) that acquired original notes in a transaction other than as part of its market-making or other trading activities and who has arranged or has an understanding with any person to participate in the distribution of the exchange notes: (1) will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters; (2) will not be able to tender its original notes in the exchange offer; and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-marketing activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, or such shorter period as will terminate when all such exchange notes have been resold, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      We will not receive any proceeds from any such sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account, pursuant to the exchange offer, may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letters of transmittal state that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of up to 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

      By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using this prospectus in connection with the sales or transfer of the exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which:

•	makes any statement in this prospectus untrue in any material respect;

•	requires the making of any changes in this prospectus to make the statements in this prospectus not misleading; or

•	may impose upon us disclosure obligations that may have a material adverse effect on us,

which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of this prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to this prospectus to the broker-dealer.

LEGAL MATTERS

      The validity of the exchange notes offered hereby and certain other legal matters will be passed upon on our behalf by Kaye Scholer LLP, New York, New York.

EXPERTS

      The consolidated financial statements of InSight Holdings as of June 30, 2004, and 2003 and for each of the three years in the period ended June 30, 2004, and for InSight Health Services Corp. (Predecessor) from July 1, 2001 through October 17, 2001, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of such firm as experts in auditing and accounting.

      The combined financial statements of the Phoenix, Northern California and Central Regions of Comprehensive Medical Imaging, Inc. (the business acquired in the CMI acquisition) at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, which are included in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      InSight Holdings files annual, quarterly and special reports and other information with the SEC. You may read and copy any document InSight Holdings files at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

      Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. InSight Holdings’ SEC filings are also available to the public from the SEC’s web site at www.sec.gov or from our web site at www.insighthealth.com. However, the information on our web site does not constitute a part of this prospectus.

      You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of InSight Health Services Holdings Corp.:

      In our opinion, the accompanying consolidated balance sheets as of June 30, 2004 and 2003 and the related consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of InSight Health Services Holdings Corp. and its subsidiaries (the “Company”) at June 30, 2004 and 2003 and the results of their operations and their cash flows for each of the three years in the period then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the accompanying consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the results of operations and cash flows for InSight Health Services Corp. (Predecessor) for the period from July 1, 2001 through October 17, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

Orange County, California

September 23, 2004

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of June 30, 2004 and 2003

	2004	2003

	(Amounts in thousands,
	except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,412	$19,554
Trade accounts receivables, net	55,010	46,096
Other current assets	6,207	10,149

Total current assets	91,629	75,799

PROPERTY AND EQUIPMENT, net	242,336	219,121
INVESTMENTS IN PARTNERSHIPS	2,901	2,734
OTHER ASSETS	19,302	19,371
OTHER INTANGIBLE ASSETS, net	38,518	36,470
GOODWILL	280,945	223,822

	$675,631	$577,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$2,716	$2,009
Current portion of capital lease obligations	5,060	5,696
Accounts payable and other accrued expenses	35,737	35,514

Total current liabilities	43,513	43,219

LONG-TERM LIABILITIES:
Notes payable, less current portion	518,245	420,239
Capital lease obligations, less current portion	13,802	18,175
Other long-term liabilities	5,130	4,070

Total long-term liabilities	537,177	442,484

COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value, 10,000,000 shares authorized, 5,468,814 shares issued and outstanding at June 30, 2004 and 2003	5	5
Additional paid-in capital	87,081	87,081
Retained earnings	7,855	4,931
Accumulated other comprehensive loss	—	(403)

Total stockholders’ equity	94,941	91,614

	$675,631	$577,317

The accompanying notes are an integral part of these consolidated balance sheets.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended June 30, 2004, 2003 and 2002 and
the Period from July 1 to October 17, 2001

	Company			Predecessor

				Period from
	Years Ended June 30,			July 1 to
				October 17,
	2004	2003	2002	2001

	(Amounts in thousands)
REVENUES:
Contract services	$129,193	$111,921	$75,377	$29,802
Patient services	161,691	125,831	80,030	33,876

Total revenues	290,884	237,752	155,407	63,678

COSTS OF OPERATIONS:
Costs of services	168,700	125,685	80,868	32,197
Provision for doubtful accounts	4,998	4,154	2,785	1,110
Equipment leases	990	860	5,469	2,557
Depreciation and amortization	58,733	49,345	26,462	9,823

Total costs of operations	233,421	180,044	115,584	45,687

Gross profit	57,463	57,708	39,823	17,991
CORPORATE OPERATING EXPENSES	(16,217)	(13,750)	(7,705)	(3,184)
ACQUISITION RELATED COMPENSATION CHARGE	—	—	—	(15,616)
GAIN ON SALE OF CENTER	2,129	—	—	—
EQUITY IN EARNINGS OF UNCONSOLIDATED PARTNERSHIPS	2,181	1,744	437	382
INTEREST EXPENSE, net	(40,682)	(37,514)	(32,546)	(6,321)

Income (loss) before income taxes	4,874	8,188	9	(6,748)
PROVISION (BENEFIT) FOR INCOME TAXES	1,950	3,266	—	(2,100)

Net income (loss)	$2,924	$4,922	$9	$(4,648)

The accompanying notes are an integral part of these consolidated financial statements.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended June 30, 2004, 2003 and 2002

				Accumulated
	Common Stock		Additional	Other
			Paid-In	Comprehensive	Retained
Company	Shares	Amount	Capital	Gain (Loss)	Earnings	Total

	(Amounts in thousands, except share data)
BALANCE AT JUNE 30, 2001	—	$—	$—	$—	$—	$—
Sale of common stock, net of equity issuance costs	5,461,402	5	85,758	—	—	85,763
Issuance of common stock	7,362	—	133	—	—	133
Issuance of stock options	—	—	1,695	—	—	1,695
Net income	—	—	—	—	9	9
Other comprehensive loss:
Unrealized loss attributable to change in fair value of derivative	—	—	—	(224)	—	(224)

Comprehensive loss						(215)

BALANCE AT JUNE 30, 2002	5,468,764	5	87,586	(224)	9	87,376
Stock options exercised	50	—	1	—	—	1
Repurchase of stock options	—	—	(506)	—	—	(506)
Net income	—	—	—	—	4,922	4,922
Other comprehensive loss:
Unrealized loss attributable to change in fair value of derivative	—	—	—	(179)	—	(179)

Comprehensive income						4,743

BALANCE AT JUNE 30, 2003	5,468,814	5	87,081	(403)	4,931	91,614
Net income	—	—	—	—	2,924	2,924
Other comprehensive gain:
Unrealized gain attributable to change in fair value of derivative	—	—	—	403	—	403

Comprehensive income						3,327

BALANCE AT JUNE 30, 2004	5,468,814	$5	$87,081	$—	$7,855	$94,941

The accompanying notes are an integral part of these consolidated financial statements.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Period from July 1 to October 17, 2001

	Preferred Stock

										Accumulated
	Series B		Series C		Series D		Common Stock		Additional	Other	Retained
									Paid-In	Comprehensive	Earnings
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Loss)	(Deficit)	Total

	(Amounts in thousands, except share data)
Predecessor
BALANCE AT JUNE 30, 2001	25,000	$23,923	27,953	$13,173	—	$—	3,011,656	$3	$23,926	$—	$4,446	$65,471
Stock options and warrants exercised	—	—	—	—	—	—	13,911	—	145	—	—	145
Conversion of Series B and Series C to Series D Preferred Stock	(25,000)	(23,923)	(27,953)	(13,173)	632,266	37,096	—	—	—	—	—	—
Conversion of Series D Preferred Stock to Common Stock	—	—	—	—	(632,266)	(37,096)	6,323,660	6	37,090	—	—	—
Acquisition related compensation charge	—	—	—	—	—	—	—		15,616	—	—	15,616
Other comprehensive loss	—	—	—	—	—	—	—	—	—	(682)	—	(682)
Net loss	—	—	—	—	—	—	—	—	—	—	(4,648)	(4,648)

BALANCE AT OCTOBER 17, 2001	—	$—	—	$—	—	$—	9,349,227	$9	$76,777	$(682)	$(202)	$75,902

The accompanying notes are an integral part of these consolidated financial statements.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended June 30, 2004, 2003 and 2002 and
the Period from July 1 to October 17, 2001

				Predecessor
	Company

				Period from
	Years Ended June 30,			July 1 to
				October 17,
	2004	2003	2002	2001

	(Amounts in thousands)
OPERATING ACTIVITIES:
Net income (loss)	$2,924	$4,922	$9	$(4,648)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Write-off of debt issuance costs	—	—	7,378	—
Gain on sale of center	(2,129)	—	—	—
Depreciation and amortization	58,733	49,345	26,462	9,823
Acquisition related compensation charge	—	—	—	15,616
Cash provided by (used in) changes in operating assets and liabilities:
Trade accounts receivables, net	(8,455)	(2,237)	1,874	(2,378)
Other current assets	3,084	4,907	590	(3,616)
Accounts payable and other accrued expenses	5,963	4,819	3,288	23

Net cash provided by operating activities	60,120	61,756	39,601	14,820

INVESTING ACTIVITIES:
Purchase of InSight common stock	—	—	(187,722)	—
Cash acquired in the Acquisition	—	—	8,429	—
Acquisition of fixed-site centers and mobile facilities	(101,334)	(46,292)	—	—
Proceeds from sale of center	5,413	—	—	—
Additions to property and equipment	(46,734)	(56,967)	(43,655)	(20,852)
Other	405	554	1,385	(740)

Net cash used in investing activities	(142,250)	(102,705)	(221,563)	(21,592)

FINANCING ACTIVITIES:
Proceeds from stock options and warrants exercised	—	1	—	145
Purchase of stock options	—	(506)	—	—
Proceeds from sale of common stock, net of equity issuance costs	—	—	85,763	—
Issuance of common stock	—	—	133	—
Payment of deferred loan fees	—	—	(29,499)	—
Principal payments of notes payable and capital lease obligations	(8,209)	(7,500)	(416,510)	(8,579)
Proceeds from issuance of debt	101,125	50,000	575,000	—
Payments made in connection with refinancing notes payable	—	—	(15,109)	—
Other	72	725	(33)	381

Net cash provided by (used in) financing activities	92,988	42,720	199,745	(8,053)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:	10,858	1,771	17,783	(14,825)
Cash, beginning of period	19,554	17,783	—	23,254

Cash, end of period	$30,412	$19,554	$17,783	$8,429

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$38,939	$36,286	$20,173	$6,799
Income taxes paid (refund received)	377	(224)	4	943
Equipment additions under capital leases	—	25,455	—	—

The accompanying notes are an integral part of these consolidated financial statements.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004

1.	Organization

      The terms “Company”, “us”, “we” and “our” as used in these financial statements refer to InSight Health Services Holdings Corp. We were incorporated in June 2001 to acquire InSight Health Services Corp., which is referred to as “InSight” in these financial statements. On October 17, 2001, we acquired InSight and InSight became our wholly owned subsidiary. We refer to our acquisition of InSight as the “Acquisition” in these financial statements. Our consolidated operations after the Acquisition are substantially consistent with the operations of InSight prior to the Acquisition. In addition, we have no operations other than our investment in InSight. As such, prior to October 17, 2001, InSight is considered our predecessor in accordance with Regulation S-X.

      In connection with the Acquisition each of InSight’s stockholders received $18.00 in cash for each share of common stock they owned prior to the Acquisition. Holders of options and warrants, which prior to the Acquisition were exercisable for InSight common stock, received the difference between $18.00 and the exercise price of each share of common stock the holder could have acquired pursuant to the terms of the options and warrants, and the options and warrants were terminated. This resulted in a charge of approximately $15.6 million, which is reflected in the accompanying consolidated statements of operations of InSight. In addition, certain members of senior management rolled a portion of their InSight common stock options into stock options of for our common stock. InSight’s stockholders, option holders and warrant holders received aggregate cash consideration of approximately $187.7 million as a result of the Acquisition.

      Concurrently with the Acquisition, InSight: (i) repurchased by tender offer all of its 9 5/8% senior subordinated notes due 2008 in an aggregate principal amount of $100 million; (ii) repaid its then outstanding senior credit facilities and certain other indebtedness; and (iii) paid fees and expenses relating to the Acquisition and related financing transactions.

      These transactions were financed through:

•	Borrowings of $150 million under $275 million of new credit facilities;

•	A $200 million senior subordinated bridge financing; and

•	The investment by us, before equity issuance costs, of approximately $98.1 million; management options and common stock rollover with a total net value of approximately $1.9 million.

2.	Basis of Preparation

      The accompanying consolidated balance sheets as of June 30, 2004 and 2003, the consolidated statements of operations, and the consolidated statements of cash flows for the years ended June 30, 2004, 2003 and 2002, reflect our consolidated financial position, results of operations and cash flows and also include the consolidated statements of operations and cash flows of InSight from the date of the Acquisition and include all material adjustments required under purchase accounting. InSight is considered our predecessor in accordance with Regulation S-X. As such, the historical financial statements of InSight prior to the Acquisition are included in the accompanying consolidated financial statements, including the consolidated statements of operations and the consolidated statements of cash flows for the period from July 1, 2001 to October 17, 2001 (collectively Predecessor financial statements). We have not adjusted the Predecessor financial statements to reflect the Acquisition. As such, our consolidated financial statements after the Acquisition are not directly comparable to the Predecessor financial statements prior to the Acquisition.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Summary of Significant Accounting Policies

a.	Nature of Business

      Through InSight and its subsidiaries, we provide diagnostic imaging, treatment and related management services in 37 states throughout the United States. We have two reportable segments: the mobile division and fixed division. Our services are provided through a network of 91 mobile magnetic resonance imaging, or MRI, facilities, 19 mobile positron emission tomography, or PET, facilities, four mobile lithotripsy facilities, three mobile computed tomography, or CT, facilities, one mobile catheterization lab (collectively, mobile facilities), 74 fixed-site MRI facilities, 40 multi-modality fixed-site centers, two PET fixed-site centers, one Leksell Stereotactic Gamma Knife fixed-site treatment center and one radiation oncology fixed-site center (collectively, fixed-site centers). We have a substantial presence in California, Arizona, New England, the Carolinas, Florida and the Mid-Atlantic states.

      At our multi-modality fixed-site centers, we typically offer other services in addition to MRI, including PET, CT, x-ray, mammography, ultrasound, nuclear medicine and bone densitometry services.

b.	Consolidated Financial Statements

      Our consolidated financial statements include our accounts and those of our wholly owned subsidiaries. Our investment interests in partnerships or limited liability companies, or Partnerships, are accounted for under the equity method of accounting when our ownership is 50 percent or less. Our investment interests in Partnerships are consolidated for ownership of 50 percent or greater owned entities when we exercise significant control over the operations and are primarily responsible for the associated long-term debt (Note 15).

      Significant intercompany balances have been eliminated in consolidation.

c.	Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d.	Revenue Recognition

      Revenues from contract services and from patient services are recognized when services are provided. Patient services revenues are presented net of (1) related contractual adjustments, which represent the difference between our charge for a procedure and what we will ultimately receive from private health insurance programs, Medicare, Medicaid and other federal healthcare programs, and (2) payments due to radiologists. Contract services revenues are recognized over the applicable contract period. Revenues collected in advance are recorded as unearned revenue.

e.	Cash Equivalents

      Cash equivalents are generally composed of liquid investments with original maturities of three months or less, such as certificates of deposit and commercial paper.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

f.	Long-lived Assets

      Property and Equipment. Property and equipment are depreciated and amortized on the straight-line method using the following estimated useful lives:

Vehicles	3 to 8 years
Buildings	7 to 20 years
Leasehold improvements	Lesser of the useful life or term of lease
Computer and office equipment	3 to 5 years
Diagnostic and related equipment	5 to 8 years
Equipment and vehicles under capital leases	Lesser of the useful life or term of lease

      We capitalize expenditures for improvements and major equipment upgrades. Maintenance, repairs and minor replacements are charged to operations as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations.

      Long-lived Asset Impairment. We review long-lived assets, including identified intangible assets, for impairment when events or changes in business conditions indicate that their full carrying value may not be recovered. We consider assets to be impaired and write them down to fair value if expected associated undiscounted cash flows are less than the carrying amounts. Fair value is determined based on the present value of the expected associated cash flows.

g.	Deferred Financing Costs

      Costs incurred in connection with financing activities are deferred and amortized using the effective interest method over the terms of the related debt agreements ranging from seven to ten years. Amortization of these costs is charged to interest expense in the accompanying consolidated statements of operations. Total costs deferred and included in other assets in the accompanying consolidated balance sheets at June 30, 2004 and 2003 were approximately $19.0 million and $19.0 million, respectively.

h.	Stock-based Compensation

      As permitted under SFAS No. 123, “Accounting for Stock Based Compensation”, we account for the options and warrants issued to employees in accordance with APB Opinion No. 25. SFAS 123 requires that we present pro-forma disclosures of net income as if we had recognized compensation expense equal to the fair value of options granted, as determined at the date of grant. Our net income or that of our Predecessor would have reflected the following pro-forma amounts (amounts in thousands):

		Company			Predecessor

					Period from
		Years Ended June 30,			July 1 to
					October 17,
		2004	2003	2002	2001

Net income (loss):	As reported	$2,924	$4,922	$9	$(4,648)
	Expense	(377)	(652)	(1,088)	—

	Pro-forma	2,547	4,270	(1,079)	(4,648)

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The fair value of each option grant and warrant issued is estimated on the date of grant or issuance using the Black-Scholes pricing model with the following assumptions used for the grants and issuances in the years ended June 30, 2004, 2003 and 2002, respectively:

	Years Ended June 30,

Assumptions	2004	2003	2002

Risk-free interest rate	3.58-4.18%	4.07-4.58%	4.60%
Volatility	0.00%	0.00%	0.00%
Expected dividend yield	0.00%	0.00%	0.00%
Estimated contractual life	10.00 years	10.00 years	9.30 years

i.	Goodwill and Other Intangible Assets

      Goodwill represents the excess purchase price we paid over the fair value of the tangible and intangible assets and liabilities of InSight at October 17, 2001, the date of the Acquisition and the acquisitions completed in 2003 and 2004 (Note 4). In accordance with Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets”, the goodwill and indefinite-lived intangible asset balances are not being amortized, but instead will be subject to an annual assessment of impairment by applying a fair-value based test. Net other intangible assets are amortized on a straight-line basis over the estimated lives of the assets ranging from five to thirty years.

      A reconciliation of goodwill for the year ended June 30, 2004 is as follows (amounts in thousands):

	Mobile	Fixed-Site	Consolidated

Goodwill, June 30, 2003	$79,079	$144,743	$223,822
Acquired in acquisitions	29,135	33,151	62,286
Adjustments to goodwill	(2,150)	(3,013)	(5,163)

Goodwill, June 30, 2004	$106,064	$174,881	$280,945

      We evaluate the carrying value of goodwill and identified intangibles not subject to amortization in the second quarter of each year. As part of the evaluation, we compare the carrying value of each intangible asset with its fair value to determine whether there has been impairment. We assess the ongoing recoverability of our intangible assets subject to amortization by determining whether the intangible asset balance can be recovered over the remaining amortization period through projected undiscounted future cash flows. If projected future cash flows indicate that the unamortized intangible asset balances will not be recovered, an adjustment is made to reduce the net intangible asset to an amount consistent with projected future cash flows discounted at our incremental borrowing rate. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Adjustments to goodwill result from the reduction of valuation allowance related to utilization of tax attributes acquired in the Acquisition. As of June 30, 2004, we do not believe any impairment of goodwill or other intangible assets has occurred.

j.	Income Taxes

      We account for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

k.	Comprehensive Income (Loss)

      Components of comprehensive income are changes in equity other than those resulting from investments by owners and distributions to owners. Net income (loss) is the primary component of comprehensive income. Our only component of comprehensive income other than net income (loss) is the change in unrealized gain or loss on derivatives qualifying for hedge accounting, net of tax. The aggregate amount of such changes to equity that have not yet been recognized in net income are reported in the equity portion of the accompanying consolidated balance sheets as accumulated other comprehensive income (loss).

l.	Fair Value of Financial Instruments

      The fair value of financial instruments is estimated using available market information and other valuation methodologies. The fair value of our financial instruments is estimated to approximate the related book value, unless otherwise indicated.

m. New Pronouncements

      In January 2003, the FASB issued FIN No. 46 “Consolidation of Variable Interest Entities” (FIN 46) which is an interpretation of Accounting Research Bulletin No. 51, and “Consolidated Financial Statements.” FIN 46 requires a variable interest entity (VIE) to be consolidated by a company that is considered to be the primary beneficiary of that VIE. In December 2003, the FASB issued FIN No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN-46-R) to address certain FIN 46 implementation issues. The effective dates and impact of FIN 46 and FIN 46-R for the company’s consolidated financial statements are as follows:

(1) Special purpose entities (SPEs) created prior to February 1, 2003: We must apply the provisions of FIN 46. We have completed our assessment and determined that we have no SPEs.

(2) Non-SPEs created prior to February 1, 2003: We did not enter into any significant joint venture or partnership agreements prior to February 1, 2003 which are not included in the consolidated financial statements for the years ended June 30, 2004 and 2003.

(3) All entities, regardless of whether a SPE, that were created subsequent to January 31, 2003: We are required to apply the provisions of FIN 46. We did not enter into any SPE, joint venture or partnership agreements subsequent to January 31, 2003 that would have a material impact on the consolidated financial statements for the years ended June 30, 2004 and 2003.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities.” SFAS 149 is effective for contracts entered into or modified after September 30, 2003 and for hedging relationships designated after September 30, 2003. SFAS 149 amends instruments embedded in other contracts and for hedging activities. SFAS 149 amends SFAS 133 for decisions made as part of the Derivatives Implementation Group process that effectively required amendments to SFAS 133, in connection with other FASB projects dealing with financial instruments and in connection with implementation issues raised in relation to the application of the definition of a derivative. We adopted SFAS 149 on July 1, 2003, which did not have a material impact on our financial condition and results of operations.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In May 2003, the FASB issued SFAS No. 150, “Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS 150 establishes standards for how a company clarifies and measures certain financial instruments with characteristics of both liabilities and equity. It required a company to classify such instruments as liabilities, whereas they previously may have been classified as equity. SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective July 1, 2003. We adopted SFAS 150 on July 1, 2003, which did not have a material impact on our financial condition and results of operations.

4.	Acquisitions

      We accounted for the Acquisition as a purchase. Our purchase accounting adjustments have been recorded in the accompanying consolidated financial statements as of and for any periods subsequent to October 17, 2001. The excess purchase price we paid over our estimate of the fair market value of the tangible and other intangible assets and liabilities of InSight as of the date of the Acquisition was approximately $234.2 million and is reflected as goodwill and other intangible assets, net in the accompanying consolidated balance sheets as of June 30, 2004 and 2003. In accordance with SFAS 141, the new intangible asset balance has been allocated between identifiable intangible assets and remaining goodwill. Goodwill will not be amortized but is subject to an ongoing assessment for impairment. A summary of the assets acquired and liabilities assumed in the Acquisition follows (amounts in thousands):

Cash purchase price	$187,722
Estimated fair values
Assets acquired:
Tangible	357,877
Other Intangible Assets	37,870
Liabilities assumed	(385,770)

Goodwill	$197,699

      In April 2003, we acquired thirteen (13) fixed-site centers located in Southern California. The acquisition consisted of certain tangible and intangible assets, including diagnostic imaging equipment, customer contracts and other agreements. The aggregate purchase price was approximately $46.5 million, which included approximately $39.3 million paid to the seller and approximately $7.2 million for the payment of debt and transaction costs. The excess purchase price paid by us over our estimate of the fair value of the tangible and other intangible assets as of the date of acquisition was approximately $25.4 million and is reflected as goodwill in the accompanying consolidated balance sheets as of June 30, 2004 and 2003.

      In August 2003, we acquired twenty-two (22) mobile facilities operating primarily in the Mid-Atlantic states. The acquisition consisted of certain tangible and intangible assets, including diagnostic imaging equipment, customer contracts and other agreements. The aggregate purchase price was approximately $49.9 million, which included approximately $28.1 million paid to the seller and approximately $21.8 million for the payment of debt and transaction costs. The excess purchase price paid by us over our estimate of the fair value of the tangible and other intangible assets as of the date of the acquisition was approximately $29.1 million and is reflected as goodwill in the accompanying consolidated balance sheet as of June 30, 2004.

      In April 2004, we acquired twenty-one (21) fixed-site centers located in California, Arizona, Kansas, Texas, Pennsylvania and Virginia. The acquisition consisted of certain tangible and intangible assets, including diagnostic imaging equipment, real property, customer contracts and other agreements. The aggregate purchase price was approximately $48.6 million, which included approximately $35.9 million

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

paid to the seller, approximately $10.6 million for the payment of debt and approximately $2.1 million of transactions costs. The excess purchase price paid by us over our estimate of the fair value of the tangible and other intangible assets as of the date of the acquisition was approximately $30.2 million and is reflected as goodwill in the accompanying consolidated balance sheet as of June 30, 2004.

      In accordance with SFAS 141, the intangible asset balance has been allocated between identifiable intangible assets and remaining goodwill for all acquisitions. The purchase price allocations of the April 2003 and August 2003 acquisitions are based upon evaluations and other studies of the fair value of the net assets acquired. The purchase price allocation of the April 2004 acquisition is based upon a preliminary evaluation and other studies of the fair value of the net assets acquired. The financial information related to our August 2003 mobile facilities acquisition was audited and restated by a registered public accounting firm and is included in a Current Report on Form  8-K/ A that we filed on July 2, 2004. Goodwill will not be amortized but is subject to an ongoing assessment for impairment. Goodwill resulting from the April 2003, August 2003, and April 2004 acquisitions is considered deductible for income tax purposes. A summary of the assets acquired and liabilities assumed follows (amounts in thousands):

	April 2004	August 2003	April 2003
	Acquisition	Acquisition	Acquisition

Cash purchase price	$48,626	$49,872	$46,488
Estimated fair values
Assets acquired:
Tangible	15,228	18,337	17,977
Other Intangible Assets	3,200	2,400	3,200
Liabilities assumed	—	—	(82)

Goodwill	$30,198	$29,135	$25,393

      Our unaudited pro-forma combined results of operations, assuming our three acquisitions had occurred as of July 1, 2002, are presented below. The pro-forma combined results of operations for the years ended June 30, 2004 and 2003, include adjustments to interest expense (approximately $1.8 million and $1.6 million, respectively), amortization of identified intangible assets (approximately $0.1 million and $0.1 million, respectively) and the consolidation of fixed-site centers ($1.1 million for the year ended June 30, 2003). These combined results have been prepared for comparison purposes only and do not

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

purport to be indicative of what operating results would have been, and may not be indicative of future operating results (amounts in thousands):

	Years Ended June 30,

	2004	2003

Revenues	$333,864	$332,796
Costs of operations	257,665	240,385

Gross profit	76,199	92,411
Corporate operating expenses	(32,436)	(37,019)
Gain on sale of center	2,129	—
Equity in earnings of unconsolidated partnerships	2,181	1,744
Impairment and restructuring charges	(1,142)	(7,143)
Interest expense, net	(43,429)	(45,782)

Income before income taxes	3,502	4,211
Provision for income taxes	1,400	1,684

Net income	$2,102	$2,527

5.	Trade Accounts Receivables

      Trade accounts receivables, net are comprised of the following (amounts in thousands):

	June 30,

	2004	2003

Trade accounts receivables	$115,645	$93,914
Less: Allowances for contractual adjustments	37,209	28,369
Allowances for professional fees	15,329	11,545
Allowances for doubtful accounts	8,097	7,904

Trade accounts receivables, net	$55,010	$46,096

      The allowances for doubtful accounts and contractual adjustments includes management’s estimate of the amounts expected to be written off on specific accounts and for write-offs on other unidentified accounts included in accounts receivables. In estimating the write-offs and adjustments on specific accounts, management relies on a combination of in-house analysis and a review of contractual payment rates from private health insurance programs or under the federal Medicare program. In estimating the allowance for unidentified write-offs and adjustments, management relies on historical experience. The amounts we will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the allowances for doubtful accounts and contractual adjustments in the accompanying consolidated financial statements at June 30, 2004.

      We reserve a contractually agreed upon percentage at several of our fixed-site centers, averaging 20 percent of the accounts receivables balance from patients and third-party payors for payments to radiologists representing professional fees for interpreting the results of the diagnostic imaging procedures. Payments to radiologists are only due when amounts are received. At that time, the balance is transferred from the allowance account to a professional fees payable account.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Other Current Assets

      Other current assets are comprised of the following (amounts in thousands):

	June 30,

	2004	2003

Prepaid expenses	$5,249	$7,694
Amounts due from our unconsolidated partnerships	958	2,455

	$6,207	$10,149

7.	Property and Equipment

      Property and equipment, net are stated at cost and are comprised of the following (amounts in thousands):

	June 30,

	2004	2003

Vehicles	$4,570	$3,605
Land, building and leasehold improvements	27,201	23,133
Computer and office equipment	44,373	21,967
Diagnostic and related equipment	207,856	158,972
Equipment and vehicles under capital leases	77,460	79,426

	361,460	287,103
Less: Accumulated depreciation and amortization	119,124	67,982

Property and equipment, net	$242,336	$219,121

8.	Other Intangible Assets

      The following reconciliation of other intangible assets is as follows (amounts in thousands):

	June 30, 2004		June 30, 2003

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Value	Amortization	Value	Amortization

Amortized intangible assets:
Managed care contracts	$24,410	$1,798	$21,210	$874
Wholesale contracts	13,580	6,354	11,180	3,726

	37,990	8,152	32,390	4,600

Unamortized intangible assets:
Trademark	8,680	—	8,680	—

Other intangible assets	$46,670	$8,152	$41,070	$4,600

      Other tangible assets are amortized on a straight-line method using the following estimated useful lives:

Managed care contracts	30 years
Wholesale contracts	5-7 years

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Amortization of intangible assets was approximately $3.6 million, $3.0 million, $1.6 million and $0.1 million, for the years ended June 30, 2004, 2003 and 2002 and the period from July 1, 2001 to October 17, 2001.

      Estimated amortization expense for the years ending June 30, are as follows (amounts in thousands):

2005	$3,686
2006	3,686
2007	2,196
2008	1,451
2009	1,095

9.	Accounts Payable and Other Accrued Expenses

      Accounts payable and other accrued expenses are comprised of the following (amounts in thousands):

	June 30,

	2004	2003

Accounts payable	$2,968	$3,090
Accrued equipment related costs	8,144	6,807
Accrued payroll and related costs	8,905	8,047
Accrued interest expense	4,266	4,719
Accrued professional fees	2,539	1,753
Accrued income taxes	468	4,311
Other accrued expenses	8,447	6,787

	$35,737	$35,514

10.	Notes Payable

      Notes payable are comprised of the following (amounts in thousands):

	June 30,

	2004	2003

Notes payable to bank (Credit Facility), bearing interest at LIBOR plus 3.5% (4.78% at June 30, 2004), principal and interest payable quarterly, maturing in October 2008. The notes are collateralized by substantially all of our assets	$270,047	$197,248
Unsecured senior subordinated notes payable, bearing interest at 9.875%, interest payable semi-annually, principal due in November 2011. At June 30, 2004, the fair value of the notes was approximately $270 million	250,000	225,000
Other notes payable	914	—

Total notes payable	520,961	422,248
Less: Current portion	2,716	2,009

Long-term notes payable	$518,245	$420,239

      Through InSight, we have a credit facility, or Credit Facility, with Bank of America, N.A. and a syndication of other lenders consisting of (1) a $220 million term loan, (2) an additional $50 million term loan, and (3) a $50 million revolving credit facility. As of June 30, 2004, there were no borrowings under

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the revolving credit facility. Borrowings under the Credit Facility bear interest at LIBOR plus 3.5% to 3.75%. We are required to pay an annual unused facility fee of between 0.5% and 2.5%, payable quarterly, on unborrowed amounts. We expect to use the revolving credit facility to fund our future working capital needs.

      Through InSight, we also have outstanding $225 million in unsecured senior subordinated notes, or Notes. Additionally, in March 2004, we issued $25 million in a private placement of unsecured senior subordinated notes, or New Notes. The Notes and New Notes mature in November 2011 and bear interest at 9.875% payable semi-annually. The Notes and New Notes are redeemable at our option, in whole or in part, on or after November 2006. At any time prior to November 1, 2004, we may redeem up to 35% of the Notes and New Notes at a redemption price of 109.875% of the principal amount if we are involved in an initial public offering of our capital stock. The New Notes have terms identical to the Notes, but have not yet been registered with the SEC.

      Scheduled maturities of equipment and other notes payable at June 30, 2004, are as follows (amounts in thousands):

2005	$2,716
2006	2,992
2007	3,002
2008	196,923
2009	65,328
Thereafter	250,000

$520,961

      The credit agreement related to the Credit Facility and the indenture related to the Notes and the New Notes contain limitations on additional borrowings, capital expenditures, dividend payments and certain financial covenants. As of June 30, 2004, we were in compliance with these covenants.

      During 1998, InSight entered into an interest rate swap agreement with a bank to hedge against the effects of increases in the interest rates associated with floating rate debt on its bank financing. The initial and June 30, 2004 notional amount of the swap agreement was $40.0 million and $10.0 million, respectively. The swap agreement expires in September 2004 (Note 16).

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Lease Obligations, Commitments and Contingencies

      We lease diagnostic equipment, certain other equipment and our office, imaging and treatment facilities under various capital and operating leases. Future minimum scheduled rental payments required under these noncancelable leases at June 30, 2004 are as follows (amounts in thousands):

	Capital	Operating

2005	$6,399	$8,566
2006	6,340	7,882
2007	5,703	7,544
2008	2,929	5,883
2009	301	3,990
Thereafter	25	10,038

Total minimum lease payments	21,697	$43,903

Less: Amounts representing interest	2,835

Present value of capital lease obligations	18,862
Less: Current portion	5,060

Long-term capital lease obligations	$13,802

      Accumulated depreciation on assets under capital lease was $8.4 million and $4.7 million at June 30, 2004 and 2003, respectively.

      Rental expense for diagnostic equipment and other equipment for the years ended June 30, 2004, 2003 and 2002 and the period from July 1, 2001 to October 17, 2001 was $1.0 million, $0.9 million, $5.5 million and $2.6 million, respectively.

      We occupy facilities under lease agreements expiring through October 2017. Some of these lease agreements may include provisions for an increase in lease payments based on the Consumer Price Index or scheduled increases based on a guaranteed minimum percentage or dollar amount. Rental expense for these facilities for the years ended June 30, 2004, 2003 and 2002 and the period from July 1, 2001 to October 17, 2001 was $7.9 million, $6.5 million, $3.9 million and $1.5 million, respectively.

      We are engaged from time to time in the defense of lawsuits arising out of the ordinary course and conduct of our business, including claims for malpractice, and have insurance policies covering such potential insurable losses where such coverage is cost-effective. Management believes that the outcome of any such lawsuits will not have a material adverse impact on our business, financial condition and results of operations.

12.	Capital Stock

      Warrants: We do not have a formal warrant plan. All warrants, which had been granted by InSight in connection with previous financing transactions, had been issued with an exercise price of at least the fair market value of its common stock on the issuance date. All holders of warrants, which at the time of the Acquisition were exercisable for InSight common stock, received the difference between $18.00 and the exercise price of each share of common stock the holder could have acquired pursuant to the terms of

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the warrants, and the warrants were terminated. A summary of the status of the InSight warrants at October 17, 2001 follows:

		Weighted
		Average
	Shares	Exercise Price

Predecessor
Outstanding, June 30, 2001	642,183	$9.17
Exercised	(7,183)	5.64
Cancelled at the Acquisition	(635,000)	9.21

Outstanding, October 17, 2001	—	$—

      Stock Options: We reserved 626,000 shares for the granting of nonstatutory stock options to key employees. Options are issued with an exercise price of at least the fair market value, as determined by the board of directors, of our common stock on the grant date. A portion of the options vest cumulatively over various periods up to eight years from the grant date, and a portion are performance based and vest cumulatively upon the achievement of certain performance targets. The options are exercisable in whole or in installments, and expire ten years from the grant date.

      We have one stock option plan, which provided for the granting of nonstatutory stock options to four key employees, all of which are fully vested. Holders of options for 175,990 shares of InSight common stock rolled over their options and received options for our common stock with the same terms under our stock option plan. In 2003, we purchased vested stock options covering 56,000 shares of our common stock at a price equal to the difference between $19.07 and the exercise price per share.

      In addition, InSight had five stock option plans. All holders of options, which at the time of the Acquisition were exercisable for InSight common stock, received the difference between $18.00 and the exercise price of each share of common stock the holder could have acquired pursuant to the terms of the options, and the options were terminated. As a result of the cancellation of the InSight options and warrants, InSight recorded an acquisition related compensation charge of $15.6 million.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As of June 30, 2004, the Company had 142,950 shares available for issuance. A summary of the status of our and InSight’s stock option plans at June 30, 2004, 2003 and 2002 and changes during the periods is presented below:

		Weighted
		Average
	Shares	Exercise Price

Predecessor
Outstanding, June 30, 2001	1,555,698	$7.88
Granted	5,000	16.51
Exercised	(6,728)	15.64
Cancelled at the Acquisition	(1,377,980)	7.81
Rolled over to Company options	(175,990)	8.37

Outstanding, October 17, 2001	—	$—

Company
Outstanding, June 30, 2001	—	$—
Granted	777,990	15.82
Forfeited	(5,000)	18.00

Outstanding, June 30, 2002	772,990	15.81
Granted	25,500	19.01
Exercised	(50)	18.00
Repurchased	(56,000)	8.97
Forfeited	(109,625)	18.00

Outstanding, June 30, 2003	632,815	16.16
Granted	30,000	19.07
Forfeited	(59,825)	18.27

Outstanding, June 30, 2004	602,990	$16.10

Exercisable at:
June 30, 2002	175,990	$8.37
June 30, 2003	148,465	$9.99
June 30, 2004	168,790	$10.96

Of the 602,990 options outstanding at June 30, 2004, the characteristics are as follows:

	Weighted Average	Options	Total Options	Remaining
Exercise Price Range	Exercise Price	Exercisable	Outstanding	Contractual Life

$8.37	$8.37	123,490	123,490	7.33 years
18.00 - 19.07	18.09	45,300	479,500	7.68 years

		168,790	602,990

13.	Income Taxes

      We follow SFAS No. 109, “Accounting for Income Taxes”, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recognized for the tax consequences in future years of the difference between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on the enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes for the years ended June 30, 2004, 2003 and 2002, and the period from July 1, 2001 to October 17, 2001 represents the tax payable for the period and the change during the period in deferred tax assets and liabilities:

	Company			Predecessor

				Period from
	Years Ended June 30,			July 1 to
				October 17,
	2004	2003	2002	2001

Federal statutory tax rate	34.0%	34.0%	34.0%	34.0%
State income taxes, net of federal benefit	4.0	4.0	6.0	6.0
Permanent items, including goodwill and non-deductible merger costs	2.0	1.0	1.0	115.0
Changes in valuation allowance	—	1.0	(1.0)	(186.0)

Net effective tax rate	40.0%	40.0%	40.0%	(31.0)%

      The provision (benefit) for income taxes includes income taxes currently payable and those deferred because of temporary differences between the financial statements and tax bases of assets and liabilities.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The provision (benefit) for income taxes for the years ended June 30, 2004, 2003, 2002 and the period from July 1, 2001 to October 17, 2001 (amounts in thousands):

	Company			Predecessor

				Period from
	Years Ended June 30,			July 1 to
				October 17,
	2004	2003	2002	2001

Current provision:
Federal	$1,640	$2,491	$—	$(2,100)
State	310	775	—	—

	1,950	3,266	—	(2,100)

Deferred taxes arising from temporary differences:
State income taxes	(90)	(176)	—	—
Accrued expenses (not currently deductible)	(46)	163	(138)	(116)
Reserves	4,660	1,127	(313)	(535)
Depreciation and amortization	10,956	7,718	3,168	2,474
Creation/utilization of net operating losses	(6,690)	(9,491)	(2,761)	(14,145)
Section 481 adjustment	1,161	(2,343)	—	—
Changes in valuation allowance reducing goodwill	(9,328)	—	—	(10)
Changes in valuation allowance	—	1,728	50	12,336
Non-goodwill intangible amortization	(1,263)	1,200	—	—
Alternative minimum tax credit carryforwards	—	—	—	—
Other	640	74	(6)	(4)

	—	—	—	—

Total provision (benefit) for income taxes	$1,950	$3,266	$—	$(2,100)

      The components of our net deferred tax asset (including current and non-current portions) as of June 30, 2004 and 2003, respectively, which arise due to timing differences between financial and tax reporting and net operating loss (NOL) carryforwards are as follows (amounts in thousands):

	June 30,

	2004	2003

Reserves	$816	$5,477
Accrued expenses (not currently deductible)	1,351	1,307
Depreciation and amortization	(35,564)	(24,608)
NOL carryforwards	42,841	36,152
Valuation allowance	(1,736)	(11,067)
Non-goodwill intangible amortization	(8,573)	(9,836)
State taxes	266	176
Section 481 adjustment	1,161	2,322
Other	(562)	77

	$—	$—

      As of June 30, 2004, we had NOL carryforwards of approximately $136.4 million, expiring on various dates through 2019. The NOLs and related deferred tax components have been reduced to reflect

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

limitations from prior changes in ownership. A valuation allowance is provided against the net deferred tax asset when it is more likely than not that the net deferred tax asset will not be realized. We established approximately $8.2 million of valuation allowance in the purchase accounting in connection with the Acquisition. As a result, as the underlying tax attributes are utilized, the reduction in valuation allowance will be recorded as a reduction of goodwill.

14.	Retirement Savings Plans

      InSight has a 401(k) profit sharing plan (Plan), which is available to all eligible employees, pursuant to which InSight may match a percentage of employee contributions to the Plan. InSight contributions of approximately $1.0 million, $0.8 million, $0.4 million, and $0.2 million were made for the years ended June 30, 2004, 2003 and 2002 and the period from July 1, 2001 to October 17, 2001.

15.	Investments in and Transactions with Partnerships

      We have direct ownership in four Partnerships at June 30, 2004, three of which operate fixed-site centers and one of which operates a mobile PET facility. We own between 25 percent and 50 percent of these Partnerships, serve as the managing general partner and provide certain management services under agreements expiring in 2010. These Partnerships are accounted for under the equity method since we do not exercise control over the operations of these Partnerships and do not have primary responsibility for the Partnerships’ long-term debt.

      Set forth below is certain financial data of these Partnerships (amounts in thousands):

	June 30,

	2004	2003

Combined Financial Position:
Current assets:
Cash	$3,144	$4,028
Trade accounts receivables, net	2,606	2,294
Other	460	457
Property and equipment, net	4,116	6,807
Intangible assets, net	557	783

Total assets	10,883	14,369
Current liabilities	(2,465)	(3,497)
Due to the Company	(805)	(2,397)
Long-term liabilities	(1,117)	(2,324)

Net assets	$6,496	$6,151

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Set forth below are the combined operating results of the Partnerships and our equity in earnings of the Partnerships (amounts in thousands):

	Company			Predecessor

				Period from
	Years Ended June 30,			July 1 to
				October 17,
	2004	2003	2002	2001

Operating Results:
Revenues	$19,455	$19,291	$10,604	$6,073
Expenses	14,314	15,646	10,382	4,987

Net income	$5,141	$3,645	$222	$1,086

Equity in earnings of unconsolidated partnerships	$2,181	$1,744	$437	$382

      We have direct ownership in 50 percent of an additional Partnership, which operates a fixed-site center. Since we control the operations and are primarily responsible for the associated long-term debt, the Partnership has been included in our consolidated financial statements. Total assets and revenues as of and for the year ended June 30, 2004 for our 50 percent controlled entity which is consolidated were approximately $3.0 million and $7.4 million, respectively.

16.	Hedging Activities

      We account for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 137 and SFAS No. 138 (collectively SFAS 133). SFAS 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Under SFAS 133 an entity may designate a derivative as a hedge of exposure to either changes in: (i) the fair value of a recognized asset or liability or firm commitment; (ii) cash flows of a recognized or forecasted transaction; or (iii) foreign currencies of a net investment in foreign operations, firm commitments, available-for-sale securities or a forecasted transaction. Additionally, any ineffective portion of the hedging transaction is recorded currently in net income with the remainder deferred in accumulated other comprehensive income (loss).

      We have established policies and procedures to permit limited types and amounts of off-balance sheet hedges to help manage interest rate risk. InSight had entered into an interest rate swap to pay a fixed rate of interest to a counterparty and received a floating rate of interest and had designated the interest rate swap as a cash flow hedge of its floating rate debt. Such swaps have the effect of converting variable rate borrowings into fixed rate borrowings.

      Subsequent to the Acquisition, we re-designated the acquired swap as a cash flow hedge and established a new hedging relationship with the Credit Facility. At June 30, 2004, the notional amount of this swap was $10.0 million. The fair value of the swap at the time of the Acquisition was approximately $1.8 million and represents hedge ineffectiveness that will be recognized in net income over the remaining life of the swap. Approximately $0.4 million of hedge ineffectiveness was recognized as a reduction to interest expense for the year ended June 30, 2004. The swap agreement expires in September 2004.

17.	Related Party Transactions

      Upon the completion of the Acquisition, we entered into a management agreement with J.W. Childs Advisors II, L.P., the general partner of J.W. Childs Equity Partners II, L.P., and Halifax Genpar, L.P., the general partner of Halifax Capital Partners, L.P. Under the agreement, InSight paid J.W. Childs Advisors II, L.P. and Halifax Genpar, L.P. a transaction fee of $4,500,000 and $1,125,000 respectively, for

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

services rendered in connection with the Acquisition, which was recorded as a reduction of additional paid-in capital during the year ended June 30, 2002. Additionally, J.W. Childs Advisors II, L.P. and Halifax Genpar, L.P. will provide business, management and financial advisory services to InSight and the Company in consideration of (i) an annual fee of $240,000 to be paid to J.W. Childs Advisors II, L.P. and (ii) an annual fee of $60,000 to be paid to Halifax Genpar, L.P.

18.	Segment Information

      We have two reportable segments: the mobile division and fixed division, which are business units defined primarily by the type of service provided. The mobile division operates primarily mobile facilities while the fixed division operates primarily fixed-site centers, although each division generates both contract services and patient services revenues. We do not allocate corporate and billing related costs, depreciation related to our billing system and amortization related to other intangible assets to the two segments. We also do not allocate income taxes to the two segments. We manage cash flows and assets on a consolidated basis, and not by segment.

      The following tables summarize our operating results by segment (amounts in thousands):

Company

	Mobile	Fixed	Other	Consolidated

Year ended June 30, 2004:
Contract services revenues	$112,219	$16,974	$—	$129,193
Patient services revenues	1,902	159,789	—	161,691

Total revenues	114,121	176,763	—	290,884
Depreciation and amortization	29,340	21,157	8,236	58,733
Total costs of operations	87,128	128,814	17,479	233,421
Corporate operating expenses	—	—	(16,217)	(16,217)
Gain on sale of center	—	2,129	—	2,129
Equity in earnings of unconsolidated partnerships	—	2,181	—	2,181
Interest expense, net	(11,562)	(6,841)	(22,279)	(40,682)
Income (loss) before income taxes	15,431	45,418	(55,975)	4,874
Additions to property and equipment	20,577	21,707	4,450	46,734

	Mobile	Fixed	Other	Consolidated

Year ended June 30, 2003:
Contract services revenues	$95,912	$16,009	$—	$111,921
Patient services revenues	2,024	123,807	—	125,831

Total revenues	97,936	139,816	—	237,752
Depreciation and amortization	24,322	17,408	7,615	49,345
Total costs of operations	66,823	99,795	13,426	180,044
Corporate operating expenses	—	—	(13,750)	(13,750)
Equity in earnings of unconsolidated partnerships	84	1,660	—	1,744
Interest expense, net	(11,190)	(8,259)	(18,065)	(37,514)
Income (loss) before income taxes	20,007	33,422	(45,241)	8,188
Additions to property and equipment	29,598	22,581	4,788	56,967

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Mobile	Fixed	Other	Consolidated

Year ended June 30, 2002:
Contract services revenues	$64,166	$11,211	$—	$75,377
Patient services revenues	1,464	78,566	—	80,030

Total revenues	65,630	89,777	—	155,407
Depreciation and amortization	11,388	11,096	3,978	26,462
Total costs of operations	45,683	64,316	5,585	115,584
Corporate operating expenses	—	—	(7,705)	(7,705)
Equity in earnings (loss) of unconsolidated partnerships	(109)	546	—	437
Interest expense, net	(5,964)	(6,361)	(20,221)	(32,546)
Income (loss) before income taxes	13,874	19,646	(33,511)	9
Additions to property and equipment	21,270	19,130	3,255	43,655

Predecessor

	Mobile	Fixed	Other	Consolidated

Period from July 1, 2001 through October 17, 2001:
Contract services revenues	$25,595	$4,207	$—	$29,802
Patient services revenues	738	33,138	—	33,876

Total revenues	26,333	37,345	—	63,678
Depreciation and amortization	4,621	4,187	1,015	9,823
Total costs of operations	17,828	25,600	2,259	45,687
Corporate operating expenses	—	—	(3,184)	(3,184)
Acquisition related compensation charge	—	—	(15,616)	(15,616)
Equity in earnings of unconsolidated partnerships	41	341	—	382
Interest expense, net	(2,543)	(2,538)	(1,240)	(6,321)
Income (loss) before income taxes	6,003	9,548	(22,299)	(6,748)
Additions to property and equipment	10,160	9,137	1,555	20,852

19.	Results of Quarterly Operations (unaudited)

	First	Second	Third	Forth
	Quarter	Quarter	Quarter	Quarter	Total

	(Amounts in thousands)
2004:
Revenues	$68,772	$69,946	$70,736	$81,430	$290,884
Gross profit	15,550	13,178	13,556	15,179	57,463
Net income (loss)	1,610	1,344	281	(311)	2,924
2003:
Revenues	$58,656	$58,265	$56,134	$64,697	$237,752
Gross profit	15,499	14,510	12,508	15,191	57,708
Net income	1,956	1,444	256	1,266	4,922

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	Supplemental Condensed Consolidated Financial Information

      We and all of InSight’s wholly owned subsidiaries, or guarantor subsidiaries, guarantee InSight’s payment obligations under the Notes and the New Notes (Note 10). These guarantees are full, unconditional and joint and several. The following condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and issuers of guaranteed securities registered or being registered.” We account for our investment in InSight and its subsidiaries under the equity method of accounting. Dividends from InSight to us are restricted under the Credit Facility. This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with accounting principles generally accepted in the United States.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

June 30, 2004
(Amounts in thousands)
(Company)

	Parent			Non-
	Company		Guarantor	Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$25,820	$4,592	$—	$30,412
Trade accounts receivables, net	—	—	47,048	7,962	—	55,010
Other current assets	—	—	6,058	149	—	6,207
Intercompany accounts receivable	87,086	520,047	19,865	—	(626,998)	—

Total current assets	87,086	520,047	98,791	12,703	(626,998)	91,629
Property and equipment, net	—	—	219,584	22,752	—	242,336
Investments in partnerships	—	—	2,901	—	—	2,901
Investments in consolidated subsidiaries	7,855	7,855	10,864	—	(26,574)	—
Other assets	—	—	19,218	84	—	19,302
Goodwill and other intangible assets, net	—	—	314,960	4,503	—	319,463

	$94,941	$527,902	$666,318	$40,042	$(653,572)	$675,631

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:	$—	$2,514	$4,540	$722	$—	$7,776
Current portion of notes payable and capital lease obligations	—	—	34,304	1,433	—	35,737
Accounts payable and other accrued expenses	—	—	607,133	19,865	(626,998)	—

Intercompany accounts payable	—	2,514	645,977	22,020	(626,998)	43,513
Total current liabilities	—	517,289	12,622	2,136	—	532,047
Notes payable and capital lease obligations, less current portion	—	244	(136)	5,022	—	5,130
Other long-term liabilities	94,941	7,855	7,855	10,864	(26,574)	94,941

Stockholders’ equity	$94,941	$527,902	$666,318	$40,042	$(653,572)	$675,631

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

June 30, 2003
(Amounts in thousands)
(Company)

	Parent			Non-
	Company		Guarantor	Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$15,965	$3,589	$—	$19,554
Trade accounts receivables, net	—	—	37,431	8,665	—	46,096
Other current assets	—	—	9,697	452	—	10,149
Intercompany accounts receivable	86,683	422,248	21,661	—	(530,592)	—

Total current assets	86,683	422,248	84,754	12,706	(530,592)	75,799
Property and equipment, net	—	—	196,792	22,329	—	219,121
Investments in partnerships	—	—	2,734	—	—	2,734
Investments in consolidated subsidiaries	4,931	4,931	10,572	—	(20,434)	—
Other assets	—	—	19,201	170	—	19,371
Goodwill and other intangible assets, net	—	—	255,789	4,503	—	260,292

	$91,614	$427,179	$569,842	$39,708	$(551,026)	$577,317

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:	$—	$2,009	$5,218	$478	$—	$7,705
Current portion of notes payable and capital lease obligations	—	—	34,449	1,065	—	35,514
Accounts payable and other accrued expenses	—	—	508,932	21,660	(530,592)

Intercompany accounts payable	—	2,009	548,599	23,203	(530,592)	43,219
Total current liabilities	—	420,239	16,230	1,945	—	438,414
Notes payable and capital lease obligations, less current portion	—	—	82	3,988	—	4,070
Other long-term liabilities	91,614	4,931	4,931	10,572	(20,434)	91,614

Stockholders’ equity	$91,614	$427,179	$569,842	$39,708	$(551,026)	$577,317

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF INCOME

For the Year Ended June 30, 2004
(Amounts in thousands)
(Company)

	Parent			Non-
	Company		Guarantor	Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Elimination	Consolidated

Revenues
Contract services	$—	$—	$120,508	$8,685	$—	$129,193
Patient services	—	—	121,919	39,772	—	161,691

Total revenues	—	—	242,427	48,457	—	290,884
Costs of operations	—	—	191,303	42,118	—	233,421

Gross profit	—	—	51,124	6,339	—	57,463
Corporate operating expenses	—	—	(16,217)	—	—	(16,217)
Gain on sale of center	—	—	2,129	—	—	2,129
Equity in earnings of unconsolidated partnerships	—	—	2,181	—	—	2,181
Interest expense, net	—	—	(39,235)	(1,447)	—	(40,682)

Income (loss) before income taxes	—	—	(18)	4,892	—	4,874
Provision for income taxes	—	—	1,950	—	—	1,950

Income (loss) before equity in income of consolidated subsidiaries	—	—	(1,968)	4,892	—	2,924
Equity in income of consolidated subsidiaries	3,944	3,944	4,892	—	(12,780)	—

Net income	$3,944	$3,944	$2,924	$4,892	$(12,780)	$2,924

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF INCOME

For the Year Ended June 30, 2003
(Amounts in thousands)
(Company)

	Parent			Non-
	Company		Guarantor	Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Elimination	Consolidated

Revenues
Contract services	$—	$—	$103,446	$8,475	$—	$111,921
Patient services	—	—	90,509	35,322	—	125,831

Total revenues	—	—	193,955	43,797	—	237,752
Costs of operations	—	—	142,668	37,376	—	180,044

Gross profit	—	—	51,287	6,421	—	57,708
Corporate operating expenses	—	—	(13,750)	—	—	(13,750)
Equity in earnings of unconsolidated partnerships	—	—	1,744	—	—	1,744
Interest expense, net	—	—	(35,601)	(1,913)	—	(37,514)

Income before income taxes	—	—	3,680	4,508	—	8,188
Provision for income taxes	—	—	3,266	—	—	3,266

Income before equity in income of consolidated subsidiaries	—	—	414	4,508	—	4,922
Equity in income of consolidated subsidiaries	4,922	4,922	4,508	—	(14,352)	—

Net income	$4,922	$4,922	$4,922	$4,508	$(14,352)	$4,922

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF INCOME

For the Year Ended June 30, 2002
(Amounts in thousands)
(Company)

	Parent			Non-
	Company		Guarantor	Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Elimination	Consolidated

Revenues
Contract services	$—	$—	$68,285	$7,092	$—	$75,377
Patient services	—	—	60,157	19,873	—	80,030

Total revenues	—	—	128,442	26,965	—	155,407
Costs of operations	—	—	93,515	22,069	—	115,584

Gross profit	—	—	34,927	4,896	—	39,823
Corporate operating expenses	—	—	(7,705)	—	—	(7,705)
Equity in earnings of unconsolidated partnerships	—	—	437	—	—	437
Interest expense, net	—	—	(31,152)	(1,394)	—	(32,546)

Income (loss) before income taxes	—	—	(3,493)	3,502	—	9
Provision for income taxes	—	—	—	—	—	—

Income (loss) before equity in income (loss) of consolidated subsidiaries	—	—	(3,493)	3,502	—	9
Equity in income of consolidated subsidiaries	9	9	3,502	—	(3,520)	—

Net income	$9	$9	$9	$3,502	$(3,520)	$9

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Period from July 1, 2001 through October 17, 2001
(Amounts in thousands)
(Predecessor)

			Non-
		Guarantor	Guarantor
	InSight	Subsidiaries	Subsidiaries	Elimination	Consolidated

Revenues
Contract services	$—	$29,179	$623	$—	$29,802
Patient services	—	21,173	12,703	—	33,876

Total revenues	—	50,352	13,326	—	63,678
Costs of operations	—	35,316	10,371	—	45,687

Gross profit	—	15,036	2,955	—	17,991
Corporate operating expenses	—	(3,184)	—	—	(3,184)
Acquisition related compensation charge	—	(15,616)	—	—	(15,616)
Equity in earnings of unconsolidated partnerships	—	382	—	—	382
Interest expense, net	—	(5,647)	(674)	—	(6,321)

Income (loss) before income taxes	—	(9,029)	2,281	—	(6,748)
Provision (benefit) for income taxes	—	(2,100)	—	—	(2,100)

Income (loss) before equity in income of consolidated subsidiaries	—	(6,929)	2,281	—	(4,648)
Equity in income (loss) of consolidated subsidiaries	(4,648)	2,281	—	2,367	—

Net income (loss)	$(4,648)	$(4,648)	$2,281	$2,367	$(4,648)

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended June 30, 2004
(Amounts in thousands)
(Company)

	Parent			Non-
	Company		Guarantor	Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Eliminations	Consolidated

OPERATING ACTIVITIES:
Net income	$2,924	$2,924	$2,924	$4,891	$(10,739)	$2,924
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on sale of center	—	—	(2,129)	—	—	(2,129)
Depreciation and amortization	—	—	53,266	5,467	—	58,733
Equity in income of consolidated subsidiaries	(2,924)	(2,924)	(4,891)	—	10,739	—
Cash provided by (used in) changes in operating assets and liabilities:
Trade accounts receivables, net	—	—	(9,158)	703	—	(8,455)
Intercompany receivables, net	—	(97,056)	103,500	(6,444)	—	—
Other current assets	—	—	2,781	303	—	3,084
Accounts payable and other accrued expenses	—	—	5,595	368	—	5,963

Net cash provided by (used in) operating activities	—	(97,056)	151,888	5,288	—	60,120

INVESTING ACTIVITIES:
Acquisitions of fixed-site centers and mobile facilities	—	—	(101,334)	—	—	(101,334)
Proceeds from sale of center	—	—	5,413	—	—	5,413
Additions to property and equipment	—	—	(40,979)	(5,755)	—	(46,734)
Other	—	—	405	—	—	405

Net cash used in investing activities	—	—	(136,495)	(5,755)	—	(142,250)

FINANCING ACTIVITIES:
Principal payments of notes payable and capital lease obligations	—	(2,201)	(5,319)	(689)	—	(8,209)
Proceeds from issuance of notes payable	—	100,000	—	1,125	—	101,125
Other	—	(743)	(219)	1,034	—	72

Net cash provided by (used in) financing activities	—	97,056	(5,538)	1,470	—	92,988

INCREASE IN CASH AND CASH EQUIVALENTS	—	—	9,855	1,003	—	10,858
Cash, beginning of year	—	—	15,965	3,589	—	19,554

Cash, end of year	$—	$—	$25,820	$4,592	$—	$30,412

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended June 30, 2003
(Amounts in thousands)
(Company)

	Parent			Non-
	Company		Guarantor	Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Eliminations	Consolidated

OPERATING ACTIVITIES:
Net income	$4,922	$4,922	$4,922	$4,507	$(14,351)	$4,922
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	—	—	43,681	5,664	—	49,345
Equity in income of consolidated subsidiaries	(4,922)	(4,922)	(4,507)	—	14,351	—
Cash provided by (used in) changes in operating assets and liabilities Trade accounts receivables, net	—	—	(2,241)	4	—	(2,237)
Intercompany receivables, net	505	(48,373)	52,838	(4,970)	—	—
Other current assets	—	—	5,131	(224)	—	4,907
Accounts payable and other accrued expenses	—	—	4,862	(43)	—	4,819

Net cash provided by (used in) operating activities	505	(48,373)	104,686	4,938	—	61,756

INVESTING ACTIVITIES:
Acquisitions of fixed-site centers	—	—	(46,292)	—	—	(46,292)
Additions to property and equipment	—	—	(51,827)	(5,140)	—	(56,967)
Other	—	—	554	—	—	554

Net cash used in investing activities	—	—	(97,565)	(5,140)	—	(102,705)

FINANCING ACTIVITIES:
Proceeds from stock options exercised	1	—	—	—	—	1
Purchase of stock options	(506)	—	—	—	—	(506)
Principal payments of notes payable and capital lease obligations	—	(1,627)	(5,453)	(420)	—	(7,500)
Proceeds from issuance of notes payable	—	50,000	—	—	—	50,000
Other	—	—	(154)	879	—	725

Net cash provided by (used in) financing activities	(505)	48,373	(5,607)	459	—	42,720

INCREASE IN CASH AND CASH EQUIVALENTS	—	—	1,514	257	—	1,771
Cash, beginning of year	—	—	14,451	3,332	—	17,783

Cash, end of year	$—	$—	$15,965	$3,589	$—	$19,554

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended June 30, 2002
(Amounts in thousands)
(Company)

	Parent			Non-
	Company		Guarantor	Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Eliminations	Consolidated

OPERATING ACTIVITIES:
Net income	$9	$9	$9	$3,502	$(3,520)	$9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Write-off of debt issuance costs	—	—	7,378	—	—	7,378
Depreciation and amortization	—	—	23,066	3,396	—	26,462
Equity in income of consolidated subsidiaries	(9)	(9)	(3,502)	—	3,520	—
Cash provided by (used in) changes in operating assets and liabilities:
Trade accounts receivables, net	—	—	1,615	259	—	1,874
Intercompany receivables, net	101,826	(203,212)	104,806	(3,420)	—	—
Other current assets	—	—	676	(86)	—	590
Accounts payable and other accrued expenses	—	—	3,244	44	—	3,288

Net cash provided by (used in) operating activities	101,826	(203,212)	137,292	3,695	—	39,601

INVESTING ACTIVITIES:
Purchase of InSight common stock	(187,722)	—	—	—	—	(187,722)
Cash acquired in the Acquisition	—	—	4,773	3,656	—	8,429
Additions to property and equipment	—	—	(39,493)	(4,162)	—	(43,655)
Other	—	—	1,385	—	—	1,385

Net cash used in investing activities	(187,722)	—	(33,335)	(506)	—	(221,563)

FINANCING ACTIVITIES:
Proceeds from sale of common stock, net of equity issuance costs	85,763	—	—	—	—	85,763
Issuance of common stock	133	—	—	—	—	133
Payment of deferred loan fees	—	—	(29,499)	—	—	(29,499)
Principal payments of notes payable and capital lease obligations	—	(371,788)	(44,559)	(163)	—	(416,510)
Proceeds from issuance of debt	—	575,000	—	—	—	575,000
Payments made in connection with refinancing of notes payable	—	—	(15,109)			(15,109)
Other	—	—	(339)	306	—	(33)

Net cash provided by (used in) financing activities	85,896	203,212	(89,506)	143	—	199,745

INCREASE IN CASH AND CASH EQUIVALENTS	—	—	14,451	3,332	—	17,783
Cash, beginning of year	—	—	—	—	—	—

Cash, end of year	$—	$—	$14,451	$3,332	$—	$17,783

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Period from July 1, 2001 through October 17, 2001
(Amounts in thousands)
(Predecessor)

			Non-
		Guarantor	Guarantor
	InSight	Subsidiaries	Subsidiaries	Eliminations	Consolidated

OPERATING ACTIVITIES:
Net income (loss)	$(4,648)	$(4,648)	$2,281	$2,367	$(4,648)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Acquisition related compensation charge	—	15,616	—	—	15,616
Depreciation and amortization	—	8,250	1,573	—	9,823
Equity in income of consolidated subsidiaries	4,648	(2,281)	—	(2,367)	—
Cash provided by (used in) changes in operating assets and liabilities:
Trade accounts receivables, net	—	(1,932)	(446)	—	(2,378)
Intercompany receivables, net	5,058	(5,090)	32	—	—
Other current assets	—	(3,515)	(101)	—	(3,616)
Accounts payable and other accrued expenses	—	53	(30)	—	23

Net cash provided by operating activities	5,058	6,453	3,309	—	14,820

INVESTING ACTIVITIES:
Additions to property and equipment	—	(18,609)	(2,243)	—	(20,852)
Other	—	(740)	—	—	(740)

Net cash used in investing activities	—	(19,349)	(2,243)	—	(21,592)

FINANCING ACTIVITIES:
Proceeds from stock options exercised	145	—	—	—	145
Principal payments of notes payable and capital lease obligations	(5,203)	(2,358)	(1,018)	—	(8,579)
Other	—	—	381	—	381

Net cash used in financing activities	(5,058)	(2,358)	(637)	—	(8,053)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	(15,254)	429	—	(14,825)
Cash, beginning of period	—	20,027	3,227	—	23,254

Cash, end of period	$—	$4,773	$3,656	$—	$8,429

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON

FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of InSight Health Services Holdings Corp.:

      Our audits of the consolidated financial statements referred to in our report dated September 23, 2004, appearing in this prospectus also included an audit of the financial statement schedule appearing on page F-40 of this prospectus. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PRICEWATERHOUSECOOPERS LLP

Orange County, California

September 23, 2004

SCHEDULE II

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended June 30, 2004, 2003 and 2002, and
the Period From July 1, 2001 to October 17, 2001

	Balance at					Balance at
	Beginning	Charges to	Charges to			End of
	of Year	Expenses	Revenues	Other		Year

	(Amounts in thousands)
Predecessor
October 17, 2001:
Allowance for doubtful accounts	$8,655	$1,110	$—	$(937	)(A)	$8,828
Allowance for contractual adjustments	17,956	—	26,740	(27,026	)(C)	17,670

	$26,611	$1,110	$26,740	$(27,963)		$26,498

Company
June 30, 2002:
Allowance for doubtful accounts	$—	$2,785	$—	$5,195	(A)(B)	$7,980
Allowance for contractual adjustments	—	—	71,185	(52,675	)(C)(B)	18,510

	$—	$2,785	$71,185	$(47,480)		$26,490

June 30, 2003:
Allowance for doubtful accounts	$7,980	$4,154	$—	$(4,230	)(A)	$7,904
Allowance for contractual adjustments	18,510	—	122,101	(112,242	)(C)	28,369

	$26,490	$4,154	$122,101	$(116,472)		$36,273

June 30, 2004:
Allowance for doubtful accounts	$7,904	$4,998	$—	$(4,805	)(A)	$8,097

Allowance for contractual adjustments	28,369	—	176,172	(167,332	)(C)	37,209

	$36,273	$4,998	$176,172	$(172,137)		$45,306

(A)	Write-off of uncollectible accounts.

(B)	In connection with the Acquisition, we acquired the valuation and qualifying accounts related to InSight.

(C)	Write-off of contractual adjustments, representing the difference between our charge for a procedure and what we receive from payors.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2004	2004

	(Unaudited)

	(Amounts in thousands,
	except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$41,277	$30,412
Trade accounts receivables, net	53,866	55,010
Other current assets	5,683	6,207

Total current assets	100,826	91,629

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of $133,223 and $119,124, respectively	235,203	242,336
INVESTMENTS IN PARTNERSHIPS	2,630	2,901
OTHER ASSETS	18,951	19,302
OTHER INTANGIBLE ASSETS, net	39,361	38,518
GOODWILL	279,536	280,945

	$676,507	$675,631

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$2,843	$2,716
Current portion of capital lease obligations	5,025	5,060
Accounts payable and other accrued expenses	39,329	35,737

Total current liabilities	47,197	43,513

LONG-TERM LIABILITIES:
Notes payable, less current portion	517,498	518,245
Capital lease obligations, less current portion	12,376	13,802
Other long-term liabilities	5,281	5,130

Total long-term liabilities	535,155	537,177

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value, 10,000,000 shares authorized, 5,468,814 shares issued and outstanding at September 30, 2004 and June 30, 2004	5	5
Additional paid-in capital	87,081	87,081
Retained earnings	7,069	7,855

Total stockholders’ equity	94,155	94,941

	$676,507	$675,631

The accompanying notes are an integral part of these condensed consolidated balance sheets.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	September 30,

	2004	2003

	(Amounts in thousands)
REVENUES:
Contract services	$33,568	$30,740
Patient services	47,286	38,032

Total revenues	80,854	68,772

COSTS OF OPERATIONS:
Costs of services	48,458	38,113
Provision for doubtful accounts	1,606	1,126
Equipment leases	333	181
Depreciation and amortization	16,348	13,802

Total costs of operations	66,745	53,222

Gross profit	14,109	15,550
CORPORATE OPERATING EXPENSES	(4,855)	(3,503)
EQUITY IN EARNINGS OF UNCONSOLIDATED PARTNERSHIPS	400	759
INTEREST EXPENSE, net	(10,964)	(10,121)

Income (loss) before provision (benefit) for income taxes	(1,310)	2,685
PROVISION (BENEFIT) FOR INCOME TAXES	(524)	1,075

Net income (loss)	$(786)	$1,610

The accompanying notes are an integral part of these condensed consolidated financial statements.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	September 30,

	2004	2003

	(Amounts in thousands)
OPERATING ACTIVITIES:
Net income (loss)	$(786)	$1,610
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,348	13,802
Cash provided by (used in) changes in operating assets and liabilities:
Trade accounts receivables, net	1,144	(3,358)
Other current assets	524	2,574
Accounts payable and other accrued expenses	3,592	2,963

Net cash provided by operating activities	20,822	17,591

INVESTING ACTIVITIES:
Acquisitions of fixed-site centers and mobile facilities	—	(52,515)
Additions to property and equipment	(8,219)	(8,386)
Other	192	(398)

Net cash used in investing activities	(8,027)	(61,299)

FINANCING ACTIVITIES:
Principal payments of notes payable and capital lease obligations	(2,081)	(1,947)
Proceeds from issuance of notes payable	—	51,125
Other	151	(50)

Net cash provided by (used in) financing activities	(1,930)	49,128

INCREASE IN CASH AND CASH EQUIVALENTS	10,865	5,420
Cash, beginning of period	30,412	19,554

Cash, end of period	$41,277	$24,974

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$4,128	$4,329
Income taxes paid	222	55

The accompanying notes are an integral part of these condensed consolidated financial statements.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.	Nature of Business

      The terms “we,” “us,” “our,” “our company,” “the Company” and “InSight Holdings” as used in these financial statements refer to InSight Health Services Holdings Corp. and all entities and subsidiaries owned or controlled by InSight Health Services Holdings Corp. The term “InSight” as used in these financial statements refers to our wholly owned subsidiary, InSight Health Services Corp. Through InSight and its subsidiaries, we provide diagnostic imaging, treatment and related management services in 37 states throughout the United States. We have two reportable segments: the mobile division and the fixed division. Our services are provided through a network of 85 mobile magnetic resonance imaging, or MRI, facilities, 16 mobile positron emission tomography, or PET, facilities, five mobile lithotripsy facilities, three mobile computed tomography, or CT, facilities, five mobile PET/ CT facilities, one mobile catheterization lab (collectively, mobile facilities), 76 fixed-site MRI centers, 40 multi-modality fixed-site centers, two PET fixed-site centers, one Leksell Stereotactic Gamma Knife fixed-site treatment center and one radiation oncology fixed-site center (collectively, fixed-site centers). We have a substantial presence in California, Arizona, New England, the Carolinas, Florida and the Mid-Atlantic states.

      At our multi-modality fixed-site centers, we typically offer other services in addition to MRI, including PET, CT, x-ray, mammography, ultrasound, nuclear medicine and bone densitometry services.

2.	Interim Financial Statements

      These unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial statements and do not include all of the information and disclosures required by accounting principles generally accepted in the United States for annual financial statements. These financial statements should be read in conjunction with our audited consolidated financial statements and related footnotes for the year ended June 30, 2004 included herein. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for fair presentation of results for the period have been included. The results of operations for the three months ended September 30, 2004 are not necessarily indicative of the results to be achieved for the full fiscal year.

      Certain reclassifications have been made to conform prior year amounts to the current year presentation.

3.	Investments in and Transactions with Partnerships

      The condensed consolidated financial statements include our accounts and the accounts of our wholly owned subsidiaries. Our investment interests in partnerships or limited liability companies, or Partnerships, are accounted for under the equity method of accounting when we own 50 percent or less. Our investment interests in Partnerships are consolidated for ownership of 50 percent or greater owned entities when we exercise a controlling financial interest over the operations and are primarily responsible for the associated long-term debt. We have direct ownership in 50 percent of an additional Partnership, which operates a fixed-site center. This Partnership is comprised of two general partners. We are the managing general partner and have significant rights which give us effective control of the Partnership while the other partner has only certain protective rights. In addition, we are primarily responsible for funding working capital of the Partnership and the long-term debt of the Partnership is included in our consolidated financial statements. Total assets as of September 30, 2004 for our 50 percent owned Partnership, which is consolidated, were approximately $2.8 million. Total revenues for this Partnership for the three months ended September 30, 2004 and 2003 were $1.9 million and $1.8 million, respectively.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

4.	Acquisitions

      In August 2003, we acquired twenty-two (22) mobile facilities operating primarily in the Mid-Atlantic states. The acquisition consisted of certain tangible and intangible assets, including diagnostic imaging equipment, customer contracts and other agreements. The aggregate purchase price was approximately $49.9 million, which included approximately $28.1 million paid to the seller and approximately $21.8 million for the payment of debt and transaction costs. The excess purchase price paid by us over our estimate of the fair value of the tangible and other intangible assets as of the date of the acquisition was approximately $27.3 million and is reflected as goodwill in the accompanying condensed consolidated balance sheets as of September 30, 2004.

      In April 2004, we acquired twenty-one (21) fixed-site centers located in California, Arizona, Kansas, Texas, Pennsylvania and Virginia. The acquisition consisted of certain tangible and intangible assets, including diagnostic imaging equipment, real property, customer contracts and other agreements. The aggregate purchase price was approximately $49.0 million, which included approximately $35.9 million paid to the seller, approximately $10.6 million for the payment of debt and approximately $2.1 million of transaction costs. The excess purchase price paid by us over our estimate of the fair value of the tangible and other intangible assets as of the date of the acquisition was approximately $30.6 million and is reflected as goodwill in the accompanying condensed consolidated balance sheets as of September 30, 2004.

      Our unaudited pro forma combined results of operations for the three months ended September 30, 2003, assuming our two acquisitions had occurred as of July 1, 2003, are presented below along with our unaudited results of operations for the three months ended September 30, 2004. The pro forma combined results of operations for the three months ended September 30, 2003, include adjustments to interest expense (approximately $0.3 million) and amortization of identified intangible assets (less than $0.1 million). These combined results have been prepared for comparison purposes only and do not purport to be indicative of what operating results would have been, and may not be indicative of future operating results (amounts in thousands):

	Three Months Ended
	September 30,

	2004	2003

	(Unaudited)
Revenues	$80,854	$73,109
Costs of operations	66,745	51,320

Gross profit	14,109	21,789
Corporate operating expenses	(4,855)	(8,197)
Equity in earnings of unconsolidated partnerships	400	327
Impairment and restructuring charges	—	(7,143)
Interest expense, net	(10,964)	(10,486)

Income (loss) before income taxes	(1,310)	(3,710)
Provision (benefit) for income taxes	(524)	(1,484)

Net income (loss)	$(786)	$(2,226)

5.	Goodwill and Other Intangible Assets

      Goodwill represents the excess purchase price we paid over the fair value of the tangible and intangible assets and liabilities acquired in acquisitions. In accordance with Statement of Financial

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, the goodwill and indefinite-lived intangible asset balances are not being amortized, but instead are subject to an annual assessment of impairment by applying a fair-value based test. Net other intangible assets are amortized on a straight-line basis over the estimated lives of the assets ranging from five to thirty years.

      A reconciliation of goodwill for the three months ended September 30, 2004 is as follows (amounts in thousands):

	Mobile	Fixed	Consolidated

	(Unaudited)
Goodwill, June 30, 2004	$106,064	$174,881	$280,945
Adjustments to goodwill	(1,800)	391	(1,409)

Goodwill, September 30, 2004	$104,264	$175,272	$279,536

      We evaluate the carrying value of goodwill and identified intangibles not subject to amortization in the second quarter of each fiscal year. As part of the evaluation, we compare the carrying value of each intangible asset with its fair value to determine whether there has been impairment. We assess the ongoing recoverability of our intangible assets subject to amortization by determining whether the intangible asset balance can be recovered over the remaining amortization period through projected undiscounted future cash flows. If projected future cash flows indicate that the unamortized intangible asset balances will not be recovered, an adjustment is made to reduce the net intangible asset to an amount consistent with projected future cash flows discounted at our incremental borrowing rate. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Adjustments to goodwill result from the allocation of amounts to other intangible assets was based on a completed valuation of our August 2003 acquisition. As of September 30, 2004, we do not believe any impairment of goodwill or other intangible assets has occurred.

      A reconciliation of other intangible assets is as follows (amounts in thousands):

	September 30, 2004		September 30, 2003

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Value	Amortization	Value	Amortization

	(Unaudited)
Amortized intangible assets:
Managed care contracts	$24,410	$1,964	$18,010	$1,065
Wholesale contracts	15,380	7,145	11,180	4,286

	39,790	9,109	29,190	5,351

Unamortized intangible assets:
Trademark	8,680	—	8,680	—

Other intangible assets	$48,470	$9,109	$37,870	$5,351

      Other intangible assets are amortized on a straight-line method using the following estimated useful lives:

Managed care contracts	30 years
Wholesale contracts	5-7 years

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

      Amortization of intangible assets was approximately $1.0 million and $0.8 million for the three months ended September 30, 2004 and 2003, respectively.

6.	Notes Payable

      Through InSight, we have a credit facility, or Credit Facility, with Bank of America, N.A. and a syndicate of other lenders consisting of (1) a term loan with a principal balance of approximately $219.5 million, (2) an additional term loan with a principal balance of approximately $50.0 million, and (3) a $50.0 million revolving credit facility. As of September 30, 2004, there were no borrowings under the revolving credit facility. Borrowings under the Credit Facility bear interest at LIBOR plus 3.5% to 3.75%. We are required to pay an annual unused facility fee of between 0.5% and 2.5%, payable quarterly, on unborrowed amounts. We expect to use the revolving credit facility to fund our future working capital needs.

      Through InSight, we also have outstanding $225 million in unsecured senior subordinated notes, or Notes. Additionally, in March 2004, we issued $25 million in a private placement of unsecured senior subordinated notes, or New Notes. The Notes and New Notes mature in November 2011 and bear interest at 9.875% payable semi-annually. The Notes and New Notes are redeemable at our option, in whole or in part, on or after November 1, 2006. The New Notes have terms identical to the Notes.

      The credit agreement related to the Credit Facility and the indenture related to the Notes and the New Notes contain limitations on additional borrowings, capital expenditures, dividend payments and certain financial covenants. As of September 30, 2004, we were in compliance with these covenants.

7.	Hedging Activities

      We account for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 137 and SFAS No. 138 (collectively SFAS 133). SFAS 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Under SFAS 133 an entity may designate a derivative as a hedge of exposure to either changes in: (i) the fair value of a recognized asset or liability or firm commitment; (ii) cash flows of a recognized or forecasted transaction; or (iii) foreign currencies of a net investment in foreign operations, firm commitments, available-for-sale securities or a forecasted transaction.

      We have established policies and procedures to permit limited types and amounts of off-balance sheet hedges to help manage interest rate risk. InSight had entered into an interest rate swap to pay a fixed rate of interest to a counterparty and received a floating rate of interest and had designated the interest rate swap as a cash flow hedge of its floating rate debt. The swap agreement expired in September 2004. We have no other off-balance sheet hedging activities.

8.	Capital Stock

      As permitted under SFAS No. 123, “Accounting for Stock Based Compensation”, we account for the options issued to employees in accordance with APB Opinion No. 25. SFAS 123 requires that we present pro forma disclosures of net income (loss) as if we had recognized compensation expense equal to the fair

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

value of options granted, as determined at the date of grant. Our net income (loss) would have reflected the following pro forma amounts (amounts in thousands):

	Three Months
	Ended
	September 30,

	2004	2003

	(Unaudited)
Net income (loss):
As reported	$(786)	$1,610
Expense	(66)	(100)

Pro forma	$(852)	$1,510

      An option for 20,000 shares was granted during the three months ended September 30, 2004. The pro forma amounts were estimated using the Black-Scholes options-pricing model under the minimum-value method with the following assumptions:

Expected term (years)	10
Volatility	0.00%
Annual dividend per share	$0.00
Risk-free interest rate	4.27%
Weighted-average fair value of options granted	$6.82

9.	Segment Information

      We have two reportable segments: the mobile division and the fixed division, which are business units defined primarily by the type of service provided. The mobile division operates primarily mobile facilities while the fixed division operates primarily fixed-site centers, although each division generates both contract services and patient services revenues. We do not allocate corporate and billing related costs, depreciation related to our billing system and amortization related to other intangible assets to the two segments. We also do not allocate income taxes to the two segments. We manage cash flows and assets on a consolidated basis, and not by segment. The following tables summarize our operating results by segment (amounts in thousands):

      Three months ended September 30, 2004 (unaudited):

	Mobile	Fixed	Other	Consolidated

Contract services revenues	$29,660	$3,908	$—	$33,568
Patient services revenues	396	46,890	—	47,286

Total revenues	30,056	50,798	—	80,854
Depreciation and amortization	(7,815)	(6,272)	(2,261)	(16,348)
Total costs of operations	(23,760)	(37,914)	(5,071)	(66,745)
Corporate operating expenses	—	—	(4,855)	(4,855)
Equity in earnings of unconsolidated partnerships	—	400	—	400
Interest expense, net	(2,474)	(1,735)	(6,755)	(10,964)
Income (loss) before income taxes	3,822	11,549	(16,681)	(1,310)
Additions to property and equipment	2,964	4,504	661	8,129

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

      Three months ended September 30, 2003 (unaudited):

	Mobile	Fixed	Other	Consolidated

Contract services revenues	$26,565	$4,175	$—	$30,740
Patient services revenues	514	37,518	—	38,032

Total revenues	27,079	41,693	—	68,772
Depreciation and amortization	(6,737)	(4,983)	(2,082)	(13,802)
Total costs of operations	(19,422)	(29,766)	(4,034)	(53,222)
Corporate operating expenses	—	—	(3,503)	(3,503)
Equity in earnings of unconsolidated partnerships	—	759	—	759
Interest expense, net	(2,934)	(1,872)	(5,315)	(10,121)
Income (loss) before income taxes	4,723	10,814	(12,852)	2,685
Additions to property and equipment	2,260	4,588	1,538	8,386

10.	New Pronouncements

      In January 2003, the FASB issued FIN No. 46 “Consolidation of Variable Interest Entities” (FIN 46) which is an interpretation of Accounting Research Bulletin No. 51, and “Consolidated Financial Statements. “FIN 46 requires a variable interest entity (VIE) to be consolidated by a company that is considered to be the primary beneficiary of that VIE. In December 2003, the FASB issued FIN No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN-46-R) to address certain FIN 46 implementation issues. The effective dates and impact of FIN 46 and FIN 46-R for our condensed consolidated financial statements are as follows:

(1) Special purpose entities (SPEs) created prior to February 1, 2003: We must apply the provisions of FIN 46. We have completed our assessment and determined that we have no SPEs.

(2) Non-SPEs created prior to February 1, 2003: We did not enter into any significant joint venture or partnership agreements prior to February 1, 2003 which are not included in the condensed consolidated financial statements for the three months ended September 30, 2004 and 2003.

(3) All entities, regardless of whether a SPE, that were created subsequent to January 31, 2003: We must apply the provisions of FIN 46. We do not have any entity that qualifies as a VIE.

11.	Supplemental Condensed Consolidating Financial Information

      We and all of InSight’s wholly owned subsidiaries, or guarantor subsidiaries, guarantee InSight’s payment obligations under the Notes and the New Notes (Note 6). These guarantees are full, unconditional and joint and several. The following condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and issuers of guaranteed securities registered or being registered.” We account for our investment in InSight and its subsidiaries under the equity method of accounting. Dividends from InSight to us are restricted under the Credit Facility. This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with accounting principles generally accepted in the United States.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

(Unaudited)

September 30, 2004

(Amounts in thousands)

	Parent
	Company		Guarantor	Non-Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$36,438	$4,839	$—	$41,277
Trade accounts receivables, net	—	—	45,838	8,028	—	53,866
Other current assets	—	—	5,526	157	—	5,683
Intercompany accounts receivable	87,086	519,720	19,570	—	(626,376)	—

Total current assets	87,086	519,720	107,372	13,024	(626,376)	100,826
Property and equipment, net	—	—	212,376	22,827	—	235,203
Investments in partnerships	—	—	2,630	—	—	2,630
Investments in consolidated subsidiaries	7,069	7,069	11,154	—	(25,292)	—
Other assets	—	—	18,888	63	—	18,951
Goodwill and other intangible assets, net	—	—	314,394	4,503	—	318,897

	$94,155	$526,789	$666,814	$40,417	$(651,668)	$676,507

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of notes payable and capital lease obligations	$—	$2,639	$4,488	$741	$—	$7,868
Accounts payable and other accrued expenses	—	—	37,722	1,607	—	39,329
Intercompany accounts payable	—	—	606,567	19,809	(626,376)	—

Total current liabilities	—	2,639	648,777	22,157	(626,376)	47,197
Notes payable and capital lease obligations, less current portion	—	516,842	11,096	1,936	—	529,874
Other long-term liabilities	—	239	(128)	5,170	—	5,281
Stockholders’ equity	94,155	7,069	7,069	11,154	(25,292)	94,155

	$94,155	$526,789	$666,814	$40,417	$(651,668)	$676,507

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

(Unaudited)

June 30, 2004

(Amounts in thousands)

	Parent
	Company		Guarantor	Non-Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$25,820	$4,592	$—	$30,412
Trade accounts receivables, net	—	—	47,048	7,962	—	55,010
Other current assets	—	—	6,058	149	—	6,207
Intercompany accounts receivable	87,086	520,047	19,865	—	(626,998)	—

Total current assets	87,086	520,047	98,791	12,703	(626,998)	91,629
Property and equipment, net	—	—	219,584	22,752	—	242,336
Investments in partnerships	—	—	2,901	—	—	2,901
Investments in consolidated subsidiaries	7,855	7,855	10,864	—	(26,574)	—
Other assets	—	—	19,218	84	—	19,302
Goodwill and other intangible assets, net	—	—	314,960	4,503	—	319,463

	$94,941	$527,902	$666,318	$40,042	$(653,572)	$675,631

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of notes payable and capital lease obligations	$—	$2,514	$4,540	$722	$—	$7,776
Accounts payable and other accrued expenses	—	—	34,304	1,433	—	35,737
Intercompany accounts payable	—	—	607,133	19,865	(626,998)	—

Total current liabilities	—	2,514	645,977	22,020	(626,998)	43,513
Notes payable and capital lease obligations, less current portion	—	517,289	12,622	2,136	—	532,047
Other long-term liabilities	—	244	(136)	5,022	—	5,130
Stockholders’ equity	94,941	7,855	7,855	10,864	(26,574)	94,941

	$94,941	$527,902	$666,318	$40,042	$(653,572)	$675,631

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Unaudited)
For the Three Months Ended September 30, 2004
(Amounts in thousands)

	Parent
	Company		Guarantor	Non-Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Elimination	Consolidated

Revenues	$—	$—	$68,757	$12,097	$—	$80,854
Costs of operations	—	—	56,199	10,546	—	66,745

Gross profit	—	—	12,558	1,551	—	14,109
Corporate operating expenses	—	—	(4,855)	—	—	(4,855)
Equity in earnings of unconsolidated partnerships	—	—	400	—	—	400
Interest expense, net	—	—	(10,636)	(328)	—	(10,964)

Income (loss) before income taxes	—	—	(2,533)	1,223	—	(1,310)
Provision (benefit) for income taxes	—	—	(524)	—	—	(524)

Income (loss) before equity in income (loss) of consolidated subsidiaries	—	—	(2,009)	1,223	—	(786)
Equity in income (loss) of consolidated subsidiaries	(786)	(786)	1,223	—	349	—

Net income (loss)	$(786)	$(786)	$(786)	$1,223	$349	$(786)

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF INCOME

(Unaudited)
For the Three Months Ended September 30, 2003
(Amounts in thousands)

	Parent
	Company		Guarantor	Non-Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Elimination	Consolidated

Revenues	$—	$—	$57,023	$11,749	$—	$68,772
Costs of operations	—	—	43,247	9,975	—	53,222

Gross profit	—	—	13,776	1,774	—	15,550
Corporate operating expenses	—	—	(3,503)	—	—	(3,503)
Equity in earnings of unconsolidated partnerships	—	—	759	—	—	759
Interest expense, net	—	—	(9,695)	(426)	—	(10,121)

Income before income taxes	—	—	1,337	1,348	—	2,685
Provision for income taxes	—	—	1,075	—	—	1,075

Income before equity in income of consolidated subsidiaries	—	—	262	1,348	—	1,610
Equity in income of consolidated subsidiaries	1,610	1,610	1,348	—	(4,568)	—

Net income	$1,610	$1,610	$1,610	$1,348	$(4,568)	$1,610

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (Unaudited)

For the Three Months Ended September 30, 2004

(Amounts in thousands)

	Parent
	Company		Guarantor	Non-Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Eliminations	Consolidated

OPERATING ACTIVITIES:
Net income (loss)	$(786)	$(786)	$(786)	$1,223	$349	$(786)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	—	—	15,050	1,298	—	16,348
Equity in income (loss) of consolidated subsidiaries	786	786	(1,223)	—	(349)	—
Cash provided by (used in) changes in operating assets and liabilities:
Trade accounts receivables , net	—	—	1,210	(66)	—	1,144
Intercompany receivables, net	—	571	708	(1,279)	—	—
Other current assets	—	—	532	(8)	—	524
Accounts payable and other accrued expenses	—	—	3,418	174	—	3,592

Net cash provided by operating activities	—	571	18,909	1,342	—	20,822

INVESTING ACTIVITIES:
Additions to property and equipment	—	—	(6,864)	(1,355)	—	(8,219)
Other	—	—	(101)	293	—	192

Net cash used in investing activities	—	—	(6,965)	(1,062)	—	(8,027)

FINANCING ACTIVITIES:
Principal payments of notes payable and capital lease obligations	—	(566)	(1,334)	(181)	—	(2,081)
Other	—	(5)	8	148	—	151

Net cash used in financing activities	—	(571)	(1,326)	(33)	—	(1,930)

INCREASE IN CASH AND CASH EQUIVALENTS	—	—	10,618	247	—	10,865
Cash, beginning of period	—	—	25,820	4,592	—	30,412

Cash, end of period	$—	$—	$36,438	$4,839	$—	$41,277

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (Unaudited)

For the Three Months Ended September 30, 2003

(Amounts in thousands)

	Parent
	Company		Guarantor	Non-Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Eliminations	Consolidated

OPERATING ACTIVITIES:
Net income	$1,610	$1,610	$1,610	$1,348	$(4,568)	$1,610
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	—	—	12,463	1,339	—	13,802
Equity in income of consolidated subsidiaries	(1,610)	(1,610)	(1,348)	—	4,568	—
Cash provided by (used in) changes in operating assets and liabilities:
Trade accounts receivables , net	—	—	(3,235)	(123)	—	(3,358)
Intercompany receivables, net	—	(49,497)	54,098	(4,601)	—	—
Other current assets	—	—	2,410	164	—	2,574
Accounts payable and other accrued expenses	—	—	2,944	19	—	2,963

Net cash provided by (used in) operating activities	—	(49,497)	68,942	(1,854)	—	17,591

INVESTING ACTIVITIES:
Acquisitions of fixed-site centers and mobile facilities	—	—	(52,515)	—	—	(52,515)
Additions to property and equipment	—	—	(8,177)	(209)	—	(8,386)
Other	—	—	(398)	—	—	(398)

Net cash used in investing activities	—	—	(61,090)	(209)	—	(61,299)

FINANCING ACTIVITIES:
Principal payments of notes payable and capital lease obligations	—	(503)	(1,295)	(149)	—	(1,947)
Proceeds from issuance of notes payable	—	50,000	—	1,125	—	51,125
Other	—	—	(1,130)	1,080	—	(50)

Net cash provided by (used in) financing activities	—	49,497	(2,425)	2,056	—	49,128

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	—	5,427	(7)	—	5,420
Cash, beginning of period	—	—	15,965	3,589	—	19,554

Cash, end of period	$—	$—	$21,392	$3,582	$—	$24,974

COMBINED FINANCIAL STATEMENTS

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF

COMPREHENSIVE MEDICAL IMAGING, INC.
Years Ended December 31, 2003, 2002 and 2001

with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT AUDITORS

The Board of Directors

Cardinal Health 414, Inc.

      We have audited the accompanying combined balance sheets of the Phoenix, Northern California and Central Regions (the Group) of Comprehensive Medical Imaging, Inc., a wholly owned group of medical imaging centers of Cardinal Health 414, Inc. (formerly known as Syncor International Corp.), as of December 31, 2003 and 2002, and the related combined statements of operations, owner’s equity and cash flows for each of the three years in the period ended December 31, 2003. These combined financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As described in Note 2 to the combined financial statements, the Group relies on its Parent Company for funding of its operations.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Phoenix, Northern California and Central Regions of Comprehensive Medical Imaging, Inc. at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States.

      As described in Note 2 to the combined financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

/s/ ERNST & YOUNG LLP

Los Angeles, California

May 7, 2004

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF

COMPREHENSIVE MEDICAL IMAGING, INC.

COMBINED BALANCE SHEETS

	December 31,	December 31,
	2003	2002

	(In thousands)
ASSETS
Current assets:
Cash	$126	$860
Trade receivables, less allowance for doubtful accounts of $4,836 and $4,414 in 2003 and 2002, respectively	16,501	12,123
Deferred taxes	2,797	3,004
Prepaids and other current assets	868	1,250

Total current assets	20,292	17,237
Property and equipment, net	19,014	27,059
Excess of purchase price over net assets acquired	29,515	27,329
Other assets	412	417

Total assets	$69,233	$72,042

LIABILITIES AND OWNER’S EQUITY
Current liabilities:
Accounts payable	$636	$691
Accrued liabilities	3,311	1,704
Accrued radiology fees	3,336	2,640
Accrued wages and related costs	2,005	2,400
Current maturities of long-term debt	5,362	4,918

Total current liabilities	14,650	12,353
Long-term debt, net of current maturities	7,204	12,045
Deferred taxes	35	594
Other liabilities	996	1,123
Due to Syncor and CMI	37,388	37,254
Owner’s equity:
Capital Contribution	1,077	1,077
Distributions	(2,309)	(2,309)
Retained earnings	10,192	9,905

Total owner’s equity	8,960	8,673

Total liabilities and owner’s equity	$69,233	$72,042

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF

COMPREHENSIVE MEDICAL IMAGING, INC.

COMBINED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended	Year Ended
	December 31, 2003	December 31, 2002	December 31, 2001

	(In thousands)
Net revenues	$59,557	$55,685	$52,391
Cost of revenues	18,922	17,267	16,112

Gross profit	40,635	38,418	36,279
Operating, general and administrative expenses	24,992	20,337	18,061
Provision for losses on receivables	4,189	2,784	3,083
Deprecation and amortization	8,358	6,614	6,787
Goodwill and long-lived asset impairment (note 2)	1,142	7,207	—
Special charges (notes 1 and 7)	—	3,150	—

Operating income (loss)	1,954	(1,674)	8,348
Other income (expense):
Interest income	—	3	9
Interest expense	(1,601)	(2,759)	(3,665)
Equity in gains (losses) from joint venture	112	(169)	(52)
Other, net	47	(850)	229

Other expense, net	(1,442)	(3,775)	(3,479)

Income (loss) from operations before taxes	512	(5,449)	4,869
Provision (benefit) for income taxes	235	(2,071)	2,006

Income (loss) before minority interest	277	(3,378)	2,863
Minority interest	10	21	(100)

Net income (loss)	$287	$(3,357)	$2,763

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF

COMPREHENSIVE MEDICAL IMAGING, INC.

COMBINED STATEMENTS OF OWNER’S EQUITY

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2003	2002	2001

	(In thousands)
Beginning capital contributions	$1,077	$349	$349
Contributions from joint venture partners	—	728	—

Ending capital contributions	$1,077	$1,077	$349

Beginning distributions	$(2,309)	$(1,309)	$(1,309)

Distributions to joint venture partners	—	(1,000)	—
Ending distributions	$(2,309)	$(2,309)	$(1,309)

Beginning retained earnings	$9,905	$13,262	$10,499
Net income (loss)	287	(3,357)	2,763

Ending retained earnings	$10,192	$9,905	$13,262

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF

COMPREHENSIVE MEDICAL IMAGING, INC.

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2003	2002	2001

	(In thousands)
Cash flows from operating activities:
Net income (loss)	$287	$(3,357)	$2,763
Minority interest	(10)	(21)	100
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,358	6,614	6,787
Goodwill and long-lived asset impairment	1,142	7,207	—
Provision for losses on receivables	4,189	2,784	3,083
Equity in losses from joint ventures	(112)	169	52
Provision for deferred taxes	(352)	(2,292)	(559)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable — trade	(8,567)	(429)	(8,304)
Prepaids and other current assets	382	(197)	115
Other assets	(192)	179	(126)
Accounts payable	(55)	113	29
Accrued liabilities, radiology fees and other	2,198	694	(1,362)
Accrued wages and related costs	(395)	1,473	(27)

Net cash provided by operating activities	6,873	12,937	2,551
Cash flows from investing activities:
Purchase of property and equipment, net	(1,455)	(9,547)	(9,175)
Contributions from consolidated joint ventures	—	728	—
Distributions to consolidated joint ventures	—	(1,000)	—
Payments for acquisitions, net of cash	(1,889)	—	(4,288)

Net cash used in investing activities	(3,344)	(9,819)	(13,463)
Cash flows from financing activities:
Proceeds from long-term debt	—	6,383	4,420
Repayment of long-term debt	(4,397)	(3,704)	(3,323)
Change in due to Syncor and CMI	134	(6,102)	10,258

Net cash (used in) provided by financing activities	(4,263)	(3,423)	11,355
Net change in cash	(734)	(305)	443
Cash at beginning of year	860	1,165	722

Cash at end of year	$126	$860	$1,165

See accompanying notes to combined financial statements.

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF

COMPREHENSIVE MEDICAL IMAGING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1.	Description of Business

      The Phoenix, Northern California and Central Regions (the Group) consist of 22 wholly owned medical imaging centers, two imaging centers where the Group owns a 50% or greater interest through joint venture arrangements, regional billing centers as well as operations centers, all of which are owned by Comprehensive Medical Imaging, Inc (CMI), a wholly owned subsidiary of Cardinal Health 414, Inc. (formerly known as Syncor International Corporation — Syncor). Effective January 1, 2003, Syncor became a wholly owned subsidiary of Cardinal Health, Inc. (Cardinal Health).

      The 22 medical imaging centers included in this Group are as follows:

Comprehensive Medical Imaging — Biltmore, Inc.

Comprehensive Medical Imaging Centers, Inc.
  (Gateway)
Mountain View MRI, JV
Syncor Diagnostics Bakersfield, LLC
Syncor Diagnostics Sacramento, LLC
Los Gatos Imaging Center, JV
IMI Kansas City, Inc.
Jefferson MRI, JV
Comprehensive Medical Imaging — Fairfax, Inc.
Comprehensive OPEN MRI — Garland, Inc.
  (West El Paso)
MRI of Woodbridge, JV
Comprehensive OPEN MRI — East Mesa, Inc.
Mesa MRI, JV
TME Arizona, Inc.
Comprehensive Medical Imaging —
  Bakersfield, Inc.
Comprehensive OPEN MRI —
  Carmichael/ Folsom, LLC (Folsom)
Comprehensive Medial Imaging — Fremont, Inc.
Comprehensive Medical Imaging —
  San Francisco, Inc.
Jefferson MRI — Bala, JV
Comprehensive OPEN MRI — Garland Inc.
  (East El Paso)
IMI of Arlington, Inc.
Phoenix Regional PET Center — Thunderbird,
  LLC (50% owned through April 1, 2003)

      The joint ventures and CMI’s related interests are as follows:

Joint Venture Name	CMI Ownership Percentage

Santa Cruz Comprehensive Imaging, LLC	57%
MRI Equipment Partners, Inc.	59%

      On June 14, 2002, Syncor announced its decision to discontinue its medical imaging business — CMI, which includes the imaging centers in the Group. Subsequent to June 14, 2002, Syncor actively marketed the CMI operations for sale and considered offers for the sale of its imaging business in the United States and Puerto Rico. During the twelve months ended December 31, 2002, CMI recorded a restructuring charge related to its decision to discontinue the medical imaging business. The total amount of the charge was $10.8 million, which consists primarily of severance of $6.0 million, the write-off of fixed assets of $1.8 million and $3.0 million related to transaction costs and other. This charge has been allocated to the individual imaging centers based upon relative net revenue. The total restructuring charge allocated to the Group in 2002 was approximately $3.9 million of which $3.2 million is included in special charges, $0.6 million is included in other expenses, and $0.1 million is included in the loss on investment related to the joint ventures. The remaining restructuring reserve of approximately $2.4 million is included in accrued liabilities as of December 31, 2003.

      The Group’s operations represent one operating business segment within CMI. The Group’s revenues are derived from medical imaging services in the United States. The medical imaging services the Group provides are primarily noninvasive procedures that generate representations of internal anatomy and convert them to film or digital media to aid in the detection and diagnosis of diseases and other disorders. The Group offers managed care organizations and other third-party payors a full complement of medical

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF
COMPREHENSIVE MEDICAL IMAGING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

imaging services, including magnetic resonance imaging, or MRI, computed tomography, or CT, traditional X-ray, mammography, ultrasound and fluoroscopy imaging, as well as Positron Emission Tomography (PET) imaging services. Management believes that the Group represents one operating segment based upon the guidance in Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, which requires companies to define and report financial and descriptive information about its operating segments.

      On April 1, 2004, InSight Health Corp. (InSight) acquired 21 of CMI’s diagnostic imaging centers (all of which are included in the Group). The acquisition was made pursuant to a stock purchase agreement dated February 13, 2004, by and among InSight, CMI, Cardinal Health, and Cardinal Health 414, Inc., as amended as of April 1, 2004.

Note 2.	Summary of Critical Accounting Estimates and Significant Accounting Policies

      Critical accounting policies are those accounting policies that can have a significant impact on the presentation of the Group’s financial condition and results of operations, and that require the use of complex and subjective estimates based upon past experience and management’s judgment. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates. Below are those policies applied in preparing the Group’s financial statements that management believes are the most dependent on the application of estimates and assumptions. For additional accounting policies, see Summary of Significant Accounting Policies below.

      Revenue Recognition. Medical imaging revenue is recognized at the time the imaging service is performed. Revenues are presented net of estimated customer contractual rate adjustments. Estimated allowances for contractual adjustments are made in the same month as the revenue is recorded and are adjusted in future periods, if necessary, as changes in estimated contractual rates are determined.

      Estimating Valuation Allowances for Doubtful Accounts and Contractual Adjustments. The allowances for doubtful accounts and contractual adjustments include management’s estimates and assumptions about collectibility of our accounts receivable. Management specifically analyzes historical bad debts, customer concentrations, customer credit-worthiness, current economic trends, aging of accounts and changes in payment terms, when evaluating the adequacy of the allowance for doubtful accounts. In evaluating the allowance for contractual adjustments, management relies on a combination of internal analysis and a review of contractual payment rates from private health insurance programs or under the federal Medicare and Medicaid programs. Any changes in these estimates or assumptions could cause material differences in recorded allowances.

      Concentration of Credit Risk. Financial instruments which potentially subject the Group to concentrations of credit risk consist primarily of accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of payors comprising the Group’s patient base.

      Valuation of Long-Lived Assets and Goodwill. We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in the manner of our use of the long-lived assets or the strategy for our overall business;

•	significant negative industry or economic trends;

•	our fair value relative to net book value.

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF
COMPREHENSIVE MEDICAL IMAGING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      When we determine that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on a projected undiscounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model.

      During July 2003, we determined that certain software costs were impaired, and accordingly we recorded an impairment charge in an amount of $1.1 million ($0.7 million net after tax).

      On January 1, 2002, Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, was effective and as a result, we ceased amortizing approximately $38.1 million of goodwill. In lieu of amortization, we were required to perform an initial impairment review of our recorded goodwill in 2002 and an annual impairment review thereafter. We completed our initial review prior to June 30, 2002; there was no adjustment to goodwill.

      Subsequent to September 30, 2002, we performed the annual impairment analysis as required by SFAS No. 142. Based upon the assessment of the anticipated sales values of the business assets, we concluded that the book value of the goodwill was impaired. As a result, we recognized an asset impairment charge in an amount of $7.2 million ($4.4 million net after tax) during the year ended December 31, 2002.

      We performed the required impairment tests of goodwill in 2003 and no impairment was identified.

      The following table reconciles the Group’s net income (loss) adjusted for the amortization of goodwill.

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2003	2002	2001

	(In thousands)
Reported net income (loss)	$287	$(3,357)	$2,763
Goodwill amortization (net of taxes)	—	—	1,012

Adjusted net income (loss)	$287	$(3,357)	$3,775

      Corporate Allocations. CMI and Syncor provide the Group with various administrative services such as accounting, billing and cash management services. The Group is assessed a fee for these services based upon the estimated costs incurred by CMI and Syncor, which directly benefit the Group. Factors considered in determining the amount to be allocated include total net revenues and headcount. This fee is included in operating, general and administrative expenses. In addition, CMI allocates its corporate assets and liabilities to its imaging centers based upon each center’s net revenues, as applicable.

      The Group is also assessed interest expense based upon our capital requirements defined as accounts receivable outstanding and fixed assets in relation to CMI’s combined total accounts receivable and fixed assets. See Note 7 for additional information on the corporate allocations.

Summary of Significant Accounting Policies:

      Principles of Combination: The combined financial statements include the assets, liabilities and operations of the 22 wholly owned imaging centers, MRI Equipment Partners, Inc., Santa Cruz Comprehensive Imaging, Inc., the regional billing centers, and the operations centers in each region of the Group. All significant inter-company accounts and transactions have been eliminated in combination.

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF
COMPREHENSIVE MEDICAL IMAGING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Investment in Center: Prior to April 1, 2003, the Group had significant influence over operations but lacked control over major decisions for Phoenix Regional PET — Thunderbird, LLC (Thunderbird). Accordingly, the Group accounted for its investment in Thunderbird under the equity method of accounting in accordance with APB No. 18, The Equity Method of Accounting for Investment in Common Stock. The investment in Thunderbird is included in the December 31, 2002 combined balance sheet under the category “Other Assets.” Effective April  1, 2003, CMI purchased the remaining 50% investment interest (see Note 3).

      Financial Instruments: The carrying value of financial instruments such as cash, trade receivables and payables, approximate fair value due to their short-term nature. The carrying value of payables due to Syncor and CMI approximate fair value since these are arms length in nature and due to the fact that while not short term, the nature of these payables are not settled over extended periods of time. The carrying value of fixed long-term debt approximates fair value based on quoted interest rates for similar types of borrowings.

      Property and Equipment: Property and equipment are stated at cost and depreciated or amortized on a straight-line basis over estimated useful lives ranging from two to fifteen years. Leasehold improvements are amortized over the lesser of the lease term or the useful life of the asset.

      Income Taxes: Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, which include the assets and liabilities allocated to the Group from CMI (see corporate allocations above). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      Liquidity: Syncor provides the Group with cash management services. We rely on these services provided by Syncor to obtain funding for current operations. At December 31, 2003, the payable due to Syncor and CMI was $37.4 million. At December 31, 2003, Syncor has pledged to provide continued financial support to the Group until the Group is sold.

      Use of Estimates: The Group’s management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the reporting of revenues and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ from those estimates.

      Reclassifications: Certain prior year amounts have been reclassified to conform to the current year’s presentation.

Note 3.	Acquisitions

Year Ended December 31, 2003

      On April 1, 2003, we purchased the remaining 50% interest in Thunderbird for a purchase price of $1.9 million. The results of operations related to this transaction are included in our combined financial statements from the effective acquisition date. Had the acquisition occurred at the beginning of 2003, our combined results would not have been materially different from reported results.

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF
COMPREHENSIVE MEDICAL IMAGING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Year Ended December 31, 2002

      During the year ended December 31, 2002, we did not complete an acquisition of or enter into an agreement to acquire additional imaging centers.

Year Ended December 31, 2001

      On September 1, 2001, we acquired two imaging centers in Texas, for a purchase price of $4.3 million. The results of operations related to these transactions are included in our combined financial statements from the effective acquisition date. Had the acquisitions occurred at the beginning of 2001, our combined results would not have been materially different from reported results.

      The following table represents the allocation of purchase price for these acquisitions during the years ended December 31, 2003 and 2001:

	Allocation of Acquisitions
	Purchase Price

	December 31,	December 31,
	2003	2001

	(In thousands)
Goodwill	$1,989	$6,236
Property and equipment	—	1,705
Other liabilities	(100)	(18)
Long-term debt	—	(3,635)

Net cash paid in connection with acquisitions	$1,889	$4,288

      We accounted for these transactions as purchases and the purchase prices were allocated as indicated above. Goodwill for these acquisitions prior to June 30, 2001 was being amortized over a period ranging from 15 to 30 years. Goodwill recorded related to acquisitions completed subsequent to June 30, 2001 is not subject to amortization. Effective January 1, 2002, we ceased amortization of all other goodwill in accordance with SFAS No. 142.

Note 4.	Property and Equipment, Net

      The major classes of property and equipment are as follows:

	December 31,	December 31,
	2003	2002

	(In thousands)
Land and buildings	$774	$571
Furniture and equipment	34,014	31,249
Leasehold improvements	9,261	8,582
Construction in progress	552	2,558

Total property and equipment	44,601	42,960
Less accumulated depreciation and amortization	(25,587)	(15,901)

Total property and equipment, net	$19,014	$27,059

      The Group leases certain equipment under capital leases which had a cost of $22.2 million and $18.6 million at December 31, 2003 and 2002, and accumulated amortization of $10.8 million and $6.2 million, respectively. Amortization of this equipment is included in depreciation expense.

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF
COMPREHENSIVE MEDICAL IMAGING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 5.	Goodwill

      The following table summarizes the changes in the carrying amount of goodwill for the years ended December 31, 2003, 2002 and 2001.

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2003	2002	2001

	(In thousands)
Beginning goodwill	$27,329	$34,525	$29,761
Goodwill acquired, net of purchase price and adjustments	2,186	11	6,254
Amortization	—	—	(1,490)
Impairment charge	—	(7,207)	—

Ending goodwill balance	$29,515	$27,329	$34,525

Note 6.	Investment in Affiliated Centers

      During 2001, CMI made a 50% equity investment in Thunderbird. This investment is recorded under the equity method of accounting in 2001, 2002, and the three months ended March 31, 2003. On April 1, 2003, CMI purchased the remaining 50% interest in Thunderbird (see Note 3). The following table summarizes the results of operations of the joint venture for the years ended December 31, 2002 and the financial position as of December 31, 2002. Data for the three months ended March 31, 2003 is not presented based on its insignificance due to the purchase transaction noted above.

	December 31,	December 31,
	2002	2001

	(In thousands)
Earnings Data:
Revenue	$1,240	$—
Operating income (loss) before corporate allocations	76	(97)
Net income (loss) before corporate allocations	10	(97)
Group’s allocable share of net income (loss) before corporate allocations	5	(48)
Net corporate allocations	(174)	(3)
Net loss-after corporate allocations	(164)	(100)
Group’s allocable share of net loss after corporate allocation	(169)	(51)

Balance Sheet Data:
Current assets	$434
Total assets	1,427

Current liabilities	405
Total liabilities	1,214
Equity	213

Total liabilities and equity	1,427

      The Group has recorded its allocable share of net earnings after corporate allocations in other income (expense) in the accompanying combined statements of operations. The Group’s allocable share of the net

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF
COMPREHENSIVE MEDICAL IMAGING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

corporate allocations attributable to the joint venture for 2002 and 2001 is 100% rather than 50% since these costs were incurred on behalf of the joint venture and are not recoverable from the other joint venture partner. See Note 7 for discussion of corporate allocations.

Note 7.	Related Party Transactions and Allocations

      CMI and Syncor provide the Group with various services and funding, which have been allocated to the Group’s financial statements as described below. The allocations to the Group are recorded through a net intercompany payable account (payable due to Syncor and CMI). As of December 31, 2003 and 2002, the Group’s payable due to Syncor and CMI was $37.4 million and $37.3 million, respectively.

      CMI and Syncor provide the Group with certain administrative services such as accounting and billing services. Syncor also provides the Group with general and professional liability insurance coverage with limits of $1,000,000 per occurrence and $3,000,000 in the aggregate. The combined financial statements include a corporate overhead allocation, which is based upon the estimated allocation of costs incurred by CMI and Syncor, which directly benefit the Group. Allocation is based on the Group’s pro-rated share of CMI total net revenue and headcount. These costs are included in operating, general and administrative and depreciation and amortization expenses.

      CMI allocates its corporate assets and liabilities to its imaging centers based upon each center’s net revenues, as applicable. These assets and liabilities represent the administrative services’ and billing services’ assets and liabilities. These assets and liabilities have been allocated to the Group since management believes these assets and liabilities are integral to the Group and reflect the Group’s financial position as if operated on a stand-alone basis or have been incurred specifically for the Group. These assets and liabilities are allocated to the imaging centers in the same manner as the expenses. In addition, goodwill is carried on CMI’s balance sheet and is allocated to the imaging centers based on actual goodwill acquired for that imaging center.

      Syncor also provides centralized treasury functions including cash management services. As part of these services, surplus cash is remitted to Syncor and Syncor advances cash, as necessary, to the Group. Syncor utilizes its unsecured revolving line of credit agreement and other credit facilities to obtain outside funding for the Group, as necessary. Syncor allocates its interest expense to the Group based upon our use of capital defined as accounts receivable and fixed assets outstanding in relation to CMI’s combined total accounts receivable and fixed assets. As of December 31, 2003, 2002 and 2001, our total accounts receivable and fixed assets represented approximately 63%, 32% and 28% of CMI’s total combined amounts, respectively. As such, our allocation received was approximately 63%, 32% and 28% of the total interest expense incurred by Syncor related to these borrowings for the years ended December 31, 2003, 2002 and 2001, respectively. In addition, Syncor provides the Group’s employees with benefits. Our employees participate in Syncor’s 401(k) plan, Employees’ Savings and Stock Ownership Plan (ESSOP), Syncor’s stock option program and other benefit programs such as health insurance. The Group estimates and records the costs of these benefits as well as the employer portion of payroll taxes based upon a percentage of total payroll expense. This percentage is approximately 24% of total gross payroll and is included in the combined statements of operations.

      Syncor’s 401(k) plan is open to all employees of Syncor and its subsidiaries who are at least 18 years of age and have a minimum of three consecutive months of service. Under Syncor’s ESSOP, participants may contribute one percent to fourteen percent of their compensation to 401(k) investment options and an additional two percent of their compensation to purchase Syncor stock. Syncor makes matching contributions to 50 percent of the employees’ 401(k) investment contributions up to a maximum of four percent of the employee’s compensation and to 100 percent of the employees’ Syncor stock purchases up to two percent of the employee’s compensation. The matching contribution is made in Syncor stock.

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF
COMPREHENSIVE MEDICAL IMAGING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Participants are fully and immediately vested in their contributions and vest in employer contributions over a five-year period of continuous employment. After five years of continuous employment, any further employer contributions are fully and immediately vested. Subsequent to January 1, 2003, the investment option for Syncor stock has been changed to Cardinal Health stock and matching contributions are made in Cardinal Health stock.

      The following is a reconciliation of the Group’s statement of financial position before the allocations discussed above from Syncor and CMI and as reported.

	December 31, 2003

	Before		As
	Allocations	Allocations	Reported

	(In thousands)
ASSETS
Current assets:
Cash	$126	$—	$126
Trade receivables, net	16,501	—	16,501
Deferred taxes	—	2,797	2,797
Prepaids and other current assets	432	436	868

Total current assets	17,059	3,233	20,292
Property and equipment, net	18,900	114	19,014
Excess of purchase price over net assets acquired	—	29,515	29,515
Other assets	139	273	412

Total assets	$36,098	$33,135	$69,233

LIABILITIES AND OWNER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$402	$234	$636
Accrued liabilities	1,320	1,991	3,311
Accrued radiology fees	3,336	—	3,336
Accrued wages and related costs	1,475	530	2,005
Current maturities of long-term debt	5,362	—	5,362

Total current liabilities	11,895	2,755	14,650
Long-term debt, net of current maturities	7,204	—	7,204
Deferred taxes	—	35	35
Other liabilities	996	—	996
Due to (from) Syncor and CMI	(36,357)	73,745	37,388
Total owner’s equity (deficit)	52,360	(43,400)	8,960

Total liabilities and owner’s equity (deficit)	$36,098	$33,135	$69,233

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF
COMPREHENSIVE MEDICAL IMAGING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	December 31, 2002

	Before		As
	Allocations	Allocations	Reported

	(In thousands)
ASSETS
Current assets:
Cash	$860	$—	$860
Trade receivables, net	12,123	—	12,123
Deferred taxes	—	3,004	3,004
Prepaids and other current assets	1,136	114	1,250

Total current assets	14,119	3,118	17,237
Property and equipment, net	24,712	2,347	27,059
Excess of purchase price over net assets acquired	—	27,329	27,329
Other assets	384	33	417

Total assets	$39,215	$32,827	$72,042

LIABILITIES AND OWNER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$477	$214	$691
Accrued liabilities	732	972	1,704
Accrued radiology fees	2,640	—	2,640
Accrued wages and related costs	1,233	1,167	2,400
Current maturities of long-term debt	4,918	—	4,918

Total current liabilities	10,000	2,353	12,353
Long-term debt, net of current maturities	12,045	—	12,045
Deferred taxes	—	594	594
Other liabilities	1,123	—	1,123
Due to (from) Syncor and CMI	(26,302)	63,556	37,254
Total owner’s equity (deficit)	42,349	(33,676)	8,673

Total liabilities and owner’s equity (deficit)	$39,215	$32,827	$72,042

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF
COMPREHENSIVE MEDICAL IMAGING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      The following is a reconciliation of the Group’s operations before the allocations from Syncor and CMI and as reported.

	Year Ended December 31, 2003

	Before		As
	Allocations	Allocations	Reported

	(In thousands)
Net revenues	$59,351	$206	$59,557
Cost of revenues	18,877	45	18,922

Gross profit	40,474	161	40,635
Operating, general and administrative expenses	17,721	7,271	24,992
Provision for losses on receivables	4,189	—	4,189
Depreciation and amortization	7,402	956	8,358
Long-lived asset impairment	—	1,142	1,142

Operating income (loss)	11,162	(9,208)	1,954
Interest expense	(1,261)	(340)	(1,601)
Equity in gains from joint venture	112	—	112
Other, net	(12)	59	47

Income (loss) from operations before taxes	$10,001	$(9,489)	$512

	Year Ended December 31, 2002

	Before		As
	Allocations	Allocations	Reported

	(In thousands)
Net revenues	$55,417	$268	$55,685
Cost of revenues	17,476	(209)	17,267

Gross profit	37,941	477	38,418
Operating, general and administrative expenses	15,261	5,076	20,337
Provision for losses on receivables	2,784	—	2,784
Depreciation and amortization	6,427	187	6,614
Goodwill impairment	—	7,207	7,207
Special charges	—	3,150	3,150

Operating income (loss)	13,469	(15,143)	(1,674)
Interest income	3	—	3
Interest expense	(1,414)	(1,345)	(2,759)
Equity in losses from joint venture	(169)	—	(169)
Other, net	(143)	(707)	(850)

Income (loss) from operations before taxes	$11,746	$(17,195)	$(5,449)

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF
COMPREHENSIVE MEDICAL IMAGING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2001

	Before		As
	Allocations	Allocations	Reported

	(In thousands)
Net revenues	$52,446	$(55)	$52,391
Cost of revenues	16,348	(236)	16,112

Gross profit	36,098	181	36,279
Operating, general and administrative expenses	12,228	5,833	18,061
Provision for losses on receivables	3,083	—	3,083
Depreciation and amortization	5,040	1,747	6,787

Operating income (loss)	15,747	(7,399)	8,348
Interest income	9	—	9
Interest expense	(1,352)	(2,313)	(3,665)
Equity in losses from joint venture	(52)	—	(52)
Other, net	229	—	229

Income (loss) from operations before taxes	$14,581	$(9,712)	$4,869

Note 8.	Long-Term Debt

      The Group’s long-term debt is as follows:

	December 31,	December 31,
	2003	2002

	(In thousands)
Notes payable, payable in monthly installments through July 2005, with effective interest rates ranging from 5.3% to 12.0%	$3,634	$5,617
Capital lease obligations, payable in installments through January 2008, with effective interest rates ranging from 3.9% to 11.4%	8,932	11,346

Total debt	12,566	16,963
Less current maturities of long-term debt	(5,362)	(4,918)

	$7,204	$12,045

      At December 31, 2003, long-term debt maturing over the next five years is as follows (in thousands): 2004, $5,362; 2005, $4,274; 2006, $1,958; 2007, $956; and 2008, $16.

      Interest paid (in thousands) excluding corporate allocations was $1,261, $1,414 and $1,352 for the years ended December 31, 2003, 2002 and 2001, respectively.

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF
COMPREHENSIVE MEDICAL IMAGING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 9.	Income Taxes

      Income tax expense (benefit) attributable to income (loss) from operations consisted of:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2003	2002	2001

	(In thousands)
Current:
Federal	$537	$313	$2,187
State	50	(92)	378

Total current	587	221	2,565
Deferred:
Federal	(336)	(2,063)	(495)
State	(16)	(229)	(64)

Total deferred	(352)	(2,292)	(559)

Total income tax expense (benefit)	$235	$(2,071)	$2,006

      The amounts differed from the amounts computed by applying the federal income tax rate of 35 percent to pretax income from operations as a result of the following:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2003	2002	2001

	(In thousands)
Federal income taxes at “expected” rate	$179	$(1,907)	$1,704
Increase (decrease) in income taxes resulting from:
Meals and entertainment	24	15	16
State taxes, net of federal benefit	22	(209)	204
Other	10	30	82

Provision (benefit) for income taxes	$235	$(2,071)	$2,006

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF
COMPREHENSIVE MEDICAL IMAGING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 are presented below:

	December 31,	December 31,
	2003	2002

	(In thousands)
Compensated absences, principally due to accrual for financial reporting purposes	$108	$137
Accounts receivable, due to allowance for doubtful accounts	1,832	1,675
Accrued liabilities, primarily due to employee benefits and other accruals for financial reporting purposes	800	1,158
Deferred compensation, due to accrual for financial reporting purposes	57	34

Deferred tax asset — current	$2,797	$3,004

Plant, equipment and internal software, due to differences in depreciation and amortization	$273	$1,552
Goodwill	(238)	(958)

Deferred tax liability — long term	$35	$594

Net deferred tax asset	$2,762	$2,410

      Management has reviewed the recoverability of deferred tax assets and has determined that it is more likely than not that the deferred tax assets will be fully realized through prior and future taxable earnings, thus no valuation allowance is required.

Note 10.	Commitments

      The Group leases facilities and equipment with terms ranging from one year to fifteen years. The majority of property leases contain renewal options and some have escalation clauses for increases in property taxes and Consumer Price Index.

      Future minimum lease payments under capital leases and non-cancelable operating leases with terms greater than one year at December 31, 2003 were as follows:

	December 31, 2003

	Capital	Operating
	Leases	Leases

	(In thousands)
2004	$3,627	$2,503
2005	3,260	1,938
2006	2,033	1,610
2007	940	1,322
2008	16	1,117
Thereafter	—	3,586

	9,876	$12,076

Less amount representing interest	(944)

Present value of net minimum lease payments (including $3,133 classified as current)	$8,932

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF
COMPREHENSIVE MEDICAL IMAGING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Rental expense under operating leases was $3.0 million, $2.6 million and $2.2 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Note 11.	Litigation and Contingencies

      Syncor, CMI and the Group are involved in various litigation proceedings of a nature considered normal to their business, principally for breach of contract and other causes of action relating to professional services agreements with radiologists and/or radiology groups. While it is not feasible to predict or determine the final outcome of these proceedings, it is management’s opinion that such proceedings are without merit, or do not have a potential liability which would materially affect the financial condition or results of operations of the Group on a combined basis.

UNAUDITED COMBINED FINANCIAL STATEMENT

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF
COMPREHENSIVE MEDICAL IMAGING, INC.
Three Months Ended March 31, 2004 and March 31, 2003

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF

COMPREHENSIVE MEDICAL IMAGING, INC.

COMBINED BALANCE SHEETS

	March 31,	December 31,
	2004	2003

	(Unaudited)

	(In thousands)
ASSETS
Current assets:
Cash	$395	$126
Trade receivables, less allowance for doubtful accounts of $5,271 and $4,836 at March 31, 2004 and December 31, 2003, respectively	17,563	16,501
Deferred taxes	2,797	2,797
Prepaids and other current assets	524	868

Total current assets	21,279	20,292
Property and equipment, net	17,317	19,014
Excess of purchase price over net assets acquired	29,515	29,515
Other assets	464	412

Total assets	$68,575	$69,233

LIABILITIES AND OWNER’S EQUITY
Current liabilities:
Accounts payable	$325	$636
Accrued liabilities	3,743	3,311
Accrued radiology fees	3,463	3,336
Accrued wages and related costs	1,751	2,005
Current maturities of long-term debt	5,516	5,362

Total current liabilities	14,798	14,650
Long-term debt, net of current maturities	5,871	7,204
Deferred taxes	35	35
Other liabilities	984	996
Due to Syncor and CMI	37,478	37,388
Owner’s equity:
Capital Contribution	1,077	1,077
Distributions	(2,309)	(2,309)
Retained earnings	10,641	10,192

Total owner’s equity	9,409	8,960

Total liabilities and owner’s equity	$68,575	$69,233

See accompanying notes to combined financial statements.

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF

COMPREHENSIVE MEDICAL IMAGING, INC.

COMBINED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2004	2003

	(In thousands)
Net revenues	$14,061	$14,024
Cost of revenues	4,091	4,532

Gross profit	9,970	9,492
Operating, general and administrative expenses	6,570	5,438
Provision for losses on receivables	729	1,000
Depreciation and amortization	1,723	1,787

Operating income	948	1,267
Other income (expense):
Interest expense	(216)	(464)
Equity in gains from joint venture	—	112
Other, net	2	5

Other expense, net	(214)	(347)

Income from operations before taxes	734	920
Provision for income taxes	297	422

Income before minority interest	437	498
Minority interest	12	(20)

Net income	$449	$478

See accompanying notes to combined financial statements.

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF

COMPREHENSIVE MEDICAL IMAGING, INC.

COMBINED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2004	2003

	(In thousands)
Cash flows from operating activities:
Net income	$449	$478
Minority interest	(12)	20
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,723	1,787
Provision for losses on receivables	729	1,000
Equity in gains from joint ventures	—	(112)
Changes in operating assets and liabilities:
Accounts receivable — trade	(1,791)	(1,184)
Prepaids and other current assets	344	752
Other assets	(52)	33
Accounts payable	(311)	(346)
Accrued liabilities, radiology fees and other	559	225
Accrued wages and related costs	(254)	(368)

Net cash provided by operating activities	1,384	2,285
Cash flows from investing activities:
Purchase of property and equipment, net	(26)	(67)

Net cash used in investing activities	(26)	(67)
Cash flows from financing activities:
Repayment of long-term debt	(1,179)	(1,287)
Change in due to Syncor and CMI	90	(1,668)

Net cash used in financing activities	(1,089)	(2,955)
Net change in cash	269	(737)
Cash at beginning of period	126	860

Cash at end of period	$395	$123

See accompanying notes to combined financial statements.

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF

COMPREHENSIVE MEDICAL IMAGING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unaudited)

Note 1.	Description of Business

      The Phoenix, Northern California and Central Regions (the Group) consist of 22 wholly owned medical imaging centers, two imaging centers where the Group owns a 50% or greater interest through joint venture arrangements, regional billing centers as well as operations centers, all of which are owned by Comprehensive Medical Imaging, Inc. (CMI), a wholly owned subsidiary of Cardinal Health 414, Inc. (formerly known as Syncor International Corporation — Syncor). Effective January 1, 2003, Syncor became a wholly owned subsidiary of Cardinal Health, Inc. (Cardinal Health).

      The 22 medical imaging centers included in the Group are as follows:

Comprehensive Medical Imaging — Biltmore, Inc.

Comprehensive Medical Imaging Centers, Inc.
  (Gateway)
Mountain View MRI, JV
Syncor Diagnostics Bakersfield, LLC
Syncor Diagnostics Sacramento, LLC
Los Gatos Imaging Center, JV
IMI Kansas City, Inc.
Jefferson MRI, JV
Comprehensive Medical Imaging — Fairfax, Inc.
Comprehensive OPEN MRI — Garland, Inc.
  (West El Paso)
MRI of Woodbridge, JV
Comprehensive OPEN MRI — East Mesa, Inc.
Mesa MRI, JV
TME Arizona, Inc.
Comprehensive Medical Imaging —
  Bakersfield, Inc.
Comprehensive OPEN MRI —
  Carmichael/ Folsom, LLC (Folsom)
Comprehensive Medial Imaging — Fremont, Inc.
Comprehensive Medical Imaging —
  San Francisco, Inc.
Jefferson MRI — Bala, JV
Comprehensive OPEN MRI — Garland Inc.
  (East El Paso)
IMI of Arlington, Inc.
Phoenix Regional PET Center — Thunderbird,
  LLC (50% owned through April 1, 2003)

      The joint ventures and CMI’s related interests are as follows:

Joint Venture Name	CMI Ownership Percentage

Santa Cruz Comprehensive Imaging, LLC	57%
MRI Equipment Partners, Inc.	59%

      On June 14, 2002, Syncor announced its decision to discontinue its medical imaging business — CMI, which includes the imaging centers in the Group. Subsequent to June 14, 2002, Syncor actively marketed the CMI operations for sale and considered offers for the sale of its imaging business in the United States and Puerto Rico.

      The Group’s operations represent one operating business segment within CMI. The Group’s revenues are derived from medical imaging services in the United States. The medical imaging services the Group provides are primarily noninvasive procedures that generate representations of internal anatomy and convert them to film or digital media to aid in the detection and diagnosis of diseases and other disorders. The Group offers managed care organizations and other third-party payors a full complement of medical imaging services, including magnetic resonance imaging, or MRI, computed tomography, or CT, traditional X-ray, mammography, ultrasound and fluoroscopy imaging, as well as Positron Emission Tomography (PET) imaging services. Management believes that the Group represents one operating segment based upon the guidance in Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, which requires companies to define and report financial and descriptive information about its operating segments.

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF
COMPREHENSIVE MEDICAL IMAGING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 2.	Basis of Presentation

      The accompanying unaudited combined financial statements include the assets, liabilities and operations of the 22 wholly owned imaging centers, MRI Equipment Partners, Inc., Santa Cruz Comprehensive Imaging, Inc., the regional billing centers, and the operations centers in each region of the Group. All significant inter-company accounts and transactions have been eliminated in combination.

      The unaudited combined financial statements of the Group reflect all adjustments, consisting solely of normal recurring adjustments, needed to present fairly the financial results for these interim periods. The combined results of operations presented for the interim periods are not necessarily indicative of the results for a full year.

      Revenue Recognition. Medical imaging revenue is recognized at the time the imaging service is performed. Revenues are presented net of estimated customer contractual rate adjustments. Estimated allowances for contractual adjustments are made in the same month as the revenue is recorded and are adjusted in future periods, if necessary, as changes in estimated contractual rates are determined.

      Corporate Allocations. CMI and Syncor provide the Group with various administrative services such as accounting, billing and cash management services. The Group is assessed a fee for these services based upon the estimated costs incurred by CMI and Syncor, which directly benefit the Group. Factors considered in determining the amount to be allocated include total net revenues and headcount. This fee is included in operating, general and administrative expenses. In addition, CMI allocates its corporate assets and liabilities to its imaging centers based upon each center’s net revenues, as applicable.

      The Group is also assessed interest expense based upon our capital requirements defined as accounts receivable outstanding and fixed assets in relation to CMI’s combined total accounts receivable and fixed assets.

      Investment in Center: Prior to April 1, 2003, the Group had significant influence over operations but lacked control over major decisions for Phoenix Regional PET — Thunderbird, LLC (Thunderbird). Accordingly, the Group accounted for its investment in Thunderbird under the equity method of accounting in accordance with APB No. 18, The Equity Method of Accounting for Investment in Common Stock. Effective April 1, 2003, CMI purchased the remaining 50% investment interest in Thunderbird for a purchase price of $1.9 million. The results of operations for Thunderbird are included in our combined financial statements from the effective acquisition date. Had the acquisition occurred at the beginning of 2003, our combined results would not have been materially different from reported results.

Note 3.	Goodwill

      Effective January 1, 2002, the Group adopted SFAS No. 142, Goodwill and Other Intangible Assets. Under the new rule, goodwill is no longer amortized, but is subject to impairment tests on an annual basis or more frequently if impairment indicators exist. Impairment is measured by comparing the goodwill derived from a hypothetical purchase price allocation to the carrying value of the goodwill balance. No goodwill impairment indicators existed for the three months ended March 31, 2004 and, as a result, impairment testing was not required.

Note 4.	Litigation and Contingencies

      Syncor, CMI and the Group are involved in various litigation proceedings of a nature considered normal to their business, principally for breach of contract and other causes of action relating to professional services agreements with radiologists and/or radiology groups. While it is not feasible to predict or determine the final outcome of these proceedings, it is management’s opinion that such

PHOENIX, NORTHERN CALIFORNIA AND CENTRAL REGIONS OF
COMPREHENSIVE MEDICAL IMAGING, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

proceedings are without merit, or do not have a potential liability which would materially affect the financial condition or results of operations of the Group on a combined basis.

Note 5.	Subsequent Event

      On April 1, 2004, InSight Health Corp. (InSight) acquired 21 of CMI’s diagnostic imaging centers (all of which are included in the Group). The acquisition was made pursuant to a stock purchase agreement dated February 13, 2004, by and among InSight, CMI, Cardinal Health, and Cardinal Health 414, Inc., as amended as of April 1, 2004.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

For the Year Ended June 30, 2004

				CMI		CMI		Pro
	Historical	Pro Forma	Historical	Centers		Acquisition		Forma
	Company	CDL(1)	CMI	Not Acquired		Adjustments		Combined

	(Amounts in thousands)
REVENUES	$290,884	$1,847	$44,023	$(2,890	)(2)	$—		$333,864

COSTS OF OPERATIONS
Cost of services	168,700	774	15,980	(1,377	)(2)	—		184,077
Provision for doubtful accounts	4,998	—	2,755	(188	)(2)	—		7,565
Equipment leases	990	—	63	—		—		1,053
Depreciation and amortization	58,733	274	6,427	(544	)(2)	80	(3)	64,970

Total costs of operations	233,421	1,048	25,225	(2,109)		80		257,665

Gross profit	57,463	799	18,798	(781)		(80)		76,199
CORPORATE OPERATING EXPENSES	(16,217)	—	(17,006)	787	(2)	—		(32,436)
GAIN ON SALE OF CENTER	2,129	—	—	—		—		2,129
EQUITY IN EARNINGS OF UNCONSOLIDATED PARTNERSHIPS	2,181	—	—	—		—		2,181
IMPAIRMENT AND RESTRUCTURING CHARGES			(1,142)					(1,142)
INTEREST EXPENSE, net	(40,682)	(172)	(889)	99	(2)	988	(4)
	—	—	—	—		(2,773	)(5)	(43,429)

Income (loss) before income taxes	4,874	627	(239)	105		(1,865)		3,502
PROVISION (BENEFIT) FOR INCOME TAXES	1,950	251	532	—		(1,333	)(6)	1,400

Net income (loss)	$2,924	$376	$(771)	$105		$(532)		$2,102

NOTES TO PRO FORMA CONDENSED STATEMENT OF INCOME (Unaudited)

      The unaudited pro forma combined condensed statement of income is based on the historical statements of income for the year ended June 30, 2004 and is presented as if the acquisitions had been consummated on July 1, 2002. The historical information of the acquisitions has been recast to conform with the Company’s year ended June 30, 2004.

      The pro forma combined condensed statement of income for the year ended June 30, 2004 reflects the following acquisition adjustments:

(1) To record the pro forma impact of the CDL acquisition in August 2003.

(2) To eliminate CMI centers not acquired in the acquisition.

(3) To record amortization of other intangible assets acquired in the CMI acquisition.

(4) To eliminate CMI interest expense resulting from the Company paying off CMI’s debt in the acquisition.

(5) To record interest expense for CMI acquisition financing.

(6) To record the estimated tax effect on the above entries using an effective rate of 40%.

      All tendered initial notes, executed letters of transmittal, and other related documents should be directed to the exchange agent. Requests for assistance and for additional copies of this prospectus, the letter of transmittal and other related documents should be directed to the exchange agent.

EXCHANGE AGENT:

U.S. BANK TRUST NATIONAL ASSOCIATION

By Facsimile:

(651) 495-8158

Confirm by telephone:

(800) 934-6802

By Mail, Hand or Courier:

U.S. Bank Trust National Association.
Corporate Trust Services
EP-MN-WS-2N
60 Livingston Avenue
St. Paul, MN 55107
Attention: Specialized Finance

      Until March 31, 2005, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

InSight Health Services Corp.

Offer to Exchange All Outstanding $25,000,000

Principal Amount of
9 7/8% Senior Subordinated Notes due 2011
for $25,000,000 Principal Amount of
9 7/8% Senior Subordinated Notes due 2011
That Have Been
Registered Under
the Securities Act of 1933